                                            As Filed Pursuant to Rule 424(b)(3)
                                            Registration No. 333-46381


PROSPECTUS

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                                  ECHLIN INC.
                                      FOR
                          $12.00 NET PER SHARE IN CASH
                                      AND
                          0.4796 SHARE OF COMMON STOCK
                                       OF

                                SPX CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON MAY 28, 1998 UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES IN CONNECTION WITH THE OFFER.

     SPX Corporation, a Delaware corporation ("SPX"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange the amount of $12.00 net in cash and 0.4796 share of common stock, par value $10.00 per share ("SPX Common Stock"), of SPX (the "Consideration"), for each outstanding share of common stock, par value $1.00 per share (each a "Share" and, collectively, the "Shares"), of Echlin Inc., a Connecticut corporation (the "Company") (including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The Connecticut Bank and Trust Company, N.A., as Rights Agent), validly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn. The 0.4796 figure is sometimes referred to herein as the "Exchange Ratio." Unless the context otherwise requires, all references to Shares shall include the associated Rights, and all references to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the context otherwise requires, all references to shares of SPX Common Stock shall include the associated preferred stock purchase rights (the "SPX Rights") issued pursuant to the Rights Agreement dated June 25, 1996, as amended (the "SPX Rights Agreement"), between SPX and The Bank of New York as Rights Agent, and all references to SPX Rights shall include all benefits that may inure to holders of the SPX Rights pursuant to the SPX Rights Agreement.

     On February 13, 1998, the last trading date preceding the date of the public announcement of SPX's proposal for a strategic business combination of the Company with SPX (the "Proposed Business Combination"), the closing price of a Share on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape was
$38 7/8. Based on the closing price of a share of SPX Common Stock on the NYSE Composite Tape on the same date ($75 1/16), the value of the SPX Common Stock offered pursuant to the Offer was $36.00 per Share and the Consideration had a total value of $48.00. On April 28, 1998, the date of this Prospectus, the value of the SPX Common Stock offered pursuant to the Offer was $34.56 per Share and the Consideration had a total value of $46.56, based upon the closing price of a share of SPX Common Stock on the NYSE Composite Tape on that date ($72 1/16). At the time the Offer is consummated, the Consideration may have a market value that is greater or lesser than either of those two amounts depending upon the market price of a share of SPX Common Stock at such time.

     SPX intends, as promptly as practicable following consummation of the Offer, to cause a wholly owned subsidiary of SPX to be merged into the Company (the "Merger"), in which each Share then outstanding will be converted into the right to receive the Consideration. Immediately following consummation of the Merger and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.
                                                   (Continued on following page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS

                             CIBC OPPENHEIMER CORP.

                 The date of this Prospectus is April 28, 1998
                            ------------------------

     SPX'S OBLIGATION TO EXCHANGE SHARES OF SPX COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST 66 2/3% OF THE TOTAL OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY SPX (THE "MINIMUM TENDER CONDITION"); (B) APPROVAL BY THE STOCKHOLDERS OF SPX OF THE ISSUANCE OF SHARES OF COMMON STOCK OF SPX PURSUANT TO THE OFFER AND THE MERGER (THE "SPX STOCKHOLDER APPROVAL CONDITION"); (C) THE REDEMPTION OF THE RIGHTS BY THE BOARD OF DIRECTORS OF THE COMPANY OR SPX BEING OTHERWISE SATISFIED THAT THE RIGHTS WILL NOT BE APPLICABLE TO THE ACQUISITION OF THE SHARES PURSUANT TO THE OFFER OR THE MERGER (THE "RIGHTS PLAN CONDITION"); (D) SPX BEING SATISFIED THAT SECTIONS 841 AND 844 OF THE CONNECTICUT BUSINESS CORPORATION ACT (THE "CONNECTICUT BUSINESS ACT") WILL NOT BE APPLICABLE TO THE OFFER AND THE MERGER (THE "BUSINESS COMBINATION STATUTES CONDITION"); AND (E) SPX HAVING OBTAINED SUFFICIENT FINANCING FOR THE CONSUMMATION OF THE OFFER AND THE MERGER (THE "FINANCING CONDITION"). THE MINIMUM TENDER CONDITION, THE SPX STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE BUSINESS COMBINATION STATUTES CONDITION, THE FINANCING CONDITION AND THE OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE OFFER -- CONDITIONS OF THE OFFER" ARE REFERRED TO COLLECTIVELY AS THE "OFFER CONDITIONS."
                            ------------------------

                                   IMPORTANT

     SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES, UNLESS THE RIGHTS PLAN CONDITION HAS BEEN SATISFIED OR WAIVED. UNLESS THE DISTRIBUTION DATE (AS HEREINAFTER DEFINED) OCCURS, A TENDER OF SHARES WILL CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS OR HER SHARES AND THE ASSOCIATED RIGHTS SHOULD EITHER (A) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE AND ANY OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT (AS HEREINAFTER DEFINED), AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, CERTIFICATES FOR THE RIGHTS TO THE EXCHANGE AGENT ALONG WITH THE LETTER OF TRANSMITTAL, DELIVER SUCH SHARES AND RIGHTS PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH HEREIN (IN THE CASE OF RIGHTS, ONLY IF SUCH PROCEDURES ARE AVAILABLE) OR COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES SET FORTH HEREIN OR (B) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM OR HER. A SHAREHOLDER HAVING SHARES AND RIGHTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE OR SHE DESIRES TO TENDER SUCH SHARES AND RIGHTS.

     ANY SHAREHOLDER THAT DESIRES TO TENDER HIS OR HER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY.

     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    2
COMPANY INFORMATION.........................................    3
FORWARD-LOOKING STATEMENTS..................................    4
PROSPECTUS SUMMARY..........................................    5
  SPX.......................................................    5
  The Company...............................................    5
  Reasons for the Offer.....................................    6
  Background of the Offer...................................    6
  Risk Factors..............................................    8
  The Offer.................................................    8
  Certain Federal Income Tax Consequences...................   10
  Effect of Offer on Market for Shares......................   10
  Dissenters' Rights........................................   11
  Comparison of Rights of Holders of Shares and SPX Common
     Stock..................................................   11
  Description of SPX Capital Stock..........................   11
  The Exchange Agent........................................   11
  Requests for Assistance and Additional Copies.............   11
  Market Prices and Dividends...............................   12
  Comparative Per Share Data................................   13
  Selected Historical Financial Data of SPX.................   15
  Selected Historical Financial Data of the Company.........   19
  Selected Pro Forma Condensed Combined Financial Data of
     SPX and the Company....................................   21
RISK FACTORS................................................   24
REASONS FOR THE OFFER.......................................   26
BACKGROUND OF THE OFFER.....................................   27
LITIGATION..................................................   29
THE SPECIAL MEETING.........................................   30
THE OFFER...................................................   31
  General...................................................   31
  The Rights................................................   32
  Timing of the Offer.......................................   32
  Extension, Termination and Amendment......................   33
  Exchange of Shares; Delivery of SPX Common Stock and Cash
     Consideration..........................................   34
  Cash in Lieu of Fractional Shares of SPX Common Stock.....   34
  Withdrawal Rights.........................................   34
  Procedure for Tendering...................................   35
  Federal Income Tax Withholding and Backup Withholding.....   38
  Certain Federal Income Tax Consequences...................   38
  Rights....................................................   41
  Effect of Offer on Market for Shares; Registration under
     the Exchange Act.......................................   41
  Purpose of the Offer; the Merger..........................   42

  Conditions of the Offer...................................   42
  Source and Amount of Funds................................   47
  Debt Instruments of the Company...........................   47
  Relationships with the Company............................   48
  Fees and Expenses.........................................   49
  Accounting Treatment......................................   50
  Stock Exchange Listing....................................   50
THE MERGER..................................................   50
  General...................................................   50
  Dissenters' Rights........................................   50
BUSINESSES OF SPX AND THE COMPANY...........................   51
  SPX.......................................................   51
  The Company...............................................   51
DESCRIPTION OF SPX CAPITAL STOCK............................   52
COMPARISON OF RIGHTS OF HOLDERS OF SHARES AND SPX COMMON
  STOCK.....................................................   53
MARKET PRICES AND DIVIDENDS.................................   63
COMPARATIVE PER SHARE DATA..................................   64
SELECTED HISTORICAL FINANCIAL DATA OF SPX...................   66
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY...........   70
PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF SPX AND THE
  COMPANY...................................................   74
PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF SPX.........   81
VALIDITY OF SPX COMMON STOCK................................   83
EXPERTS.....................................................   83

                             AVAILABLE INFORMATION

     SPX and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by SPX or the Company with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. SPX and the Company are electronic filers with the Commission, which maintains a website containing reports, proxy and other information statements at the following location: http://www.sec.gov. The Shares are listed on the NYSE, the Pacific Exchange, Inc. (the "PE") and the International Stock Exchange in London under the symbol "ECH". The shares of SPX Common Stock are listed on the NYSE and the PE under the symbol "SPW". The periodic reports, proxy statements and other information filed by SPX and the Company with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of the PE at 301 Pine Street, San Francisco, California 94104.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") covering the SPX Common Stock offered hereby which has been filed with the Commission. Reference is hereby made to the Registration Statement for further information with respect to SPX, the Company and the securities offered hereby. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Not later than the date of commencement of the Offer, SPX will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such schedule and any amendments thereto will not be available at the regional offices of the Commission).

     Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, SPX has requested that the Company and its independent public accountants provide to SPX the information required for complete disclosure concerning the business, operations, financial condition and management of the Company. SPX will provide any and all information which it receives from the Company prior to the expiration of the Offer and which SPX deems material, reliable and appropriate in a subsequently prepared amendment or supplement thereto and will extend the Offer, in the manner set forth below under "The Offer-- Extension, Termination and Amendment," to ensure that five business days remain for shareholders to determine whether to tender their Shares in the Offer subsequent to the date of such amendment or supplement. An audit report has been issued on the Company's year-end financial statements and is included in the Company's public filings with the Commission. SPX has used its best efforts to obtain the consent of the Company's independent public accountants to the inclusion herein of the report of such independent public accountants on the financial statements of the Company that are included or incorporated by reference herein. SPX has not been successful to date. In the event such consent is obtained, SPX will promptly file such consent as an exhibit to the Registration Statement, of which this Prospectus is a part.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to such documents which are not specifically incorporated by reference to such documents) are available without charge upon request to: Corporate Secretary, SPX Corporation, 700 Terrace Point Drive, Muskegon, MI 49443. Requests may be directed to SPX's Secretary at (616) 724-5000. In order to ensure timely delivery of such documents, any request for documents should be submitted no later than five business days prior to the expiration date of the Offer.

     The following documents filed with the Commission by SPX (File No. 1-6948) are incorporated herein by reference:

          (i) SPX's Annual Report on Form 10-K for the year ended December 31, 1997 ("SPX's 1997 Form 10-K");

          (ii) SPX's Quarterly Report on Form 10-Q for the period ended June 30, 1997 ("SPX's 1997 Second Quarter Form 10-Q");

          (iii) SPX's Current Report on Form 8-K, dated February 21, 1997;

          (iv) SPX's Solicitation Statement on Schedule 14A, dated March 6, 1998, to the shareholders of the Company and all subsequent filings of solicitation materials in connection with the solicitation of written demands to call a special meeting of the shareholders of the Company; and

          (v) SPX's Proxy Statement for its Annual Meeting of Stockholders to be held on May 20, 1998 ("SPX's 1998 Annual Meeting Proxy Statement").

     The following documents filed with the Commission by the Company (File No. 1-4651) are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (the "Company's 1997 Form 10-K") (except for the report of the Company's independent accountants contained therein which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained);

          (ii) the Company's Proxy Statement for the Annual Meeting of Shareholders held on December 17, 1997 (the "Company's 1997 Annual Meeting Proxy Statement");

          (iii) the Company's Quarterly Reports on Form 10-Q for the periods ended November 30, 1997 and February 28, 1998 (the "Company's 1998 First Quarter Form 10-Q" and the "Company's 1998 Second Quarter Form 10-Q," respectively); and

          (iv) the Company's Revocation Solicitation Statement on Schedule 14A, dated March 13, 1998, and all subsequent filings of solicitation materials in connection with the solicitation of revocations of written demands to call a special meeting of the shareholders of the Company.

     All documents filed by either SPX or the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to or contemporaneous with the date hereof and prior to the date the Shares are accepted for exchange or the Offer is terminated shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part hereof, except as so modified, and any statement so superseded shall not be deemed to constitute a part hereof.

                              COMPANY INFORMATION

     While SPX has included information concerning the Company insofar as it is known or reasonably available to SPX, the Company is not affiliated with SPX and the Company has not to date permitted access by SPX to the Company's books and records for the purpose of preparing this Prospectus. Therefore, information concerning the Company which has not been made public was not available to SPX for the purpose of preparing this Prospectus. Although SPX has no knowledge that would indicate that statements relating to the Company contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, SPX was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SPX OR BY THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, SPX MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SPX OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

     IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF SPX BY CIBC OPPENHEIMER CORP. ("CIBC OPPENHEIMER"), AS DEALER MANAGER, OR ONE OR MORE OTHER REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                           FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "REASONS FOR THE OFFER," AND "BACKGROUND OF THE OFFER," IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING SPX'S OR THE COMPANY'S FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, BUSINESS STRATEGY (INCLUDING FUTURE DISPOSITIONS OF ASSETS AND RESTRUCTURING OF OPERATIONS), BUDGETS, EXPECTED COST SAVINGS, PLANS AS TO DIVIDENDS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION SET FORTH IN ANY FORWARD-LOOKING STATEMENTS ARE DISCLOSED UNDER "RISK FACTORS" ("CAUTIONARY STATEMENTS"). ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO SPX OR TO PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. SPX WAS NOT INVOLVED IN THE PREPARATION OF ANY FORWARD-LOOKING STATEMENTS RELATING TO THE COMPANY INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IS NOT IN A POSITION TO VERIFY SUCH STATEMENTS AND TAKES NO RESPONSIBILITY THEREFOR.

     IN THE FEBRUARY 17, 1998 PRESS RELEASE ANNOUNCING THE PROPOSED BUSINESS COMBINATION AND IN CERTAIN SLIDES UTILIZED BY SPX REGARDING THE PROPOSED BUSINESS COMBINATION, CERTAIN CAUTIONS WERE GIVEN REGARDING THE FORWARD-LOOKING STATEMENTS CONTAINED THEREIN. TO THE EXTENT THESE MATERIALS WERE DEEMED ISSUED IN CONNECTION WITH THE OFFER, IT SHOULD BE NOTED THAT THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 DO NOT APPLY TO TENDER OR EXCHANGE OFFERS.

                               PROSPECTUS SUMMARY

     The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. Shareholders are urged to read this Prospectus and the attachments hereto, and the documents incorporated herein by reference, in their entirety. As used in this Prospectus, the terms "SPX" and the "Company" refer to SPX Corporation and Echlin Inc., respectively, and, unless the context otherwise requires, their subsidiaries.

SPX

     SPX is a global provider of Vehicle Service Solutions to franchised dealers of motor vehicle manufacturers and independent service locations, Service Support to vehicle manufacturers, and Vehicle Components to the worldwide motor vehicle industry.

     SPX is comprised of two business segments. The Service Solutions segment includes operations that primarily design, manufacture and market a wide range of specialty service tools, equipment and services to the global motor vehicle industry. Major customers are franchised dealers of motor vehicle manufacturers, aftermarket vehicle service facilities and independent distributors. Vehicle Components includes operations that primarily design, manufacture and market transmission and steering components for light- and heavy-duty vehicle markets, principally in North America and Europe. Major customers of this segment include vehicle manufacturers, other component manufacturers and the aftermarket.

     SPX was organized in 1911 under the laws of Michigan and reincorporated in Delaware in 1968. SPX was known as The Piston Ring Company until 1931, when it changed its name to Sealed Power Corporation. In 1988, it changed its name again to SPX Corporation. Today SPX is a multinational corporation with operations in 14 countries. SPX's corporate headquarters are located at 700 Terrace Point Drive, Muskegon, MI 49443-3301, telephone number (616) 724-5000.

     On April 21, 1998, SPX announced its first quarter 1998 results. Revenues were $230.4 million in the first quarter of 1998 compared to $236.7 million in the first quarter of 1997. The first quarter of 1997 included $23.5 million of revenues of the Sealed Power division which was sold on February 7, 1997. First quarter 1998 revenues were up 8% over the first quarter 1997 revenues if the revenues of the Sealed Power division are excluded. First quarter 1998 earnings per share were $1.54 and included a $0.66 per share unrealized gain on the investment in Shares, net of transaction costs associated with the Proposed Business Combination. First quarter 1997 earnings per share were $1.68 and included a $2.14 per share gain on the sale of the Sealed Power division, a $0.28 per share charge associated with certain litigation, and a $0.71 per share charge related to debt retirement. All per share information is presented on a diluted basis.

THE COMPANY

     The following information concerning the Company is excerpted from the Company's 1997 Form 10-K. See "Company Information."

     The Company was incorporated in the State of Connecticut in 1959 and is engaged in only one business segment, as a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles. The Company's principal products can be classified into the following categories: brake system, engine system, other vehicle parts and non-vehicular products.

     The Company's products are sold primarily as replacement products for use by professional technicians and by car and truck owners. Sales are made to automotive warehouse distributors, heavy-duty distributors, retailers, other parts manufacturers and parts remanufacturers. The Company also sells its products to original equipment manufacturers in both the automotive and heavy-duty markets.

     The Company's corporate headquarters are located at 100 Double Beach Road, Branford, CT 06405, telephone number (203) 481-5751.

REASONS FOR THE OFFER

     On February 17, 1998, SPX delivered a letter to the Board of Directors of the Company proposing to enter into the Proposed Business Combination pursuant to which shareholders of the Company would receive for each Share the Consideration in the amount of $12.00 net in cash and 0.4796 share of SPX Common Stock. The Consideration had a total value of $48.00 based on the $75 1/16 closing price of a share of SPX Common Stock on the NYSE Composite Tape on February 13, 1998, the last trading date preceding the date of the first public announcement of the Proposed Business Combination, and a total value of $46.56 based on the $72 1/16 closing price on the NYSE Composite Tape of a share of SPX Common Stock on April 28, 1998, the date of this Prospectus. At the time the Offer is consummated, the Consideration may have a market value that is greater or less than either of those two amounts depending upon the market price of a share of SPX Common Stock at such time. At a total value of $46.56, the Consideration represents a 20% premium over the $38 7/8 price at which a Share closed on the NYSE on February 13, 1998 and a 28% premium over the average trading price at which a Share closed on the NYSE during the 30 trading days preceding February 17, 1998. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization. However, because of the Company's negative responses to SPX's approaches over the several months prior to February 17, 1998 (see "Background of the Offer"), SPX also filed a Registration Statement, of which this Prospectus is part, with the Commission, so that the Proposed Business Combination may be effected by means of the Offer, to be followed by the Merger in which each Share not purchased in the Offer would be converted into the right to receive the Consideration. The exchange of Shares for the Consideration in the Offer and the Merger will be a taxable transaction. See "The Offer -- Certain Federal Income Tax Consequences."

     If the Merger is consummated, the Company will become a wholly owned subsidiary of SPX. If the Minimum Tender Condition is satisfied and the other Offer Conditions are satisfied or waived and the Offer is consummated, SPX will own at least 66 2/3% of the outstanding Shares, and will have sufficient voting power in the Company to approve the Merger independently of the votes of any other shareholders of the Company.

     SPX believes that the Offer is in the best interests of the Company's shareholders because, among other things, the Consideration will allow shareholders of the Company to realize a substantial premium for their Shares in cash immediately, while continuing, through their ownership of SPX Common Stock, to participate in the future growth of the combined company. See "Reasons for the Offer."

BACKGROUND OF THE OFFER

     In February 1997, John B. Blystone, Chairman and Chief Executive Officer of SPX, met with Trevor O. Jones, then Chairman and interim President and Chief Executive Officer of the Company, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met for several hours with Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of the Company, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick J. O'Leary, SPX's Vice President -- Finance and Chief Financial Officer, met with Robert Tobey, the Company's Vice President -- Corporate Development. These discussions were not fruitful, and SPX was informed that the Company had no interest in a business combination with SPX.

     On December 12, 1997, Mr. Blystone wrote a letter to Mr. McCurdy setting out the strategic rationale of a business combination of the two companies and the benefits to the Company's shareholders of the transaction. Although the letter stated that SPX anticipated a price in the $40's range, Mr. Blystone advised

Mr. McCurdy that SPX would be willing to revise its thinking if the Company could identify greater value in the transaction. Mr. Blystone, in his letter, further suggested that the letter be shared with the Company's Board of Directors and offered to meet with and make a presentation to the Board about any and all aspects of the proposed transaction.

     On December 17, 1997, Mr. Blystone received a letter from Mr. McCurdy stating that Mr. McCurdy had shared Mr. Blystone's views with the Company's Board of Directors, and that the Company's and the Board's position remained that the Company had no interest in further discussions with SPX.

     On December 18, 1997, Mr. Blystone sent a letter to each member of the Company's Board enclosing a copy of his December 12 letter and reiterating the merits of a strategic combination. Mr. Blystone once again offered to meet personally with and make a presentation to the Company's Board of Directors.

     On December 23, 1997, Mr. Blystone received a letter from Mr. McCurdy advising that the Company's Board of Directors was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

     On January 6, 1998, SPX notified the Company that it was that day filing a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), seeking to acquire up to 100% of the voting securities of the Company (the "HSR Filing").

     On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of the HSR Filing and advising SPX that the Company and its advisors stood ready to aggressively defend its shareholders' interests.

     On February 17, 1998, SPX sent the Board of Directors of the Company a letter setting forth the Proposed Business Combination and its merits and reaffirming its desire to enter into a negotiated transaction.

     On the same day, SPX filed a Registration Statement, of which this Prospectus is part, with the Commission. Concurrently, SPX filed preliminary solicitation materials with the Commission for use in soliciting written demands ("Demands") from the shareholders of the Company that a special meeting of shareholders (the "Special Meeting") be called and held for the purpose of removing the Board of Directors of the Company and replacing them with SPX's nominees. Under the Connecticut Business Act, holders of outstanding Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting have the right to demand that the Special Meeting be called and held. On February 17, 1998, SPX also delivered to the Company its Demand that the Special Meeting be called and held.

     On March 6, 1998, SPX filed definitive solicitation materials with the Commission and commenced its solicitation of Demands to call the Special Meeting, and, on March 25, 1998, SPX delivered to the Company Demands by holders of an aggregate of 28,253,762 Shares, representing (together with the Shares owned by SPX with respect to which a Demand had previously been delivered) approximately 45.8% of the outstanding Shares, which action SPX believes satisfies those provisions of the Connecticut Business Act and the Company's By-Laws setting forth the requirements for shareholders to call the Special Meeting. Assuming that valid Demands were delivered (see "Litigation"), under the Connecticut Business Act and the Company's By-Laws, the Special Meeting must have been called by April 24, 1998 and must be held by June 23, 1998. At various times through April 14, 1998, SPX delivered to the Company Demands by holders of an aggregate of 3,001,542 additional Shares, totaling (together with the Shares with respect to which Demands had previously been delivered) approximately 50.5% of the outstanding Shares.

     On March 24, 1998, SPX delivered a binding agreement to the Members of the Connecticut General Assembly that, for a term of at least three years following completion of the acquisition by SPX of all the outstanding stock of the Company, SPX would maintain at least the same aggregate number of employees as were employed on March 24, 1998 at the Company's Branford, Connecticut manufacturing facility (the "Branford Facility"), if the acquisition of the Company is completed in accordance with the terms of the Proposed Business Combination and within the timeframe contemplated under current Connecticut law, and if the State of Connecticut did not enact legislation impeding SPX's ability to acquire the Company.

     On March 25, 1998, SPX signed an agreement with the United Auto Workers ("UAW") in which SPX agreed with the UAW, among other things, that, if SPX is successful in completing a transaction to acquire the Company, and, thereafter, the UAW seeks to unionize the Branford Facility, neither party would, among other things, (a) attack the other party by impugning the other party's motives, integrity or character, (b) engage in threats, misrepresentations or delaying tactics to frustrate the desires of Company employees, or (c) commit an unfair labor practice.

     SPX does not anticipate any significant impact on its estimated cost savings or the pro forma operating results attributable to either the agreement to the Members of the Connecticut General Assembly or the agreement with the UAW. The former agreement covers approximately 800 employees in Connecticut, representing less than 3% of the Company's total workforce. The latter agreement prescribes a course of conduct by the parties and does not entail costs.

     On March 27, 1998, SPX announced that its Annual Meeting of Shareholders would be held on May 20, 1998, and that, at that meeting, SPX's shareholders would vote on approving the issuance of shares of SPX Common Stock in connection with the Proposed Business Combination, which approval would cause the SPX Stockholder Approval Condition to be satisfied.


     On April 6, 1998, the Company brought an action in Federal District Court in Connecticut alleging that most of the Demands which SPX had delivered on March 25, 1998 were invalid and stating that the Company did not intend to call the Special Meeting. SPX believes that the Demands are valid and that the lawsuit is without merit, and has filed counterclaims against the Company in the lawsuit. See "Litigation."


RISK FACTORS


     See "Risk Factors" beginning on page 24 for a discussion of certain factors that should be considered by shareholders in deciding whether to tender their Shares to SPX pursuant to the Offer.


THE OFFER


     General. SPX hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The Consideration consists of $12.00 in cash and 0.4796 share of SPX Common Stock. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on May 28, 1998, unless and until SPX extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by SPX, shall expire. See "The Offer -- General."


     Rights. Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

     Conditions of the Offer. SPX's obligation to exchange cash and shares of SPX Common Stock for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where permissible, waiver of each of the Offer Conditions. See "The Offer -- Conditions of the Offer."

     Subject to the applicable rules and regulations of the Commission, SPX expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange any Shares pursuant to the Offer or to amend or terminate the Offer and not to accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged upon the failure of any of the Offer Conditions to be satisfied. SPX reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the Offer Conditions (other than the SPX Stockholder Approval Condition and the condition related to the effectiveness of the Registration Statement). Although SPX reserves the right to do so, SPX does not currently intend to waive the Minimum Tender Condition, the Rights Plan Condition or the Business Combination Statutes Condition. See "The
Offer -- Conditions of the Offer." Waiver or amendment of certain conditions of the Offer may require an extension of the Offer.

     Regulatory Approvals. The acquisition of Shares by SPX pursuant to the Offer is subject to the HSR Act and the rules that have been promulgated thereunder. On January 6, 1998, SPX made the HSR Filing with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"). At 11:59 p.m. on February 5, 1998, the waiting period expired with respect to the HSR Filing.

     Timing of the Offer. The Offer is currently scheduled to expire at 12:00 midnight New York City time on May 28, 1998; however, it is SPX's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The
Offer -- Extension, Termination and Amendment" and "-- Conditions of the Offer." SPX has received a "highly confident" letter from Canadian Imperial Bank of Commerce ("CIBC") and its affiliate, CIBC Oppenheimer, dated February 13, 1998, in which the two entities state that they are highly confident of their ability to raise financing in the credit markets in an amount sufficient to consummate the acquisition of the Company, including the refinancing of existing debt of SPX and the Company, the payment of related fees and expenses, and the provision of working capital for SPX and its subsidiaries (the "Financing"). SPX believes that it is highly unlikely that it will not have obtained the Financing prior to five business days before the Expiration Date; however, in this unlikely event, SPX currently intends to extend the Offer to ensure that five business days remain for shareholders to tender their Shares in the Offer subsequent to SPX's obtaining the Financing. See "The Offer -- Source and Amount of Funds."

     In connection with the Offer, SPX solicited Demands and, on March 25, 1998, delivered to the Company the requisite number of Demands from the shareholders of the Company that a Special Meeting be called and held for the purpose of, among other things, removing the Board of Directors of the Company and electing five nominees of SPX (the "SPX Nominees") in their place. The Company disputes the validity of most of the Demands delivered by SPX and has filed suit in connection therewith. SPX believes the Demands delivered were valid and has brought various counterclaims against the Company. See "Litigation." Assuming SPX prevails in this dispute, under the Connecticut Business Act and the Company's By-Laws, the Special Meeting must have been called by April 24, 1998 and must be held by June 23, 1998. SPX expects that if the SPX Nominees are elected, they will take all action, subject to their fiduciary and statutory duties as Directors of the Company, to cause the Rights Plan Condition and the Business Combination Statutes Condition to be satisfied. At SPX's 1998 Annual Meeting of Shareholders to be held on May 20, 1998, SPX's shareholders will vote on approving the issuance of shares of SPX Common Stock in connection with the Proposed Business Combination, which approval would satisfy the SPX Stockholder Approval Condition.

     Extension, Termination and Amendment. SPX expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The
Offer -- Conditions of the Offer" shall have occurred or shall have been determined by SPX to have occurred, (a) to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by SPX in this paragraph are in addition to SPX's right to terminate the Offer as described in "The Offer -- Extension, Termination and Amendment." There can be no assurance that SPX will exercise its right to extend the Offer. However, it is SPX's current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The
Offer -- Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See "The Offer -- Withdrawal Rights."

     Exchange of Shares; Delivery of SPX Common Stock and Cash
Consideration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SPX will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The Offer -- Exchange of Shares; Delivery of SPX Common Stock and Cash Consideration."

     Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by SPX for the Consideration pursuant to the Offer, may also be withdrawn at any time after June 26, 1998. See "The Offer -- Withdrawal Rights."

     Procedure for Tendering Shares. For a Shareholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth under "The Offer -- Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or (ii) such shareholder must comply with the guaranteed delivery procedure set forth under "The Offer -- Procedure for Tendering."

     Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES (AND RIGHTS CERTIFICATES, IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Shares for SPX Common Stock and cash pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. If the Board of Directors of the Company agrees to discuss a business combination with SPX, the Offer and the Merger may be restructured to be a partially tax-free merger for U.S. federal income tax purposes.

     All Company shareholders should carefully read the summary of the federal income tax consequences of the Offer and the Merger under "The Offer -- Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

EFFECT OF OFFER ON MARKET FOR SHARES

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed on the NYSE, the PE and the International Stock Exchange in London. Depending on the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of the American exchanges for continued listing, and the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for margin loans made by brokers. See "The Offer -- Effect of Offer on Market for Shares; Registration under the Exchange Act."

DISSENTERS' RIGHTS

     Holders of Shares do not have dissenters' rights as a result of the Offer. In the event the Merger is consummated, holders of Shares will have dissenters' rights with respect to their Shares under Section 33-856 of the Connecticut Business Act assuming they comply with the procedural requirements of the Connecticut Business Act. See "The Merger -- Dissenters' Rights."

COMPARISON OF RIGHTS OF HOLDERS OF SHARES AND SPX COMMON STOCK

     As a consequence of the exchange of Shares for shares of SPX Common Stock in the Offer and the Merger, shareholders of the Company, a corporation incorporated under the laws of Connecticut, would become shareholders of SPX, a Delaware corporation. Such holders would have certain rights as shareholders of SPX that are different from the rights they currently have in the Company, both because of the differences between SPX's Restated Certificate of Incorporation, as amended ("SPX's Certificate of Incorporation"), and By-Laws, on the one hand, and the Company's Certificate of Incorporation, as amended (the "Company's Certificate of Incorporation"), and By-Laws, on the other hand, and because of differences between Connecticut and Delaware corporation law. For a comparison of the Certificate of Incorporation and By-Law provisions of SPX and the Company and of Connecticut and Delaware law, see "Comparison of the Rights of Holders of Shares and SPX Common Stock."

DESCRIPTION OF SPX CAPITAL STOCK

     The authorized capital of SPX consists of (i) 3,000,000 shares of preferred stock, without par value, issuable in series, of which, as of February 6, 1998, 500,000 shares have been designated as Series A Junior Participating Preferred Stock ("SPX Series A Preferred Stock") but no shares were issued and outstanding, and (ii) 50,000,000 shares of SPX Common Stock, of which, as of April 10, 1998, 12,647,727 shares were issued and outstanding. Each outstanding share of SPX Common Stock carries with it a right to purchase, upon the occurrence of certain specified events, one one-thousandth of a share of SPX Series A Preferred Stock. See "Comparison of Rights of Holders of Shares and SPX Common Stock -- SPX's Rights Plan."

     For information relating to ownership of Common Stock by certain beneficial owners and directors and executive officers of SPX as a group, see SPX's 1998 Annual Meeting Proxy Statement. As of March 16, 1998, SPX's directors and executive officers as a group beneficially owned 583,954 shares, or approximately 4.6% of the then outstanding shares, of SPX Common Stock. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, shareholders of the Company (other than SPX) would own approximately 70% of the outstanding shares of SPX Common Stock, and SPX's present directors, executive officers and their affiliates as a group would own approximately 1.4% of the then outstanding shares of SPX Common Stock.

     For additional information concerning the capital stock of SPX, see "Description of SPX Capital Stock."

THE EXCHANGE AGENT

     The Bank of New York has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering shareholder of Shares or his or her broker, dealer, bank or other nominee to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus.

REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

     Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

MARKET PRICES AND DIVIDENDS

     SPX Common Stock is listed and principally traded on the NYSE (under the symbol "SPW") and is also listed on the PE. The Shares are listed and principally traded on the NYSE (under the symbol "ECH"), the PE and the International Stock Exchange in London. The following table sets forth, for the periods indicated, the high and low sale prices per share of SPX Common Stock and per Share as reported on the NYSE Composite Tape.

                                                  SPX COMMON STOCK             COMPANY SHARES
                                              ------------------------    ------------------------
                                              HIGH    LOW    DIVIDENDS    HIGH    LOW    DIVIDENDS
                                              ----    ---    ---------    ----    ---    ---------
1995
  First Quarter.............................  $17 3/8 $14 1/4   $.10      $38 1/2 $29 7/8  $0.190
  Second Quarter............................   15 1/8  10 3/4    .10       38 3/4  34      0.205
  Third Quarter.............................   16      11 1/8    .10       39 5/8  33 7/8   0.205
  Fourth Quarter............................   17      14 1/8    .10       39 1/2  33 7/8   0.205
1996
  First Quarter.............................   18 1/8  13 5/8    .10       38 3/4  32 5/8   0.205
  Second Quarter............................   27 1/8  18       .10        37 7/8  33 3/8   0.220
  Third Quarter.............................   31 5/8  21 5/8    .10       37 5/8  29 3/4   0.220
  Fourth Quarter............................   40 1/2  26 7/8    .10       34 1/4  30 1/4   0.220
1997
  First Quarter.............................   49 3/4  37 3/8    .10       35 1/4  29 1/2   0.220
  Second Quarter............................   70 5/8  41 7/8     --       36 1/2  31 1/8   0.225
  Third Quarter.............................   65 3/4  49        --        38 9/16  33 5/8   0.225
  Fourth Quarter............................   70 3/8  58 7/16     --      36 5/8  29 13/16   0.225
1998
  First Quarter.............................   79 1/4  65 3/16     --      52 3/4  34 1/2   0.225
  Second Quarter
     (through April 28, 1998)...............   77 15/16  70 5/8     --     52 5/8  47 1/16   0.225

     On February 13, 1998, the last full trading day prior to the first public announcement by SPX of the Proposed Business Combination, the reported high and low sale prices and closing price per share of SPX Common Stock and per Share on the NYSE Composite Tape and per Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:

                                                      PER SHARE            PER EQUIVALENT SHARE
                                                 --------------------      --------------------
                                                 HIGH    LOW    CLOSE      HIGH    LOW    CLOSE
                                                 ----    ---    -----      ----    ---    -----
SPX............................................   75 5/8 74 3/4  75 1/16    --     --      --
The Company....................................   39 1/4 38 1/2  38 7/8     48 1/4 47 13/16  48

     On April 28, 1998, the date of this Prospectus, the reported high and low sale prices and closing price per share of SPX Common Stock and per Share on the NYSE Composite Tape and per Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:

                                                      PER SHARE            PER EQUIVALENT SHARE
                                                 --------------------      --------------------
                                                 HIGH    LOW    CLOSE      HIGH    LOW    CLOSE
                                                 ----    ---    -----      ----    ---    -----
SPX............................................   72 1/2  71 5/16   72 1/16  --     --      --
The Company....................................   48 1/2  47 1/16   47 3/4  46 3/4  46 3/16   46 9/16

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SPX COMMON STOCK AND FOR THE SHARES.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table presents historical and pro forma per share data of SPX, historical per share data of the Company and pro forma combined per share data as if the Proposed Business Combination had occurred as of September 1, 1996, assuming an Exchange Ratio of 0.4796. The table also presents the Company's pro forma equivalent per share data. See "Selected Historical Financial Data of SPX," "Selected Historical Financial Data of the Company," and "Selected Pro Forma Condensed Combined Financial Data of SPX and the Company" included elsewhere herein for additional information regarding this pro forma information. The pro forma combined per share data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Proposed Business Combination, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Proposed Business Combination is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, SPX's access to information related to the Company has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to the Company's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable SPX to quantify the costs associated with business integration and rationalization actions that may be considered by SPX. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0 million.

     The pro forma condensed combined financial data do not give effect to any costs savings that could result from the combination of the companies. SPX management estimates that the combined company can achieve approximately $125.0 million of annualized cost savings in the first full year following the acquisition, and $175.0 million of annualized cost savings in the second full year following the acquisition. These costs savings include three categories of estimated annual savings in the second full year: savings associated with headcount reductions of $120.0 million, reduction in duplicative corporate costs of $20.0 million, and manufacturing, distribution and sourcing rationalization of $35.0 million. These savings estimates are based upon assumptions made by SPX management using available public information of the Company, certain comparative peer group information of the Company, and SPX's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in the Company's employees, or approximately 3,000 employees, by $40 thousand per employee. The savings per employee were based on SPX's salary data and assumptions related to the Company's salary structure. SPX believes that the head count reductions are possible given its own experience over the past two years and the Company's head count levels compared to various peer companies. The savings to reduce duplicative corporate costs approximate SPX's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon material cost reductions of 2.5% on an estimated $1.4 billion of material purchases by the Company. SPX estimated the Company's material purchases at 50% of the Company's cost of goods sold in the fiscal year ended August 31, 1997. The 2.5% material cost reduction was based upon the savings realized by SPX in its own sourcing program over the past two years.

                                                                                       THE COMPANY
                                                        THE COMPANY     PRO FORMA       PRO FORMA
                                              SPX(A)    HISTORICAL     COMBINED(B)    EQUIVALENT(C)
                                              ------    -----------    -----------    -------------
Income (loss) per common share from
  continuing operations (d)(e):
Basic
  Six months ended February 28, 1998........  $(4.20)     $ 0.94         $(0.72)          $(0.35)
  Year ended August 31, 1997................  (3.65)       (0.75)         (3.99)           (1.91)
Diluted
  Six months ended February 28, 1998........  (4.20)        0.93          (0.72)           (0.35)
  Year ended August 31, 1997................  (3.65)       (0.75)         (3.99)           (1.91)
Dividends per common share(f):
  Six months ended February 28, 1998........     --         0.45             --               --
  Year ended August 31, 1997................   0.30         0.89           0.30             0.14
Book value per common share:
  February 28, 1998.........................  (3.46)       14.90          26.41            12.67
  August 31, 1997...........................   1.89        14.48          25.56            12.26

---------------
(a) The six-month and twelve-month information for SPX represents SPX's historical information as of and for the six months ended December 31, 1997 and SPX's pro forma adjusted historical information as of and for the twelve months ended June 30, 1997, respectively, but is presented as of November 30, 1997 and August 31, 1997, respectively, to conform to the Company's reporting. See "Selected Pro Forma Adjusted Historical Financial Data of SPX."

(b) See "Selected Pro Forma Condensed Combined Financial Data of SPX and the Company."

(c) The Company's pro forma equivalent per share information represents the pro forma combined per share information multiplied by an Exchange Ratio of 0.4796.

(d) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

    The comparative per share data have been affected by various special charges and gains recorded by SPX and the Company during the periods presented.

    The pro forma condensed combined financial data of SPX and the Company for the six months ended February 28, 1998 include special charges of $110.0 million recorded by SPX primarily to combine two divisions and to recognize the reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of SPX."

    The pro forma condensed combined financial data of SPX and the Company for the year ended August 31, 1997 include special charges and gains of $307.2 million. The special charges and gains included a $7.4 million special charge recorded by SPX related to the combination of five divisions into two divisions, a $6.5 million special charge recorded by SPX of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 million write-off of goodwill recorded by SPX related to the acquisitions of Bear Automotive and Allen Testproducts, $254.1 million of repositioning and other special charges recorded by the Company related to facility realignments and rationalizations and other actions, and $28.6 million of gains from the sale of two divisions by the Company. See "Selected Historical Financial Data of SPX" and "Selected Historical Financial Data of the Company."

(e) For purposes of this presentation, the Company's reported primary loss per share has been assumed to be equivalent to basic and diluted loss per share for the year ended August 31, 1997.

(f) In April 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.

                   SELECTED HISTORICAL FINANCIAL DATA OF SPX
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents the selected historical statement of income and other financial data of SPX. The financial data as of and for the fiscal years ended December 31 have been derived from the audited financial statements of SPX. SPX's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of SPX which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                         1997(A)    1996(B)       1995     1994(C)    1993(D,E)
                                         -------    --------    --------   --------   ---------
STATEMENT OF INCOME DATA:
Revenues...............................  $ 922.3    $1,109.4    $1,098.1   $1,079.9   $  747.2
Cost of products sold..................    669.0       850.1       853.5      821.5      508.0
Selling, general and administrative....    175.3       186.5       194.5      198.0      204.1
Other operating expenses, net(f).......      3.9         1.9         8.3        2.9       53.4(c)
Special charges(g).....................    116.5(h)     87.9(i)     10.7(i)       --      27.5(j)
                                         -------    --------    --------   --------   --------
Operating income (loss)................    (42.4)      (17.0)       31.1       57.5      (45.8)
Other expense (income), net............    (74.2)(a)     (0.7)      (3.0)       0.1     (102.9)(e)
Interest expense, net..................     13.9        31.8        35.7       35.2       15.9
                                         -------    --------    --------   --------   --------
Income (loss) before income taxes......     17.9       (48.1)       (1.6)      22.2       41.2
Income taxes...........................     21.3         7.6        (0.2)       9.1       28.1
                                         -------    --------    --------   --------   --------
Income (loss) from continuing
  operations...........................     (3.4)      (55.7)       (1.4)      13.1       13.1
Discontinued operation(k)..............       --          --        (2.8)       1.0        2.1
Cumulative effect of accounting
  changes(l)...........................       --          --          --         --      (31.8)
Extraordinary items(m).................    (10.3)       (6.6)       (1.1)        --      (24.0)
                                         -------    --------    --------   --------   --------
Net income (loss)......................  $ (13.7)   $  (62.3)   $   (5.3)  $   14.1   $  (40.6)
                                         =======    ========    ========   ========   ========
Income (loss) per share from continuing
  operations:
  Basic................................  $ (0.27)   $  (4.04)   $  (0.10)  $   1.02   $   1.04
  Diluted..............................    (0.27)      (4.04)      (0.10)      1.02       1.04
Weighted average number of common
  shares outstanding:
  Basic................................   12.754(n)   13.785      13.173     12.805     12.604
  Diluted..............................   12.754(n)   13.785      13.173     12.805     12.604
Dividends per share....................  $  0.10(n) $   0.40    $   0.40   $   0.40   $   0.40
OTHER FINANCIAL DATA:
Total assets...........................  $ 583.8    $  616.0    $  831.4   $  929.0   $1,024.4
Total debt.............................    205.3       229.3       319.8      415.2      430.2
Shareholders' equity (deficit).........    (43.4)      105.9       162.2      158.7      145.4
Capital expenditures...................     22.6        20.2        31.0       48.5       15.1
Depreciation and amortization..........     25.0        40.8        43.5       38.5       24.4

 Note:  The accompanying notes are an integral part of the selected historical financial data.

               NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF SPX
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During 1997, SPX sold its Sealed Power division for $223.0 in gross cash proceeds. SPX recorded a pretax gain of $71.9, or $31.2 after-tax. Annual 1996 revenues of this division were approximately $230.0. See "Pro Forma Adjusted Historical Financial Data of SPX."

(b) During 1996, SPX sold its Hy-Lift division for approximately $15.0. Annual 1995 revenues of this division were approximately $45.0. See "Pro Forma Adjusted Historical Financial Data of SPX."

(c) Effective December 31, 1993, SPX acquired the balance of Sealed Power Technologies ("SPT") for $39.0. SPX previously owned 49% of SPT and accounted for its investment using the equity method. SPT's 1993 revenues were $392.0. As a result of this acquisition, SPX was required to recognize its share of SPT's losses, $26.9, in 1993. Also in 1993, SPX initiated consolidation of Sealed Power Europe Limited Partnership which required recognition of cumulative losses of the partnership since its inception, resulting in a charge of $21.5. These charges have been included in other operating expenses, net.

(d) During 1993, SPX acquired Allen Testproducts and its related leasing company for $102.0. Annual 1992 revenues of this acquisition were approximately $83.0.

(e) During 1993, SPX divested its Sealed Power Replacement and Truth divisions for a gain of $105.4 ($64.2 after-tax). Annual 1992 revenues of these divisions were approximately $247.0.

(f) Other operating expenses, net, include goodwill/intangible amortization, minority interest, and earnings from equity interests.

(g) Special charges include certain legal costs, restructuring charges, and write-off of goodwill.

(h) These charges included a $99.0 restructuring charge, a $4.1 charge for five corporate executive staff reductions, and $13.4 of costs associated with various legal matters, including $6.5 of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, legal costs associated with a settled case in California, and certain other matters.

     SPX recorded the $99.0 restructuring charge to combine two divisions within the Service Solution segment and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain manufactured diagnostic equipment product lines. The restructuring of the two Service Solutions businesses was in response to changing market dynamics and changing needs of customers. SPX decided to combine its OE Tool and Equipment business with its Aftermarket Tool and Equipment business to provide a single business focused on the combined market and customer needs. Additionally, SPX decided to exit certain products to focus upon new generation products that will better meet customer needs. The decision results in a reduction of workforce and closing of certain facilities. The components of the charge have been computed based on management's estimate of the realizable value of the affected tangible and intangible assets and estimated exit costs including severance and other employee benefits based on existing severance policies and local laws.

     The $99.0 charge included $63.7 of restructuring costs, $25.8 of reduced inventory value and $9.5 of reduced value of other tangible and intangible assets related to exiting certain product lines. These restructuring costs included $13.7 of severance related costs for approximately 800 people, $20.3 for incremental repossession and distribution exit costs (including the termination of lease financing and distributor agreements), $21.2 for incremental service and software update obligations resulting from SPX's decision to maintain adequate service capabilities and appropriate software updates of the exited products for customers who have previously purchased the exited products, and $8.5 of costs associated with idled facilities. The implementation of this restructuring is expected to be substantially complete by the end of 1998.

     Of the total special charges of $116.5, the components of the charge that will require the future payment of cash are $80.9. Cash payments in 1997 related to the special charges were $1.5. The expected future cash payments include an estimated $49.0 in 1998 with the remainder, principally repossession costs and service and software update obligations, over the following two years. As there is some uncertainty associated with the timing of the cash payments, the remaining accrual at December 31, 1997 of $79.4 has been classified in other current accrued liabilities. Management estimates that savings from the restructuring will increase operating income by $3.0 in 1998 and $10.0 in 1999. The savings result primarily from the reduction in headcount and facilities.

(i) During the fourth quarter of 1995, management authorized and committed SPX to undertake two significant restructuring plans. The first plan consolidated five Service Solutions divisions into two divisions. The second plan closed Sealed Power division's German foundry operation and transferred certain piston ring operations to other facilities. In 1996, three additional restructuring actions were initiated including an early retirement program at the Service Solutions divisions, a cost reduction initiative at several Service Solutions international locations, and an early retirement program at the Sealed Power division. A summary of these restructurings follows:

                                                       1996     1995
                                                       -----    -----
Service Solutions -- Five divisions consolidated into
  two divisions......................................  $11.2    $ 7.0
Service Solutions -- Early retirement................    1.1       --
Service Solutions -- International...................    3.5       --
SPD -- Closing foundry at SP Europe..................     --      3.7
SPD early retirement.................................    4.2       --
                                                       -----    -----
          Total......................................  $20.0    $10.7
                                                       =====    =====

     Service Solutions Restructuring -- In order to improve customer service, reduce costs and improve productivity and asset utilization, SPX decided to consolidate five existing Service Solutions divisions into two. This restructuring plan involved closing two SPX owned manufacturing facilities, an SPX owned distribution facility, several leased service centers and a leased sales facility in France. The plan also included combining sales, engineering and administrative functions, and was completed at the end of 1996. The plan included the termination of approximately 570 employees resulting in a net reduction of approximately 310 employee positions after considering staffing requirements at remaining facilities.

     SPX recorded a $7.0 charge in 1995 and an $11.2 charge in 1996 to complete this restructuring. These charges recognized severance and benefits for employees to be terminated, holding costs of vacated facilities, the adjustment to fair market value of one manufacturing facility to be closed, and other costs to complete the consolidation of the divisions. The distribution facility was sold during the fourth quarter of 1996 and the manufacturing facilities were sold during 1997.

     Service Solutions -- Early Retirement -- Closely associated with the consolidation of five divisions into two, an early retirement program was accepted by approximately 60 people and SPX recorded a $1.1 charge in the first quarter of 1996.

     Service Solutions -- International -- During the second quarter of 1996, SPX recorded a $3.5 restructuring charge principally to recognize severance associated with the termination of 113 international employees and related operating downsizing costs.

     SPD -- Closing Foundry at SP Europe -- SPX closed its unprofitable foundry operations at SP Europe and transferred certain piston ring operations to other facilities. This closing resulted in the elimination of approximately 200 positions and was completed at the end of the third quarter of 1996. In 1995, SPX recorded a $3.7 restructuring charge to accrue severance that was paid to these employees.

     Sealed Power Division Early Retirement -- During the second quarter of 1996, SPX recorded a $4.2 restructuring charge for the early retirement of 94 employees at the Sealed Power division.

     The actual savings associated with the 1995 and 1996 restructuring actions relate primarily to the Service Solutions restructuring actions. The actual savings achieved in 1996 and 1997 have been consistent with the estimated full year savings of $23.0 by the year 1998. The actions increased operating income by an estimated $7.0 in 1996 and an estimated $12.0 in 1997.

     These charges were recorded in the appropriate periods in accordance with the requirements of Emerging Issues Task Force Pronouncement 94-3. Certain costs incurred in connection with management's planned actions not qualifying for accrual in 1995 were recorded in 1996, based on employee acceptance of voluntary termination benefits and the satisfaction of other requirements to recognize these costs. At December 31, 1997, the restructuring actions initiated in 1995 and 1996 were complete and the actual costs to implement the actions did not differ materially from the estimates used to record these accruals.

     At December 31, 1996, SPX recognized a $67.8 goodwill write-off ($83.0 gross and $15.2 of accumulated amortization), with no associated tax benefit. The goodwill was related to the 1988 acquisition of Bear Automotive Company and the 1993 acquisition of Allen Testproducts, collectively referred to as Automotive Diagnostics. This goodwill represented SPX's intangible business investment in PC based engine diagnostic equipment, wheel service equipment and gas emissions testing equipment. At December 31, 1995, management's analysis of this business projected that the cost savings, market synergies and other factors which, in part, would be realized from the Bear Automotive and Allen Testproducts combination in 1995 and various subsequent restructuring actions would result in non-discounted operating income sufficient to exceed goodwill amortization. The decision to write off the goodwill resulted from conclusions drawn from SPX's strategic review process that was completed in December of 1996. The strategic review found accelerating technological changes had significantly reduced the remaining life of PC based diagnostic equipment. The process also found significant uncertainties about the future opportunities related to gas emissions testing equipment, and a decline in SPX's wheel service equipment market share. Management's analysis of this business at December 31, 1996 projected significant differences in business conditions from its December 31, 1995 analysis including declining revenues and margins of diagnostic and wheel service equipment and reduced revenues related to the emissions testing equipment due to the uncertainties about the future status of the state emissions programs. This analysis indicated that the businesses, as originally acquired, would not be able to generate operating income sufficient to offset the annual goodwill amortization. Assessing the impact of these factors on the businesses, as originally acquired, management concluded that Automotive Diagnostics' goodwill was impaired.

(j) During 1993, SPX recognized a $27.5 ($18.5 after-tax) special charge to combine its Bear Automotive operation with Allen Testproducts.

(k) During 1995, SPX sold SPX Credit Corporation and recorded a pretax loss of $4.8 ($3.0 after-tax). The financial results of this operation are included as a discontinued operation through the date of divestiture.

(l) During 1993, SPX adopted a new accounting methodology for its ESOP and reflected its 49% share of SPT's adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions.

(m) During 1997, SPX tendered for substantially all ($126.7) of its outstanding 11 3/4% senior subordinated notes. SPX recorded an extraordinary item, net of taxes, of $10.3 for the costs to purchase the notes. During 1996, SPX purchased $99.9 of these notes and recorded an extraordinary item, net of taxes, of $6.6 for the costs to purchase the notes. During 1995, SPX purchased $31.7 of these notes and recorded an extraordinary item, net of taxes, of $1.1 for the costs to purchase the notes. During 1993, SPX recorded the costs associated with prepayment of certain SPX and SPT indebtedness totaling $24.0, net of taxes, as an extraordinary item.

(n) During 1997, SPX purchased 2.147 shares of SPX Common Stock through a Dutch Auction self-tender offer for $56.00 per share. As of December 31, 1997, SPX had purchased an additional 0.390 shares through open market purchases. Also, concurrent with the Dutch Auction, SPX announced the elimination of quarterly cash dividends and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock, when deemed appropriate by management.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents selected historical statement of income and other financial data of the Company. The financial data as of and for the six months ended February 28, 1998 and February 28, 1997 have been derived from the unaudited financial statements of the Company contained in the Company's 1998 Second Quarter Form 10-Q. The financial data as of and for the fiscal years ended August 31 have been derived from the audited financial statements of the Company and selected financial data contained in the Company's 1997 Form 10-K. The operating results for the six months ended February 28, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 1998. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company which are incorporated by reference herein (except for the report of the Company's independent accountants contained in the Company's 1997 Form 10-K which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained). See "Available Information" and "Incorporation of Certain Information by Reference."

                                             AS OF AND FOR
                                           SIX MONTHS ENDED
                                             FEBRUARY 28,          AS OF AND FOR THE FISCAL YEAR ENDED AUGUST 31,
                                          -------------------   ----------------------------------------------------
                                            1998       1997       1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Net sales...............................  $1,725.2   $1,693.1   $3,568.6   $3,128.7   $2,717.9   $2,229.5   $1,944.5
Cost of goods sold......................   1,303.3    1,280.4    2,707.1    2,309.0    1,932.5    1,571.3    1,378.0
Selling and administrative expense......     312.5      301.1      640.1      574.6      531.3      468.5      420.4
Repositioning and other special
  charges(a)............................        --         --      254.1         --         --         --         --
Gain on sales of businesses(b)..........        --         --      (28.6)        --         --         --         --
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations...........     109.4      111.6       (4.1)     245.1      254.1      189.7      146.1
Interest expense, net...................      19.2       16.7       40.6       32.9       23.6       11.7        8.5
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes..............      90.2       94.9      (44.7)     212.2      230.5      178.0      137.6
Provision for taxes.....................      30.7       33.2        2.2       70.0       76.1       56.9       44.0
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) before cumulative effect
  of accounting change..................      59.5       61.7      (46.9)     142.2      154.4      121.1       93.6
Cumulative effect of accounting
  change(c).............................        --         --         --         --         --        2.6         --
                                          --------   --------   --------   --------   --------   --------   --------
Net Income (loss).......................  $   59.5   $   61.7   $  (46.9)  $  142.2   $  154.4   $  123.7   $   93.6
                                          ========   ========   ========   ========   ========   ========   ========
Earnings per share:
  Primary(d)............................  $     --   $     --   $  (0.75)  $   2.30   $   2.60   $   2.10   $   1.60
  Basic.................................      0.94       0.99         --         --         --         --         --
  Diluted...............................      0.93       0.98         --         --         --         --         --
Average shares outstanding:
  Primary...............................        --         --     62.601     61.919     59.476     58.996     58.560
  Basic.................................    63.194     62.377         --         --         --         --         --
  Diluted...............................    63.670     63.225         --         --         --         --         --
Dividends per share.....................  $   0.45   $   0.44   $   0.89   $   0.85   $   0.79   $   0.73   $   0.70
OTHER FINANCIAL DATA:
Total assets............................  $2,381.9   $2,466.8   $2,374.2   $2,130.8   $1,961.0   $1,577.4   $1,263.3
Total debt(e)...........................     801.8      847.2      757.9      495.9      507.1      308.3      164.2
Shareholders' equity....................     945.5    1,046.7      913.7    1,008.9      909.3      799.0      713.8
Capital expenditures....................      66.4       68.9      149.2      104.4      103.9       73.8       41.5
Depreciation and amortization...........      58.2       56.4      113.9       90.9       76.6       64.2       59.7

  Note: The accompanying notes are an integral part of the selected historical financial data.

           NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During fiscal 1997, the Company recorded repositioning and other special charges of $254.1, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced, and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, the Company sold two divisions for gross proceeds of $75.9. The Company reported a pretax gain of $28.6.

(c) During fiscal 1994, the Company adopted a new accounting methodology for income taxes.

(d) The Company indicates that pro forma diluted loss per share under FAS 128 would have been less than the reported loss per share for the year ended August 31, 1997.

(e) During February 1998, the Company signed a definitive agreement to sell its Midland-Grau heavy duty brake operations to The Haldex Group of Sweden. The transaction was completed on April 3, 1998. The sales price, which is subject to completion of the closing date balance sheet, was approximately $150.0. Any gain from this transaction will be included in the results of operations for the third quarter. The Company will use the proceeds from the sale to pay down existing bank debt.

                     SELECTED PRO FORMA CONDENSED COMBINED

                     FINANCIAL DATA OF SPX AND THE COMPANY
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents selected pro forma condensed combined statement of income and other financial data of SPX and the Company. The information is presented as if the Offer and the Merger of SPX and the Company occurred on September 1, 1996 for statement of income and related data and on February 28, 1998 for balance sheet data. The pro forma data assume that the Offer and the Merger are effected by the exchange of shares of SPX Common Stock and cash for Shares. The pro forma data assume SPX will exchange 0.4796 share of SPX Common Stock and $12.00 cash for each Share, whereby 30.268 shares of SPX Common Stock and $757.3 of cash are issued in exchange for all outstanding Shares and equivalent Shares, other than those owned by SPX. The Offer and the Merger will be accounted for as a reverse acquisition, as the shareholders of the Company will own a majority of the outstanding shares of SPX Common Stock upon completion of the transaction. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX Common Stock at the date of acquisition. The cash portion of the Consideration will be accounted for as a dividend by the combined company. SPX's financial position and results of operations will not be included in the Company's consolidated financial statements prior to the date the Merger is consummated. See "Pro Forma Condensed Combined Financial Data of SPX and the Company" included elsewhere herein for additional information regarding this pro forma information.


     Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX Common Stock. For purposes of this pro forma information, the fair market value of SPX Common Stock is assumed to be $76 1/16 per share, which reflects the closing price of SPX Common Stock on April 16, 1998. The Consideration includes 0.4796 share of SPX Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of SPX Common Stock. Consequently, changes in the market price of SPX Common Stock will not impact these pro forma financial statements other than to increase or decrease the purchase price of SPX and the related amount of goodwill and amortization thereof. The measurement date for determining the fair market value of SPX Common Stock will be the date that the Minimum Tender Condition is satisfied or waived or the date that SPX has entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or business combination with the Company. If the market value of SPX Common Stock used in these pro forma financial statements were assumed to change by $1.00 per share, the impact would be to increase or decrease annual goodwill amortization and net income by $0.3 million ($0.01 per share).


     The selected pro forma condensed combined financial data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Offer, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial data and the date on which the Offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."


     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, SPX's access to information related to the Company has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to the Company's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable SPX to quantify the costs associated with business integration and rationalization actions that may be considered by SPX. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0.


     The pro forma condensed combined financial data also do not give effect to any costs savings that could result from the combination of the companies. SPX management estimates that the combined company can achieve approximately $125.0 of annualized cost savings in the first full year following the acquisition, and $175.0 of annualized cost savings in the second full year following the acquisition. These costs savings include three categories of estimated annual savings in the second full year; savings associated with headcount reductions of $120.0, reduction in duplicative corporate costs of $20.0, and manufacturing, distribution and sourcing rationalization of $35.0. These savings estimates are based upon assumptions made by SPX management using available public information of the Company, certain comparative peer group information of the Company, and SPX's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in the Company's employees, or approximately 3,000 employees, by $40 thousand per employee. The savings per employee were based on SPX's salary data and assumptions related to the Company's salary structure. SPX believes that the head count reductions are possible given its own experience over the past two years and the Company's head count levels compared to various peer companies. The savings to reduce duplicative corporate costs approximate SPX's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon material cost reductions of 2.5% on an estimated $1.4 billion of material purchases by the Company. SPX estimated the Company's material purchases at 50% of the Company's cost of goods sold in the fiscal year ended August 31, 1997. The 2.5% material cost reduction was based upon the savings realized by SPX in its own sourcing program over the past two years.


                                                            AS OF AND FOR THE      AS OF AND FOR THE
                                                             SIX MONTHS ENDED          YEAR ENDED
                                                           FEBRUARY 28, 1998(A)    AUGUST 31, 1997(B)
                                                           --------------------    ------------------
STATEMENT OF INCOME DATA:
Revenues.................................................        $2,180.6               $4,394.0
Cost of products sold....................................         1,633.8                3,306.1
Selling, general and administrative expense..............           402.4                  812.1
Other operating expenses, net............................            13.0                   26.1
Special charges and gains(c).............................           110.0                  307.2
                                                                 --------               --------
Operating income (loss)..................................            21.4                  (57.5)
Other expense (income), net..............................            (1.5)                  (2.3)
Interest expense, net....................................            68.3                  138.0
                                                                 --------               --------
Income (loss) before income taxes........................           (45.4)                (193.2)
Provision (benefit) for income taxes.....................           (15.2)                 (20.2)
                                                                 --------               --------
Income (loss) before extraordinary item..................        $  (30.2)              $ (173.0)
                                                                 ========               ========
Income (loss) per share:
  Basic..................................................        $  (0.72)              $  (3.99)
  Diluted................................................           (0.72)                 (3.99)
Weighted average number of common shares outstanding.....          41.718                 43.317
Dividends per share(d)...................................        $     --               $   0.30
OTHER FINANCIAL DATA:
Total assets.............................................        $4,071.6               $3,978.7
Total debt...............................................         1,845.0                1,808.1
Shareholders' equity.....................................         1,134.8                1,103.0
Capital expenditures.....................................            78.4                  166.7
Depreciation and amortization............................            83.5                  166.1

  Note:  The accompanying notes are an integral part of the selected pro forma combined financial data.

                 NOTES TO SELECTED PRO FORMA CONDENSED COMBINED
                     FINANCIAL DATA OF SPX AND THE COMPANY
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) Pro forma information as of and for the six months ended February 28, 1998 includes the actual historical results of SPX as of and for the six months ended December 31, 1997 (the most current fiscal quarter end of SPX within 93 days of February 28, 1998) and the actual historical results of the Company as of and for the six months ended February 28, 1998.

(b) Pro forma information for the year ended August 31, 1997 includes the pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 (the most current fiscal twelve month period of SPX within 93 days of August 31, 1997) and the actual historical results of the Company for the year ended August 31, 1997. The pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 reflect SPX's February 1997 disposition of the Sealed Power division and its November 1996 disposition of the Hy-Lift division, as if such dispositions occurred on July 1, 1996. See "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

(c) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

    The pro forma condensed combined financial data of SPX and the Company for the six months ended February 28, 1998 include special charges of $110.0 recorded by SPX primarily to combine two divisions and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of SPX."

    The pro forma condensed combined financial data of SPX and the Company for the year ended August 31, 1997 include special charges and gains of $307.2. The special charges and gains included a $7.4 special charge recorded by SPX related to the combination of five divisions into two divisions, a $6.5 special charge recorded by SPX of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 write-off of goodwill recorded by SPX related to the acquisitions of Bear Automotive and Allen Testproducts, $254.1 of repositioning and other special charges recorded by the Company related to facility realignments and rationalizations and other actions, and $28.6 of gains from the sale of two divisions by the Company. See "Selected Historical Financial Data of SPX," and "Selected Historical Financial Data of the Company."

(d) Represents the historical quarterly cash dividend per share of SPX for the periods presented. In April 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following are certain factors that should be considered by holders of Shares in evaluating the Offer and an investment in SPX Common Stock.

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

     The Consideration includes 0.4796 share of SPX Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of either SPX Common Stock or the Shares between the date hereof and the Expiration Date. The price of SPX Common Stock on the Expiration Date may be higher or lower than its price on the date of this Prospectus. Such variations may be the result of changes in the business, operations or prospects of SPX or the Company, market assessments of the likelihood that the Offer will be consummated and the timing thereof, general market and economic conditions or other factors. The Expiration Date will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions to the Offer. Tendering shareholders of the Company are urged to obtain current market quotations for SPX Common Stock and the Shares. See "The Offer -- Conditions of the Offer" and "Market Prices and Dividends."

LEVERAGE

     After consummation of the Offer and the Merger, SPX will be more highly leveraged than are either SPX or the Company, or both of the companies combined, at present, with substantial debt service obligations, including principal and interest obligations, with respect to indebtedness of as much as $2.4 billion. As such, SPX may be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. Moreover, SPX's conduct of its business may be more circumscribed, and its ability to incur additional debt may be more limited, than at present by restrictive covenants which will be contained in agreements evidencing the Financing. In particular, any debt incurrence restrictions may limit SPX's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations. The Financing will bear interest at floating rates, and an increase in interest rates could adversely affect SPX's ability to service its debt obligations.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

     The success of the Proposed Business Combination will in large part be dependent on the ability of SPX, following the consummation of the Proposed Business Combination, to realize cost savings and, to a lesser extent, to consolidate operations and integrate processes. The businesses are strategically complementary (in that the combined company would be able to provide products and services that would integrate the entire vehicle life cycle, from original equipment vehicle components, to specialty repair tools and service, to replacement parts), but largely operate in diverse markets with different distribution systems. While SPX believes that it can obtain cost savings of at least $125.0 million in the first full year following the acquisition, the realization of savings is dependent to a large extent on the planned reduction of headcount at the Company. There can be no assurance that the timing and magnitude of headcount reductions will occur as planned. The integration of businesses, moreover, involves a number of risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, delays or difficulties in the actual integration of operations or systems, and challenges in retaining customers and key personnel of the acquired company. There can be no assurance that future consolidated results will improve as a result of the Proposed Business Combination, or that the timing or extent to which cost savings and efficiencies anticipated by SPX will be achieved. The pro forma financial statements contained in this Prospectus do not include the impact, positive or negative, of any cost savings or efficiencies related to anticipated future actions. The anticipated cost savings have been developed solely by the management of SPX and are based on SPX's best judgments and knowledge of the Company's operations derived from publicly available information, and in reliance on that information being accurate and complete, together with SPX's knowledge and experience in the vehicle components industry.

     If the Proposed Business Combination is consummated, there exists a likelihood that one or more significant charges to operations will be required as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguish-ment costs, and costs associated with change of control agreements, among others. To date, management's access to information related to the Company has been limited to only publicly available information. In addition, publicly available information does not contain sufficient details related to existing severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable management to quantify the costs associated with business integration and rationalization actions that may be considered by SPX. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated costs of the severance (excluding any change of control costs) would be approximately $60.0 million. Over the past five years, SPX has recorded several special charges to its results of operations associated with cost reductions and to achieve operating efficiencies. SPX management believes its actions have been required to improve its operations and will, if necessary, record future charges as appropriate to address cost and operational efficiencies at the combined company.

DEPENDENCE ON KEY PERSONNEL

     SPX is dependent on the continued services of its management team, including John B. Blystone, Chairman of the Board, President and Chief Executive Officer. Although SPX believes it could replace key employees in an orderly fashion should the need arise, the loss of such personnel could have a material adverse effect on SPX.

DIVIDENDS

     The Company recently paid its 156th consecutive dividend. In April 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management and SPX does not anticipate that this policy will change. There can be no assurance that distributions to shareholders will be permitted under SPX's new credit and other debt agreements.

RELIANCE ON MAJOR CUSTOMERS OF SPX

     Sales to GM, Ford and Chrysler accounted for approximately 25%, 15%, and 3%, respectively, of SPX's revenues for the year ended December 31, 1997. The loss of GM, Ford or Chrysler or of any of SPX's other significant customers could have a material adverse effect on SPX. There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as SPX. If in the future SPX were unable to generate sufficient cost savings to offset price reductions, SPX's gross margins could be adversely affected.

LOSS OF THE COMPANY'S CUSTOMERS

     The success of the combined company will depend in part on its ability to retain the Company's customers. Although SPX can see no reason as to why SPX would lose any of the Company's customers as a result of the Proposed Business Combination, there can be no assurance that all of the Company's customers would continue to do business with SPX following the acquisition. According to the Company's 1997 Form 10-K, the Company does not have any one customer that represents 10% or more of the Company's consolidated net sales.

YEAR 2000 ISSUE

     SPX utilizes software and related computer technologies essential to its operations and to certain products that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. SPX has established a plan, utilizing both internal and external resources, to assess the potential impact of the year 2000 problem on SPX's systems and operations and to implement solutions to address this issue. SPX is presently in the assessment phase of its year 2000 plan which includes conducting an inventory of potentially date-sensitive systems and is also surveying its suppliers and service providers for year 2000 compliance. SPX's goal for correction of critical systems is December 31, 1998 and its plan is to conduct testing of corrected systems in 1999. Third party compliance and other factors could adversely affect these goals. SPX does not believe that the costs to remediate software and computer technologies for the year 2000 problem will exceed $5 million over the next two years, which does not include the costs to replace certain existing systems. SPX is in the process of implementing a new enterprise resource planning system across its Service Solutions business. Management estimates that it will spend approximately $10 million to acquire and install this new system over the next two years. As SPX is presently in the assessment phase of its year 2000 plan, there can be no assurances that the costs of remediation will not be material. Moreover, there can be no assurances that SPX will not experience material unanticipated costs and/or business interruption due to year 2000 problems in its internal systems, its supply chain or from customer product migration issues.

     In the Company's 1998 Second Quarter Form 10-Q, the Company reported that it is currently engaged in an assessment of its technology systems to determine the impact of the year 2000, and that, based upon work completed through February 28, 1998, the Company expects that costs incurred to remediate year 2000 problems will not have a material adverse impact on its future financial results.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     Certain provisions of SPX's Certificate of Incorporation and By-Laws may inhibit changes in control of SPX not approved by the SPX's Board of Directors. These provisions include: (i) a staggered Board of Directors; (ii) a prohibition on stockholder action through written consents; (iii) a requirement that special meetings of stockholders be called only by SPX's Board of Directors; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations on the ability of stockholders to amend, alter or repeal the By-Laws; and (vi) the authority of SPX's Board of Directors to issue, without shareholder approval, preferred stock with such terms as SPX's Board of Directors may determine. SPX will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Comparison of Rights of Holders of Shares and SPX Common Stock."

                             REASONS FOR THE OFFER

     On February 17, 1998, SPX delivered a letter to the Board of Directors of the Company proposing to enter into the Proposed Business Combination pursuant to which shareholders of the Company would receive for each Share the Consideration in the amount of $12.00 net in cash and 0.4796 share of SPX Common Stock. The Consideration had a total value of $48.00, based on the $75 1/16 closing price of a share of SPX Common Stock on the NYSE Composite Tape on February 13, 1998, the last trading date preceding the date of the first public announcement of the Proposed Business Combination, and a total value of $46.56, based on the $72 1/16 closing price of a share of SPX Common Stock on the NYSE Composite Tape on April 28, 1998, the date of this Prospectus. At the time the Offer is consummated, the Consideration may have a market value that is greater or less than either of those two amounts depending upon the market price of a share of SPX Common Stock. At a total value of $46.56, the Consideration represents a 20% premium over the $38 7/8 price at which a Share closed on the NYSE on February 13, 1998 and a 28% premium over the average trading price at which a Share closed on the NYSE during the 30 trading days preceding February 17, 1998, the date of the public announcement of the Proposed Business Combination. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization. However, because of the Company's negative responses to SPX's approaches over the several months prior to February 17, 1998 (see "Background of the Offer"), SPX also filed a Registration Statement, of which this Prospectus is part, with the Commission, so that the Proposed Business Combination may be effected by means of the Offer, to be followed by the Merger in which each Share not purchased in the Offer would be converted into the right to receive the Consideration. The exchange of Shares for the Consideration in the Offer and the Merger will be a taxable transaction. See "The
Offer -- Certain Federal Income Tax Consequences."

     If the Merger is consummated, the Company will become a wholly owned subsidiary of SPX. If the Minimum Tender Condition is satisfied and the other Offer Conditions are satisfied or waived and the Offer is consummated, SPX will own at least 66 2/3% of the outstanding Shares, and SPX will have sufficient voting power in the Company to approve the Merger independent of the votes of any other shareholders of the Company.

     SPX believes that the Offer is in the best interests of the Company's shareholders because, among other things, the Consideration will allow shareholders of the Company to realize a substantial premium for their Shares in cash immediately, while continuing, through their ownership of SPX Common Stock, to participate in the future growth of the combined company.

                            BACKGROUND OF THE OFFER

     In February 1997, John B. Blystone, Chairman and Chief Executive Officer of SPX, met with Trevor O. Jones, then Chairman and interim President and Chief Executive Officer of the Company, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met for several hours with Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of the Company, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick J. O'Leary, SPX's Vice President -- Finance and Chief Financial Officer, met with Robert Tobey, the Company's Vice President -- Corporate Development. These discussions were not fruitful, and SPX was informed that the Company had no interest in a business combination with SPX.

     On December 12, 1997, Mr. Blystone wrote a letter to Mr. McCurdy setting out the strategic rationale of a business combination of the two companies and the benefits to the Company's shareholders of the transaction. Although the letter stated that SPX anticipated a price in the $40's range, Mr. Blystone advised Mr. McCurdy that SPX would be willing to revise its thinking if the Company could identify greater value in the transaction. Mr. Blystone, in his letter, further suggested that the letter be shared with the Company's Board of Directors and offered to meet with and make a presentation to the Board about any and all aspects of the proposed transaction.

     On December 17, 1997, Mr. Blystone received a letter from Mr. McCurdy stating that Mr. McCurdy had shared Mr. Blystone's views with the Company's Board of Directors, and that the Company's and the Board's position remained that the Company had no interest in further discussions with SPX.

     On December 18, 1997, Mr. Blystone sent a letter to each member of the Company's Board enclosing a copy of his December 12 letter and reiterating the merits of a strategic combination. Mr. Blystone once again offered to meet personally with and make a presentation to the Company's Board of Directors.

     On December 23, 1997, Mr. Blystone received a letter from Mr. McCurdy advising that the Company's Board of Directors was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

     On January 6, 1998, SPX notified the Company that it was that day making an HSR Filing under the HSR Act seeking to acquire up to 100% of the voting securities of the Company.

     On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of the HSR Filing and advising SPX that the Company and its advisors stood ready to aggressively defend its shareholders' interests.

     On February 17, 1998, SPX sent the Board of Directors of the Company a letter setting forth the Proposed Business Combination and its merits and reaffirming its desire to enter into a negotiated transaction.

     On the same day, SPX filed a Registration Statement, of which this Prospectus is part, with the Commission. Concurrently, SPX filed preliminary solicitation materials with the Commission for use in soliciting Demands from the shareholders of the Company that a Special Meeting be called and held for the purpose of removing the Board of Directors of the Company and replacing them with the SPX Nominees. Under the Connecticut Business Act, holders of outstanding Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting have the right to demand that the Special Meeting be called and held. On February 17, 1998, SPX also delivered to the Company its Demand that the Special Meeting be called and held.

     On March 6, 1998, SPX filed definitive solicitation materials with the Commission and commenced its solicitation of Demands to call the Special Meeting, and, on March 25, 1998, SPX delivered to the Company. Demands by holders of an aggregate of 28,253,762 Shares, representing (together with the Shares owned by SPX with respect to which a Demand had previously been delivered) approximately 45.8% of the outstanding Shares, which action SPX believes satisfies those provisions of the Connecticut Business Act and the Company's By-Laws setting forth the requirements for shareholders to call the Special Meeting. Assuming that valid Demands were delivered (see "Litigation"), under the Connecticut Business Act and the Company's By-Laws, the Special Meeting must have been called by April 24, 1998 and must be held by June 23, 1998. At various times through April 14, 1998, SPX delivered to the Company Demands by holders of an aggregate of 3,001,542 additional Shares, totaling (together with the Shares with respect to which Demands had previously been delivered) approximately 50.5% of the outstanding Shares.

     On March 24, 1998, SPX delivered a binding agreement to the Members of the Connecticut General Assembly that, for a term of at least three years following completion of the acquisition by SPX of all the outstanding stock of the Company, SPX would maintain at least the same aggregate number of employees as were employed on March 24, 1998 at the Branford Facility, if the acquisition of the Company is completed in accordance with the terms of the Proposed Business Combination and within the timeframe contemplated under current Connecticut law, and if the State of Connecticut did not enact legislation impeding SPX's ability to acquire the Company.

     On March 25, 1998, SPX signed an agreement with the UAW in which SPX agreed with the UAW, among other things, that, if SPX is successful in completing a transaction to acquire the Company, and, thereafter, the UAW seeks to unionize the Branford Facility, neither party would, among other things, (a) attack the other party by impugning the other party's motives, integrity or character, (b) engage in threats, misrepresentations or delaying tactics to frustrate the desires of Company employees, or (c) commit an unfair labor practice.

     SPX does not anticipate any significant impact on its estimated cost savings or the pro forma operating results attributable to either the agreement to the Members of the Connecticut General Assembly or the agreement with the UAW. The former agreement covers approximately 800 employees in Connecticut, representing less than 3% of the Company's total workforce. The latter agreement prescribes a course of conduct by the parties and does not entail costs.

     On March 27, 1998, SPX announced that its Annual Meeting of Shareholders would be held on May 20, 1998, and that, at that meeting, SPX's shareholders would vote on approving the issuance of shares of SPX Common Stock in connection with the Proposed Business Combination, which approval would cause the SPX Stockholder Approval Condition to be satisfied.

     On April 6, 1998, the Company brought an action in Federal District Court in Connecticut alleging that most of the Demands which SPX had delivered on March 25, 1998 were invalid and stating that the Company did not intend to call the Special Meeting. SPX believes that the Demands are valid and that the lawsuit is without merit, and has filed counterclaims against the Company in the lawsuit. See "Litigation."

                                   LITIGATION

LITIGATION RELATING TO THE PROPOSED BUSINESS COMBINATION

     On April 6, 1998, the Company commenced an action, entitled Echlin Inc. v. SPX Corporation, against SPX in the United States District Court for the District of Connecticut. The complaint alleges that SPX has made misleading statements in public announcements and filings regarding its solicitation and delivery of Demands for the Special Meeting. In particular, SPX announced on March 24, 1998, that it had received and was delivering to the Company Demands sufficient to require the Company to call the Special Meeting. The Company disputes the validity of most of those Demands on the grounds that (1) they were submitted on behalf of purported beneficial holders of the Shares without a supporting omnibus proxy from the record holder of such Shares, Cede & Co., and
(2) the Demands delivered by SPX were solicited as of February 18, 1998, despite the fact that SPX repeatedly affirmed the record date to be February 17, 1998. The Company further contends that SPX's announcements, beginning on March 24, 1998, that the Company has received Demands sufficient to require that the Company call the Special Meeting has tainted the integrity of the solicitation process because it effectively discourages holders of the Shares who have already issued Demands from submitting revocations in response to the Company's solicitation materials. In addition, the Company also alleges that SPX's announcements, beginning on March 24, 1998, have furthered SPX's scheme of causing the transfer of Shares from long-term holders of the Shares to arbitrageurs who may be more receptive to an SPX offer. Based on these contentions, the Company seeks (i) a declaratory judgment that certain of SPX's public statements regarding the validity of the Demands are false and misleading; (ii) a declaratory judgment that SPX's statements regarding the validity of the Demands were in violation of the Exchange Act and preliminary and permanent injunctive relief to enjoin SPX from continuing its proxy solicitation for Demands; and (iii) to recover certain costs.

     On April 13, 1998, SPX filed its answer, affirmative defenses, counterclaims and a motion for preliminary injunctive relief seeking (i) an order directing the Company to call the Special Meeting by April 24, 1998, to be held within 60 days of April 24, 1998, or, alternatively, an order by the Court scheduling the Special Meeting on June 1, 1998; and (ii) to enjoin the Company from making any further false or misleading statements concerning SPX's solicitation of Demands or the validity of the Demands.

     Based on the Company's contention that SPX's announcement that it delivered the required number of Demands is false and misleading for the reasons stated in its complaint, as set forth above, on April 14, 1998, the Company filed a motion for a preliminary injunction seeking to preliminarily enjoin SPX from continuing its solicitation of Demands and from taking any further action based on such solicitation. SPX believes that the Company's motion is without merit because the Demands SPX delivered on March 25, 1998 from holders of over 35% of the Shares were valid and that the Special Meeting must be called and held, as required by the Connecticut Business Act and the Company's By-Laws, on or before June 23, 1998. A hearing on the parties' respective motions is scheduled for May 7, 1998. The Court's Scheduling Order provides: "In order that SPX not be prejudiced by the establishment of this schedule, should SPX prevail on its preliminary injunction application and the Court order Echlin to call and hold a special meeting, the special meeting shall be held no later than June 23, 1998 (90 days from March 25, 1998)."

OTHER LITIGATION

     SPX has two significant legal cases pending. The following describes each case:

     On April 11, 1996, SPX was named as a defendant in an action filed in United States District Court for the Northern District of Illinois entitled Snap-on Incorporated, Snap-on Tools Company and Snap-on Technologies, Inc. v. Ronald J. Ortiz and SPX Corporation. The complaint contained seventeen counts, fifteen of which were directed to SPX. Of the fifteen counts directed to SPX, seven were related to the hiring in 1992 of a former officer of Sun Electric Corporation, five contained allegations of patent infringement and three sought a declaration of invalidity of patents owned by SPX. On June 28, 1996, SPX filed an eight count counterclaim, containing three counts of patent infringement and five counts for declaration of invalidity of patents held by the plaintiffs. These patents pertain to certain features related to performance test equipment manufactured by Sun, Snap-on and SPX. At that time, SPX also filed a motion to dismiss five of the counts of the complaint related to the hiring of the former Sun executive. On October 23, 1996, four of those counts were dismissed, three with prejudice and one with leave to amend. Since that time, a further motion to dismiss one of those counts was filed and granted. Document discovery has proceeded and depositions have been initiated. Neither the complaint nor the counterclaim contain specific allegations of damages; however, the products affected by the patents at issue are significant for Sun, Snap-on and SPX. Management expects that the value of the claims against SPX and those brought by SPX could be in the multiple millions of dollars. SPX believes it has meritorious defenses to the allegations directed against it and intends to vigorously prosecute the claims it has raised. It is not, however, possible to assess the ultimate outcome of the claims at this point. The resolution of this matter is expected no sooner than 1999 in view of the complexity of the case and the typical length of time involved in similar types of proceedings. Management is of the opinion that this litigation will not have a material adverse effect on the results of operations, financial condition or cash flows of SPX.

     In 1993, SPX terminated a business relationship with Robert Metzler and his company, Allstate's of America, Inc. In October 1993, plaintiffs Metzler and Allstate's commenced an action entitled Metzler v. SPX Corporation, et al. in the United States District Court for the Southern District of Florida against SPX and others alleging breach of contract, intentional infliction of emotional distress, and certain federal and state law antitrust actions. Several of plaintiffs' claims have been dismissed or disposed of by summary judgment, with the plaintiffs' surviving claims consisting of federal and state antitrust and related tortious interference counts. SPX has moved for summary judgment on each of the remaining antitrust and related tortious interference counts. Those motions for summary judgment are currently pending before the magistrate. The case currently is not set for trial. The complaint does not specifically assert the amount of damages; however, the value of the claims asserted against SPX, if proven, could be in the multiple millions of dollars. SPX vigorously contests plaintiffs' claims both as a matter of law and fact, and believes that it has meritorious defenses against plaintiffs' claims. On the issue of potential damages, SPX's damages expert has opined that, even if liability is assumed, plaintiffs' damages are significantly lower than those projected by plaintiffs. It is not, however, possible to assess the ultimate outcome of the claims at this point. The resolution of this matter could occur during 1998. Management is of the opinion that this litigation will not have a material adverse effect on the results of operations, financial condition or cash flows of SPX.

                              THE SPECIAL MEETING

     On February 17, 1998, SPX filed preliminary solicitation materials with the Commission to solicit Demands for the Company to call and hold a Special Meeting, and delivered its Demand to the Company. Along with its Demand, SPX presented four proposals for consideration at the Special Meeting: (i) to repeal any provision of the Company's By-Laws or amendment to the Company's By-Laws adopted by the Board of Directors of the Company or any Committee thereof at any time after April 3, 1997 (the date of the last set of By-Laws publicly filed by the Company) and before the effectiveness of the last of the proposals to be voted on at the Special Meeting; (ii) to vote upon a proposal to remove all of the members of the Board of Directors of the Company; (iii) to vote upon a proposal to amend the By-Laws of the Company to fix the number of directors of the Company at five; and (iv) to elect the five SPX Nominees to the Board of Directors of the Company.

     SPX has been attempting to negotiate a transaction with the Company for over a year. The Company, however, in past meetings and correspondence with SPX has consistently informed SPX that the Company and its Board of Directors have no interest in pursuing discussions with SPX.

     Moreover, the Rights Agreement effectively prevents SPX from consummating the Offer and the Merger without the approval of the Company's Board of Directors. Likewise, the Connecticut Business Act presents certain obstacles to the consummation of the Offer and the Merger absent Board approval. See "The Offer -- The Rights" and "-- Conditions to the Offer" and "Comparison of Rights of Holders of Shares and SPX Common Stock."

     SPX expects that if the SPX Nominees are elected, they will act to facilitate the consummation of the Proposed Business Combination, subject to their fiduciary and statutory duties as Directors of the Company. More specifically, SPX expects that the SPX Nominees will, subject to their fiduciary and statutory duties as Directors of the Company, amend the Rights Agreement so that the Rights Agreement will not be applicable to the Offer or, if the Rights Agreement can no longer be amended, cause the redemption of the Rights, thereby causing the Rights Plan Condition to be satisfied. Likewise, SPX expects that the SPX Nominees will, subject to their fiduciary and statutory duties as Directors of the Company, approve the Offer and the Merger or take such other actions so that the restrictions contained in the Business Combination Statutes will not be applicable thereto, thereby causing the Business Combination Statutes Condition to be satisfied.

     Under the Connecticut Business Act and the Company's By-Laws, a special meeting of the Company's shareholders may be called by one or more holders of Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting. On March 6, 1998, SPX filed definitive solicitation materials with the Commission and commenced its solicitation of Demands to call the Special Meeting, and, on March 25, 1998, SPX delivered to the Company Demands by holders of an aggregate of 28,253,762 Shares, representing (together with the Shares owned by SPX with respect to which a Demand had previously been delivered) approximately 45.8% of the outstanding Shares, which action SPX believes satisfies those provisions of the Connecticut Business Act and the Company's By-Laws setting forth the requirements for shareholders to call the Special Meeting. Assuming that valid Demands were delivered (see "Litigation"), under the Connecticut Business Act and the Company's By-Laws, the Special Meeting must have been called by April 24, 1998 and must be held by June 23, 1998. At various times through April 14, 1998, SPX delivered to the Company Demands by holders of an aggregate of 3,001,542 additional Shares, totaling (together with the Shares with respect to which Demands had previously been delivered) approximately 50.5% of the outstanding Shares.

                                   THE OFFER

GENERAL

     SPX hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration, in the amount of $12.00 in cash and 0.4796 of a share of SPX Common Stock, for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn.

     Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of SPX.

     The purpose of the Offer is to enable SPX to obtain control of, and ultimately the entire equity interest in, the Company. SPX presently intends, as soon as practicable after consummation of the Offer, to seek to have the Company effect the Merger. In the Merger, each outstanding Share (other than Shares owned by SPX or any of its affiliates, Shares held in the Company's treasury or by any subsidiary of the Company and Shares owned by the Company's shareholders who perfect dissenters' rights under Connecticut law) would be converted into the right to receive the Consideration. See "The Merger."

     SPX's obligation to exchange the Consideration for Shares pursuant to the Offer is conditioned on the satisfaction of the Minimum Tender Condition, the SPX Stockholder Approval Condition, the Rights Plan Condition, the Business Combination Statutes Condition, the Financing Condition and the other conditions as set forth under "-- Conditions of the Offer."

     According to the Company's 1998 Second Quarter Form 10-Q, as of March 31, 1998, there were 63,594,700 Shares outstanding. SPX owns 1,150,150 Shares. In the event that SPX acquires all of the Shares pursuant to the Offer and the Merger, then immediately following consummation of the Merger, and after giving effect to the issuance of SPX Common Stock in the Offer and the Merger, shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock. If 66 2/3% of the Shares are purchased in the Offer, such ownership percentage would be approximately

61% immediately following consummation of the Offer and after giving effect to the issuance of SPX Common Stock in the Offer.

     SPX has requested use of the Company's shareholder list and security position listings for the purpose of communications with shareholders and disseminating the Offer to holders of Shares. This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE RIGHTS

     No separate payment will be made by SPX for the Rights pursuant to the Offer. Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares. The Rights are currently evidenced by the certificates for the Shares and the tender by a shareholder of his or her Shares prior to the Distribution Date will also constitute a tender of the associated Rights. The "Distribution Date" is defined as the earlier of the following dates: (i) the close of business on the tenth day following a public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding Shares (an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later date as the Board may determine prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in the person making the offer becoming an Acquiring Person. As soon as practicable after the Company has notified the Rights Agent of the occurrence of the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights. The Distribution Date will occur on the tenth business day following the commencement by SPX of the Offer unless prior to such date the Board of Directors of the Company determines to extend the Distribution Date to a later date.

     If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time that a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation (as defined in "-- Procedure for Tendering" below) must be received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to the shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "-- Procedure for Tendering" below.

TIMING OF THE OFFER

     The Offer is currently scheduled to expire at 12:00 midnight New York City time on May 28, 1998; however, it is SPX's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "-- Extension, Termination and Amendment." SPX has received a highly confident letter from CIBC and its affiliate, CIBC Oppenheimer, in which they state that they are highly confident of their ability to raise the Financing. When information as to the material terms of the Financing becomes available, SPX will communicate such information to the Company's shareholders and the public at large by issuing a release containing such information to Dow Jones News Service. SPX believes it is highly unlikely that it will not have obtained the Financing prior to five business days before the Expiration Date; however, in this unlikely event, SPX currently intends to extend the Offer in the manner set forth below under "-- Extension, Termination and Amendment" to ensure that five business days remain for shareholders to tender their Shares in the Offer subsequent to obtaining financing.

     In connection with the Offer, SPX solicited Demands and, on March 25, 1998, delivered to the Company the requisite number of Demands, from the shareholders of the Company that a Special Meeting be called and held for the purpose of, among other things, removing the Board of Directors of the Company and electing the

SPX Nominees in their place. The Company disputes the validity of most of the Demands delivered by SPX and has filed suit in connection therewith. SPX believes the Demands delivered were valid and has brought various counterclaims against the Company. See "Litigation." Assuming SPX prevails in this dispute, under the Connecticut Business Act and the Company's By-Laws, the Special Meeting must have been called by April 24, 1998 and must be held by June 23, 1998. SPX expects that if the SPX Nominees are elected, they will take all action, subject to their fiduciary and statutory duties as Directors of the Company, to cause the Rights Plan Condition and the Business Combination Statutes Condition to be satisfied. At SPX's 1998 Annual Meeting of Shareholders to be held on May 20, 1998, SPX's shareholders will vote on approving the issuance of shares of SPX Common Stock in connection with the Proposed Business Combination, which approval would satisfy the SPX Stockholder Approval Condition.

EXTENSION, TERMINATION AND AMENDMENT

     SPX expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "-- Conditions of the Offer" shall have occurred or shall have been determined by SPX to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that SPX will exercise its right to extend the Offer. However, it is SPX's current intention to extend the Offer until all conditions to the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See "-- Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, SPX also reserves the right, in its sole discretion, at any time or from time to time,
(i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied, and (ii) to waive any condition (other than the SPX Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which SPX may choose to make any public announcement, SPX shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     SPX confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, SPX will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, SPX shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease will be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

EXCHANGE OF SHARES; DELIVERY OF SPX COMMON STOCK AND CASH CONSIDERATION

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SPX will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, SPX expressly reserves the right to delay acceptance for exchange or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, SPX will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when SPX gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of the Consideration in exchange for Shares pursuant to the Offer, and cash in lieu of fractional shares of SPX Common Stock, will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving the Consideration and cash to be paid in lieu of fractional shares of SPX Common Stock from SPX and transmitting the Consideration and cash to tendering shareholders. Under no circumstances will interest with respect to fractional shares be paid by SPX by reason of any delay in making such exchange.


     If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered or are exchanged, certificates for such unexchanged Shares will be returned without expense to the tendering shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth below under "-- Procedure for Tendering," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.


CASH IN LIEU OF FRACTIONAL SHARES OF SPX COMMON STOCK

     No certificates representing fractional shares of SPX Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of SPX Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of SPX Common Stock on the NYSE Composite Tape on the date such shareholder's Shares are accepted for exchange by SPX.

WITHDRAWAL RIGHTS


     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by SPX for the Consideration pursuant to the Offer, may also be withdrawn at any time after June 26, 1998.


     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

     The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "-- Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.


     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by SPX, in its sole discretion, which determination shall be final and binding. Neither SPX, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "-- Procedure for Tendering" at any time prior to the Expiration Date.

     A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

     For a shareholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly exercised Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SPX may enforce such agreement against such participant.

     Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a shareholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering shareholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. If Rights certificates are distributed, SPX will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. SPX reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

     Nevertheless, SPX will be entitled to accept for exchange Shares tendered by a shareholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation for such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, SPX may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by SPX to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of SPX.


     The Exchange Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the mailing of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering shareholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.


     Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Shares are tendered (i) by a registered holder of Shares (including any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

     If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or such shareholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) such tenders are made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by SPX, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and


     (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at the Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.


     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.


     In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at the Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.



     By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of SPX as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for exchange by SPX and with respect to any and all other Shares and other securities issued or issuable in respect of the Shares from and after the date of this Prospectus. Such appointment is effective, and voting rights will be effected, when and only to the extent that SPX deposits the Consideration for Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). SPX's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Company shareholders, by written consent in lieu of any such meeting or otherwise. SPX reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon SPX's exchange of such Shares, SPX must be able to exercise full voting rights with respect to such Shares.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by SPX, in its sole discretion, which determination shall be final and binding. SPX reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of SPX's counsel, be unlawful. SPX also reserves the absolute right to waive any of the conditions of the Offer (other than the SPX Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in such tender have been cured or waived. Neither SPX, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. SPX's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Company shareholder and SPX upon the terms and subject to the conditions of the Offer.

FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING

     To prevent backup U.S. federal income tax withholding equal to 31% of the gross proceeds (i.e., SPX Common Stock and cash) payable pursuant to the Offer and the Merger, each shareholder who does not otherwise establish an exemption from backup withholding must notify the Exchange Agent of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, a Substitute Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should generally complete and sign a form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding. As more fully described below, in the case of a foreign shareholder, even if such shareholder has provided the required certification to avoid backup withholding, the Exchange Agent will withhold 30% of certain cash payments made pursuant to the Offer and the Merger unless a reduced rate of withholding or an exemption from withholding is applicable.

     The Exchange Agent will withhold U.S. federal income taxes equal to 30% of the SPX Cash (as defined below in "-- Certain Federal Income Tax
Consequences -- Shareholders Owning Both Shares and SPX Common Stock") payable to foreign shareholders in the Offer and the Merger unless SPX and the Exchange Agent determine that (i) a reduced rate of withholding is available pursuant to a tax treaty or (ii) an exemption from withholding is applicable because such gross cash proceeds are effectively connected with the conduct of a trade or business within the United States. For these purposes, a foreign shareholder is any shareholder other than a United States Person (as defined below in "-- Certain Federal Income Tax Consequences"). In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Exchange Agent before any payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross cash proceeds received from SPX pursuant to the Offer and the Merger are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Exchange Agent before any payment a properly completed and executed IRS Form 4224. SPX and the Exchange Agent will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that such reliance thereon is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "substantially disproportionate" or "meaningful reduction" tests of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified and applied under
Section 304 of the Code (see "-- Certain Federal Income Tax
Consequences -- Shareholders Owning Both Shares and SPX Common Stock"), or such shareholder is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material anticipated U.S. federal income tax consequences of the Offer and the Merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, and may not apply to Company shareholders in special tax situations (such as insurance companies, regulated investment companies, financial institutions, dealers in securities, tax exempt organizations, persons who hold Shares as part of a "straddle," "hedging" or "conversion" transaction or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar) or to shareholders who acquired their Shares pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not discuss the tax consequences to holders of Company warrants or stock options, nor to persons who exercise dissenters' rights in the Merger. The discussion below applies only to shareholders who hold their Shares as capital assets, within the meaning of Section 1221 of the Code. This discussion is based upon laws, regulations, rulings, administrative pronouncements and decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the Offer and the Merger.

     The discussion below applies only to a United States Person. As used herein, the term United States Person means (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust.

     Tax Treatment of the Offer and the Merger. The exchange of Shares for cash and SPX Common Stock pursuant to the Offer or the Merger (or both) will be a taxable transaction for U.S. federal income tax purposes, and may also be taxable under applicable state, local and foreign tax laws. Although, as described below, the exchange of Shares in the Offer and the Merger is likely to be governed in part by Section 304 of the Code, in general (subject to the discussion below with respect to shareholders owning, directly or constructively, stock in both the Company and SPX other than the SPX Common Stock received in the Offer or the Merger (see "-- Shareholders Owning Both Shares and SPX Common Stock," below)), for U.S. federal income tax purposes, each shareholder will recognize capital gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares of SPX Common Stock received and (y) the shareholder's adjusted tax basis in the Shares exchanged therefor. Calculation of gain or loss must be made separately for each block of Shares exchanged by a shareholder. Any gain recognized will (in the case of individual shareholders) be subject to reduced rates of taxation if the shareholder's holding period for the Shares exceeds 12 months, subject to further reduction in the case of Shares held for more than 18 months. The shareholder will have a tax basis in the SPX Common Stock received equal to the fair market value thereof, and the shareholder's holding period for the SPX Common Stock will begin on the day following the date of the exchange.

     Shareholders Owning Both Shares and SPX Common Stock. If, as is believed likely, the Offer and the Merger are treated as a single integrated transaction for U.S. federal income tax purposes, the portion of a shareholder's Shares exchanged for cash attributable to SPX (the "SPX Cash") should be treated as a deemed distribution in redemption of SPX Common Stock it owns or is considered to own pursuant to Section 304 of the Code. SPX Cash is equal to the cash exchanged in the Offer and the Merger, minus the sum of any such cash attributable to cash held by the Company immediately prior to the Merger plus any increase in indebtedness of the Company arising by virtue of the Merger. As a result, a shareholder who immediately prior to exchanging Shares in the Offer or Merger owns SPX Common Stock (either directly or pursuant to certain constructive ownership rules which are described below and not including SPX Common Stock received in the Offer or the Merger) may have different tax treatment than that discussed above under the heading "-- Tax Treatment of the Offer and the Merger." Such shareholders will recognize capital gain or loss on the portion of their Shares exchanged for SPX Common Stock and cash that is not SPX Cash ("Company Cash"), in an amount equal to the difference between (x) the sum of the Company Cash and the fair market value of the SPX Common Stock received and (y) the shareholder's tax basis in the Shares deemed exchanged therefor. Any such gain will be taxed as described above under the heading "-- Tax Treatment of the Offer and the Merger." However, such shareholders will recognize capital gain or loss with respect to the portion of their Shares exchanged for SPX Cash only if, after giving effect to the constructive ownership rules of Section 318 of the Code (as modified for purposes of Section
304), the receipt of such cash either is (a) "substantially disproportionate" with respect to that shareholder or (b) is "not essentially equivalent to a dividend" with respect to that shareholder within the meaning of Section 302 of the Code (collectively, the "Section 302 Tests"). Both of these tests, and
Section 318, are described below.

     If either of the Section 302 Tests is satisfied with respect to a shareholder, that shareholder will recognize capital gain or loss equal to the difference between the amount of SPX Cash received pursuant to the Offer or

Merger (or both) and that shareholder's basis for the Shares exchanged therefor. Any such gain will be taxed as described above under the heading "-- Tax Treatment of the Offer and the Merger."

     If neither of the Section 302 Tests is satisfied with respect to a shareholder, that shareholder will be treated as having received a dividend (taxable as ordinary income) in an amount equal to the SPX Cash (or, if less, equal to that shareholder's allocable portion of the Company's and SPX's current and accumulated earnings and profits ("E&P")). Any SPX Cash received in excess of such allocable portion of E&P will be treated, first, as a non-taxable return of capital to the extent of the shareholder's basis in the SPX Common Stock treated as redeemed, and thereafter as capital gain to the extent it exceeds such basis. Proper adjustment will be made to such shareholder's basis for his SPX Shares, if any, to reflect any unutilized basis for the stock treated as redeemed. Corporate holders of Shares who are deemed to receive a dividend pursuant to the Offer or the Merger will be subject to special rules described under "-- Treatment of Dividends to Corporate Shareholders" below.

     A deemed redemption of SPX Common Stock from a shareholder will be "substantially disproportionate" with respect to that shareholder if (a) the percentage of the outstanding Shares constructively owned by the shareholder immediately following the Merger is less than (b) 80% of the percentage of the outstanding Shares actually and constructively owned by that shareholder immediately before the purchase of Shares pursuant to the Offer and the Merger.

     A shareholder who fails to satisfy the "substantially disproportionate" test may nevertheless satisfy the "not essentially equivalent to a dividend" test if such shareholder's disposition of Shares pursuant to the Offer or the Merger results in a "meaningful reduction" in his proportionate interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

     In determining whether either of the Section 302 Tests is satisfied, a shareholder must take into account not only stock of the Company which he actually owns, but also stock of the Company which he constructively owns pursuant to Section 318 of the Code as modified for purpose of Section 304 of the Code. Under Section 318 of the Code as modified, (i) a stockholder of SPX (no matter how small its ownership interest in SPX) will be treated as constructively owning a proportionate part of the stock of the Company owned by SPX after consummation of the Offer and Merger, and (ii) certain modified rules will apply in determining the extent to which a corporation will be treated as owning stock actually or constructively owned by its stockholders. In addition, a shareholder may constructively own stock of the Company and of SPX (a) actually owned, and in some cases constructively owned, by certain related individuals and entities, and (b) which the shareholder has the right to acquire by exercise of an option or a conversion privilege (including, perhaps, the Rights).

     Treatment of Dividends to Corporate Shareholders. To the extent that SPX Cash received in exchange for Shares is treated as a dividend to a corporate shareholder, such holder will be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. Under recently enacted legislation, any SPX Cash which is treated as a dividend to a corporate shareholder will constitute an extraordinary dividend, except as otherwise provided in Treasury regulations which have yet to be promulgated. Consequently, the nontaxed portion of the dividend would reduce a corporate holder's adjusted tax basis in the Shares exchanged for SPX Cash, but not below zero, and would thereafter be taxable as a capital gain from the sale or exchange of the Shares exchanged for SPX Cash.

     Tax Treatment if Offer and Merger Are Not Integrated. In the unlikely event that the Offer and the Merger were not treated as a single integrated transaction for U.S. federal income tax purposes, both the Offer and the Merger would be taxable transactions. The cash received in the Offer would be subject to Section 304 of the Code, and the tax consequences to an individual shareholder would depend on the application of the Section 302 Tests (as described above) to such shareholder based on such shareholder's particular facts and circumstances. The cash received in the Merger might also in part be subject to Section 304 of the Code. However, any shareholder who tenders all of its Shares in the Offer and does not, actually or by attribution, own any shares of SPX Common Stock immediately prior to the effectuation of the Offer, should recognize capital gain or loss.

RIGHTS

     Because there is no specific binding authority dealing with securities such as the Rights, it is unclear what the U.S. federal income tax consequences are of the Rights becoming separately transferable apart from the Shares, the redemption of the Rights, or the acquisition by SPX of the Rights. Company shareholders should consult their own tax advisors as to the tax consequences of transactions with respect to the Rights.

     THE FOREGOING DISCUSSION RELATES TO THE MATERIAL ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. THE ANALYSIS CONTAINED HEREIN DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER, OR ANY OTHER UNITED STATES TAX CONSEQUENCE OTHER THAN INCOME TAX CONSEQUENCES (E.G., ESTATE OR GIFT TAX CONSEQUENCES), AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PARTICULAR COMPANY SHAREHOLDER. COMPANY SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

     See "-- Federal Income Tax Withholding and Backup Withholding" for information regarding the application of U.S. federal income tax withholding and backup withholding.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed and principally traded on the NYSE and are also listed on the PE and the International Stock Exchange in London. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer the Shares may no longer meet the requirements of such securities exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

     According to the Company's 1998 Second Quarter Form 10-Q, there were outstanding, as of March 31, 1998, 63,594,700 Shares, and according to the Company's 1997 Form 10-K, as of December 31, 1997, there were outstanding options to acquire 2,044,284 Shares, and, as of November 5, 1997, 3,295 record holders of Shares.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, through NASDAQ or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

     The Rights are registered under the Exchange Act and are listed on the NYSE, but currently are attached to the outstanding Shares and are not separately transferable. The Rights may become transferable apart from the Shares, unless previously redeemed or unless the Rights Agreement is amended so as to make the Offer not applicable to the Rights. If the Rights are not redeemed and the Rights Agreement is not so amended so as to make the Offer inapplicable to the Rights and SPX waives the Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE MERGER

     The purpose of the Offer is to enable SPX to obtain control of, and ultimately the entire equity interest in, the Company.

     The Offer, as the first step in the acquisition by SPX, is intended to facilitate the acquisition of all of the Shares. SPX presently intends, following consummation of the Offer, to propose and seek to have the Company effect the Merger. In the Merger, each outstanding share (other than Shares owned by SPX or any of its affiliates, Shares held in the treasury of the Company or by any subsidiary of the Company and Shares owned by the Company's shareholders who perfect dissenters' rights under Connecticut law) would be converted into the right to receive the Consideration. Assuming the Minimum Tender Condition and the other Offer Conditions are satisfied (or waived, as applicable) and SPX consummates the Offer, SPX would be able to consummate the Merger without any additional vote of the holders of SPX Common Stock or the vote of any other shareholders of the Company.

     It is SPX's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger as soon as possible after successful completion of the Offer.

     SPX reserves the right to change the structure of the Merger to provide for the merger of a subsidiary of SPX into the Company or for a merger of the Company into SPX in the context of a negotiated transaction with the Company.

CONDITIONS OF THE OFFER

     Minimum Tender Condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by SPX and its affiliates, will constitute at least 66 2/3% of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by SPX pursuant to the Offer. According to the Company's 1998 Second Quarter Form 10-Q, as of March 31, 1998, there were 63,594,700 Shares outstanding, and according to the Company's 1997 Form 10-K, as of December 31, 1997, options covering an aggregate of 2,044,284 Shares had been granted. As of the date of this Prospectus, SPX owned 1,150,150 Shares, or approximately 1.8% of the outstanding Shares. Based on the foregoing and assuming no additional Shares have been or will be issued after March 31, 1998 (other than Shares issued pursuant to the exercise of the stock options referred to above), and no options, warrants or rights exercisable for, or securities convertible into, Shares have been or will be issued after December 31, 1997, the Minimum Tender Condition would be satisfied if at least 42,609,173 Shares were validly tendered into and not withdrawn from the Offer. SPX reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer will expire no sooner than ten business days from the date of such waiver or amendment.

     SPX Stockholder Approval Condition. The Offer is conditioned upon, among other things, the satisfaction of the SPX Stockholder Approval Condition. Pursuant to the rules of the NYSE (on which the SPX Common Stock is listed), because the number of shares of SPX Common Stock to be issued in the Offer and the Merger will exceed 20% of the shares outstanding prior to such issuance, the issuance must be approved by the holders of a majority of the shares of SPX Common Stock, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of SPX Common Stock outstanding on the applicable record date. Under the Delaware General Corporation Law and the NYSE rules, approval by a majority of the votes entitled to be cast by the holders of SPX Common Stock that are present or represented by proxy is required to effect the amendment. SPX will seek such approval at the SPX Annual Meeting of Shareholders to be held on May 20, 1998.

     Rights Plan Condition. The Offer is conditioned upon, among other things, the satisfaction of the Rights Plan Condition. The Rights Plan Condition may be satisfied in several ways, including by the Company's Board of Directors (a) amending the Rights Agreement so that the Rights would not be triggered by the Offer and the Merger or (b) redeeming the Rights. As noted above, if the SPX Nominees are elected to the Board of Directors of the Company, it is expected that they will take all action required to cause the Rights Plan Condition to be satisfied, subject to their fiduciary and statutory duties as Directors of the Company.

     For additional information concerning the Rights Agreement, see "The Offer -- The Rights" and "Comparison of Rights of Holders of Shares and SPX Common Stock."

     Business Combination Statutes Condition. The Offer is conditioned upon, among other things, SPX being satisfied, in its sole judgment, that the provisions of Sections 841 and 844 of the Connecticut Business Combination Statutes are inapplicable to SPX, the Offer and the Merger and that (i) the only approval necessary by the shareholders of the Company to approve the Merger is the affirmative vote of 66 2/3% of the outstanding Shares (and, in such vote, that the Shares held by SPX or any affiliate of SPX will have full voting rights) and (ii) the Connecticut Business Combination Statutes will not prohibit for any period of time the consummation of the Merger or any other "business combination" (as defined in such statutes) involving SPX or any affiliate or associate of SPX.

     Section 844 of the Connecticut Business Combination Statutes provides that a corporation may not engage in any business combination with an "Interested Shareholder" (defined as the beneficial owner of 10% or more of the voting power of a company) for five years following the date on which the Interested Shareholder became such unless the acquisition which resulted in the Interested Shareholder becoming such (the "10% Acquisition"), or the business combination, is approved by the board of directors and by a majority of the non-employee directors, of which there shall be at least two, before the date of the 10% Acquisition.

     Sections 841 and 842 of the Connecticut Business Combination Statutes provide that any business combination with an Interested Shareholder that was not approved by the board of directors prior to the 10% Acquisition must be approved by the board of directors, 80% of the voting power of the outstanding shares of the voting stock of the corporation and two-thirds of the voting power not controlled by the Interested Shareholder or meet certain conditions regarding minimum price and type of consideration.

     As noted above, if the SPX Nominees are elected to the Board of Directors of the Company, it is expected that they will take all action required to cause the Business Combination Statutes Condition to be satisfied, subject to their fiduciary and statutory duties as Directors of the Company.

     For additional information concerning the Connecticut Business Combination Statutes, see "Comparison of Rights of Holders of Shares and SPX Common Stock."

     Financing Condition. The Offer is conditioned upon, among other things, SPX obtaining, prior to the expiration of the Offer, on terms and conditions satisfactory to SPX in its sole discretion, sufficient Financing to enable consummation of the Offer and the Merger (the "Financing Condition"). SPX estimates that the total amount of financing that will be required to pay the cash component of the Consideration in the Proposed Business Combination, to refinance outstanding debt of SPX and of the Company, to pay fees and expenses related to the Proposed Business Combination and to provide working capital will be approximately $2.4 billion. SPX has received a highly confident letter from CIBC and its affiliate, CIBC Oppenheimer, dated February 13, 1998, in which the two entities have stated that they are highly confident of their ability to raise the Financing, subject to certain conditions set forth therein, including without limitation (i) acceptance by the Company of SPX's proposal and execution of the definitive documentation; (ii) satisfactory completion of financial, business and legal due diligence by CIBC and CIBC Oppenheimer regarding the Company; (iii) agreement among SPX, CIBC and CIBC Oppenheimer upon a mutually acceptable set of terms and conditions upon which a lending commitment could be issued; (iv) the absence of any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of SPX or the Company; (v) no material disruption or adverse change in CIBC or CIBC Oppenheimer's opinion in the financial, banking or capital markets; and (vi) the receipt of all necessary governmental, regulatory and third-party approvals and consents in connection with the transaction.

     Regulatory Approval Condition. The Offer is conditioned upon, among other things, any regulatory approvals required to consummate the Offer (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Board of Directors of SPX determines will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer (the "Regulatory Approval Condition"). Based on the Company's public filings, these approvals may include the approval of certain foreign governmental agencies. SPX will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. The Offer cannot proceed in the absence of any Requisite Regulatory Approvals. Although no assurances can be given, SPX anticipates that it will receive any Requisite Regulatory Approvals on a timely basis.

     Under the HSR Act and the rules and regulations that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On January 6, 1998, SPX filed with the Antitrust Division and the FTC its HSR Filing seeking to acquire up to 100% of the outstanding Shares. At 11:59 p.m. on February 5, 1998 the waiting period expired with respect to SPX's HSR Filing. Accordingly, satisfaction of the premerger notification and waiting period requirements of the HSR Act is not a condition of the Offer.

     Certain stockholders of the Company may be required to make separate filings with the Antitrust Division and the FTC under the HSR Act and the rules and regulations that have been promulgated thereunder in conjunction with the receipt of shares of SPX Common Stock. Such shareholders will then be required to observe applicable waiting periods under the HSR Act and the rules and regulations promulgated thereunder before receiving shares of SPX Common Stock. If any shareholder is obligated to make such a filing, SPX will deposit the shares of SPX Common Stock to be exchanged, pursuant to the rules and regulations promulgated under the HSR Act, pending expiration or early termination of the waiting period.

     Except as set forth above, based upon an examination of publicly available information filed by the Company with the Commission and other publicly available information with respect to the Company, SPX is not aware of (a) any license or regulatory permit which appears to be material to the business of the Company and its subsidiaries taken as a whole, and which is likely to be adversely affected by SPX's acquisition of Shares pursuant to the Offer or (b) any approval or other action by a state, federal or foreign governmental, administrative or regulatory agency or authority (each, a "Governmental Entity") that would be required prior to the acquisition of Shares pursuant to the Offer. SPX presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, SPX expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

     There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to the Company, SPX or their respective businesses in the event of adverse regulatory action or inaction.

     Certain Other Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to SPX's obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), SPX shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if, at the Expiration Date, the Minimum Tender Condition, the SPX Stockholder Approval Condition, the Rights Plan Condition, the Business Combination Statutes Condition, the Financing Condition, and the Regulatory Approval Condition shall not have been satisfied or, if legally permissible, waived, or if on or after the date of this Prospectus and on or prior to the Expiration Date:

     (x) either of the following events shall not have occurred:

          (a) The shares of SPX Common Stock (and the accompanying SPX Rights) which shall be issued to the shareholders of the Company in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; or

          (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; or

     (y) any of the following conditions shall exist:

          (a) there shall have been threatened or be pending any action or proceeding before any court or Governmental Entity, (i) challenging or seeking to restrain or prohibit, or seeking to impose voting, procedural, price or other requirements, in addition to those required by federal securities laws and the Connecticut Business Act (each as in effect on the date of this Offer), in connection with, the making of the Offer, the acceptance for exchange of, or exchange for, any Shares by SPX or any affiliate of SPX or the consummation by SPX or any affiliate of SPX of the Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, SPX or any of their subsidiaries of any material portion of the business or assets of the Company, SPX or any of their subsidiaries, or to compel the Company, SPX or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, SPX or any of their subsidiaries; (iii) seeking to impose limitations on the ability of SPX or any affiliate of SPX to exercise effectively full rights of ownership of any Shares (including the Rights associated with Shares), including, without limitation, the right to vote any Shares acquired by SPX pursuant to the Offer or otherwise on all matters previously presented to the Company's shareholders; (iv) seeking to require divestiture by SPX or any of SPX's affiliates of any Shares; (v) seeking any material diminution in the benefits expected to be derived by SPX or any affiliates of SPX as a result of the transactions contemplated by the Offer or the Merger or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of SPX, might materially adversely affect the Company or any of its subsidiaries or SPX or any affiliate of SPX or the value of the Shares; or (vii) which otherwise, in the reasonable judgment of SPX, is reasonably likely to have a material adverse effect on the business, operations (including, without limitation, result of operations), condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect") or on SPX;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, or deemed applicable to (i) SPX, the Company or any affiliate of SPX or the Company or (ii) the Offer or the Merger or other business combination by SPX or any affiliate of SPX with the Company, by any legislative body, court, or Governmental Entity, which, in the reasonable judgment of SPX, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (y)(a) above;

          (c) there shall have occurred any change, condition, event or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or SPX shall have become aware of any fact of which SPX had no actual or constructive knowledge as of the date of this Offer which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including without limitation any decline, measured from the close of business on the day preceding the date of this Prospectus, in the Standard & Poor's 500 Index by an amount in excess of 10%,
              (iii) any change in the general political, market, economic, regulatory or financial condition in the United States or abroad that could, in the reasonable business judgment of SPX, have a Material Adverse Effect, (iv) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government or Governmental Entity on, or other event that, in the reasonable judgment of SPX, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing on the date of this Prospectus a material acceleration or worsening thereof;

          (e) The Company or any of its affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid),
              (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options granted prior to the date of this Offer, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than (A) a regular cash quarterly dividend not in excess of $0.225 per Share, having customary and usual record and payment dates and (B) in the event the Rights are redeemed, the price of redemption thereof), (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that in the reasonable judgment of SPX could adversely affect either the value of the Company or any of its subsidiaries or other affiliates or the value of the Shares to SPX or any affiliate of SPX, (ix) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such person, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, (xi) amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or By-Laws, or
          (xii) SPX shall have become aware that the Company or any of its subsidiaries shall have taken any of the foregoing actions that was not disclosed in publicly available filings prior to the date of this Offer;

          (f) SPX shall have reached an agreement or understanding with the Company providing for termination of the Offer, or SPX or any affiliate of SPX shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

     which, in the reasonable judgment of SPX in any such case, and regardless of the circumstances (including any action or inaction by SPX or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of SPX and may be asserted by SPX regardless of the circumstances giving rise to any such condition or may be waived by SPX in whole or in part at any time and from time to time. The determination as to whether any condition has been satisfied shall be in the reasonable judgment of SPX and will be final and binding on all parties. The failure by SPX at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that SPX reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, SPX will either promptly exchange such Shares or promptly return such Shares.

SOURCE AND AMOUNT OF FUNDS

     SPX estimates that the total amount of funds that will be required to pay the cash component of the Consideration in the Proposed Business Combination, to refinance outstanding debt of SPX and of the Company, to pay fees and expenses related to the Proposed Business Combination and to provide working capital will be approximately $2.4 billion. See "-- Fees and Expenses." SPX plans to obtain the necessary Financing pursuant to credit facilities to be arranged by CIBC and CIBC Oppenheimer. SPX has received a letter from those two entities, dated February 13, 1998, in which CIBC and CIBC Oppenheimer have stated that they are highly confident of their ability to raise the Financing. See "-- Conditions of the Offer -- Financing Condition."

DEBT INSTRUMENTS OF THE COMPANY

     SPX has not had access to, and therefore has not been able to review, any of the documents governing any indebtedness of the Company. Some or all of these documents may contain provisions for acceleration of the Company's indebtedness upon a change in control of the Company. In arranging for receipt of the "highly confident" letter with respect to the financing necessary to effect the transaction, SPX has assumed that all of the indebtedness of the Company would need to be refinanced.

RELATIONSHIPS WITH THE COMPANY

     Except as set forth herein under the captions "Prospectus
Summary -- Background of the Offer" and "Background of the Offer," neither SPX nor, to the best of its knowledge, any of its directors or executive officers nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither SPX nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in equity securities of the Company during the last 60 days.

     Except as described in this Prospectus, neither SPX nor, to the best of its knowledge, any of its directors or executive officers has (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; or (iii) has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     Pursuant to the Company's Change in Control Severance Policy, if an event constituting a "Change in Control" (as defined below) of the Company occurs and the Board of Directors of the Company declares that such event qualifies or will qualify as a Change in Control, employees of the Company will have contractual rights against the Company or its successor to receive certain severance benefits upon a "Qualifying Termination" (as defined below) of their employment following such Change in Control. Benefits under the Change in Control Severance Policy include the following: (i) a lump sum equal to one week of annual base salary and one week of annual executive bonus for each year of service, but not less than between 7.5 and 36 months of pay (depending upon the level of responsibility of the employee); (ii) continued insurance coverage; and (iii) in lieu of outplacement services, between 5% and 15% (depending upon the level of responsibility of the employee) of annual base salary. The Change in Control Severance Policy contains a "gross-up" provision to reimburse an employee in the event that a payment triggers an excise tax pursuant to Section 4999 of the Code (or similar tax). The Company has also agreed to pay all reasonable legal fees and disbursements of an employee in enforcing his or her rights under the Change in Control Severance Policy. The consummation of the transactions contemplated by the Offer, the Merger and SPX's Demand Solicitation will each constitute a Change in Control if the Company's Board of Directors declares it to be so. A "Qualifying Termination" of an employee is defined as either of the following during the two years following the Change in Control: (i) layoff or involuntary termination by the Company or its successor other than for cause or by reason of death or disability, or (ii) termination by the employee for "Good Reason." "Good Reason" is defined as including, for employees who are corporate officers or assistant corporate officers of the Company on the date of the Change in Control, termination by the employee for any reason during the thirty-day period commencing one year after the date of the Change in Control. The Company has reported in the Company's 1997 Annual Meeting Proxy Statement that approximately 350 of its employees participate in the Change in Control Severance Policy, including all salaried employees on the corporate staff of the Company.

     A Change in Control of the Company would also affect certain other of the publicly available employee benefit and compensation plans of the Company, as follows: Under the Company's 1992 Stock Option Plan, options granted under the plan (and certain incentive stock options granted prior to the plan's effective date) would be deemed to have associated stock appreciation rights. Upon exercise, these rights would be paid in cash, with the number of rights exercised serving to reduce the number of shares underlying the options. Under the Company's Performance Unit Plan, outstanding performance units would immediately vest at a value equal to 100% of the value of the performance units multiplied by a fraction representing the elapsed portion of the performance period. The performance units would be required to be paid in cash within ninety days following the Change in Control. Under the Company's Supplemental Senior Executive Retirement Plan and Supplemental Executive Retirement Plan, the Company would be required to fully fund trusts established for the payment of plan benefits, and, in addition, upon termination of a participant's employment within the two years following the Change in Control (i) by the Company other than for cause or by reason of death or disability or (ii) by the participant with "Good Reason," the participant would become vested in his or her plan benefit. ("Good Reason" for purposes of these plans does not include the right of a participant to terminate his or her employment for any reason during the thirty-day period commencing one year after the date of the Change in Control.) Under the Company's 1996 Non-Employee Director Stock Option Plan, all outstanding options would immediately vest and remain exercisable through their expiration dates (but not more than ten years from date of grant). Under all these plans, the consummation of the transactions contemplated by the Offer, the Merger and SPX's Demand Solicitation will each constitute a Change in Control if the Company's Board of Directors declares it to be so.

     In the Company's 1997 Annual Meeting Proxy Statement, the Company also reports that, with respect to its defined benefit pension plan, a Change in Control would result in (i) the immediate vesting of accrued but unvested benefits and (ii) the grant of service credit on the same basis as the grant of benefits under the Change in Control Severance Policy (i.e., one week of service credit for each year of service, but not less than 7.5 months of service credit and not more than 36 months of service credit (depending on the level of responsibility of the employee)).

FEES AND EXPENSES

     SPX has retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and SPX will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

     CIBC Oppenheimer is acting as financial advisor to SPX in connection with the Proposed Business Combination, and as Dealer Manager of the Offer, for which services SPX has paid a fee of $500,000 and has agreed to pay additional fees, up to a maximum of $8.5 million in the aggregate (in addition to any fees which may be paid to CIBC Oppenheimer in connection with arranging or participating in the financing of the transaction), a substantial portion of which is contingent upon the consummation of the Proposed Business Combination. SPX has also agreed to reimburse CIBC Oppenheimer for its reasonable out-of-pocket expenses, including reasonable attorneys' fees up to a specified maximum, and has agreed to indemnify CIBC Oppenheimer and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In connection with CIBC Oppenheimer's engagement as financial advisor, officers and employees of CIBC Oppenheimer may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. CIBC Oppenheimer will not receive any fee for or in connection with such solicitation activities by its officers and employees apart from the fees it is otherwise entitled to receive as described above. CIBC Oppenheimer (or its predecessor) has in the past rendered financial advisory services to SPX for which it received customary compensation, and may in the future render services to SPX for which it will receive fees.

     SPX will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     SPX will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by SPX for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

     The Offer and the Merger will be accounted for as a reverse acquisition as the shareholders of the Company will own a majority of the shares of SPX upon completion of the Merger. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price is based on the market value of the SPX Common Stock at the date of acquisition. The cash portion of the Consideration will be accounted for as a dividend by the combined company. SPX's financial position and results of operations will not be included in the Company's consolidated accounts prior to the date the Merger is consummated.

STOCK EXCHANGE LISTING

     The SPX Common Stock is listed on the NYSE and the PE. Application will be made to list the SPX Common Stock to be issued pursuant to the Offer and the Merger on the NYSE. As described above under "The Offer -- Conditions of the Offer -- SPX Stockholder Approval Condition," pursuant to the rules of the NYSE, assuming there is a quorum present at the shareholders meeting at which the matter is being considered (consisting of over 50% of the stock issued and outstanding and entitled to be voted at the shareholders meeting), the issuance of the additional shares must be approved by a majority of the votes entitled to be cast by the holders of SPX Common Stock that are present or represented by proxy at the stockholders meeting. SPX will seek such approval at the SPX Annual Meeting of Shareholders to be held on May 20, 1998.

                                   THE MERGER

GENERAL

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization.

DISSENTERS' RIGHTS

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Connecticut Business Act and is qualified in its entirety by the full text of Part XIII (Sections 33-855 through 33-872) of that Act.

     Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Part XIII of the Connecticut Business Act, have certain rights to dissent and to require the surviving company in the Merger to purchase their Shares for fair value. In general, a holder of Shares will be entitled to exercise "dissenters' rights" under the Connecticut Business Act only if such holder of Shares (i) delivers to the Company prior to the time the vote is taken with respect to the Merger, written notice of his or her intent to demand payment for his or her Shares if the Merger is effectuated and (ii) does not vote his or her Shares in favor of the Merger. If the statutory procedures relating to dissenters' rights are complied with, such rights could result in a judicial determination of the fair value of the Shares. The "fair value" would be determined based on the value of the Shares immediately before the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The value so determined could be more or less than the Consideration.

                       BUSINESSES OF SPX AND THE COMPANY

SPX

     SPX is a global provider of Vehicle Service Solutions to franchised dealers of motor vehicle manufacturers and independent service locations, Service Support to vehicle manufacturers and Vehicle Components to the worldwide motor vehicle industry.

     SPX is comprised of two business segments. The Service Solutions segment includes operations that primarily design, manufacture and market a wide range of specialty service tools, equipment and services to the global motor vehicle industry. Major customers are franchised dealers of motor vehicle manufacturers, aftermarket vehicle service facilities and independent distributors. Vehicle Components includes operations that primarily design, manufacture and market transmission and steering components for light- and heavy-duty vehicle markets, principally in North America and Europe. Major customers of this segment include vehicle manufacturers, other component manufacturers and the aftermarket.

     SPX was organized in 1911 under the laws of Michigan and reincorporated in Delaware in 1968. SPX was known as The Piston Ring Company until 1931, when it changed its name to Sealed Power Corporation. In 1988, it changed its name again to SPX Corporation. Today SPX is a multinational corporation with operations in 14 countries. SPX's corporate headquarters are located at 700 Terrace Point Drive, Muskegon, MI 49443-3301, telephone number (616) 724-5000.

     On April 21, 1998, SPX announced its first quarter 1998 results. Revenues were $230.4 million in the first quarter of 1998 compared to $236.7 million in the first quarter of 1997. The first quarter of 1997 included $23.5 million of revenues of the Sealed Power division which was sold on February 7, 1997. First quarter 1998 revenues were up 8% over the first quarter 1997 revenues if the revenues of Sealed Power division are excluded. First quarter 1998 earnings per share were $1.54 and included a $0.66 per share unrealized gain on the investment in Shares, net of transaction costs associated with the Proposed Business Combination. First quarter 1997 earnings per share were $1.68 and included a $2.14 per share gain on the sale of the Sealed Power division, a $0.28 per share charge associated with certain litigation, and a $0.71 per share charge related to debt retirement. All per share information is presented on a diluted basis.

THE COMPANY

     The following information concerning the Company is excerpted from the Company's 1997 Form 10-K and other publicly available information. See "Company Information."

     The Company was incorporated in the State of Connecticut in 1959 and is engaged in only one business segment as a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles. During the past fiscal year, the Company continued to conduct its business in a manner consistent with prior years.

     The Company's principal products can be classified into the following categories: brake system parts, engine system parts, other vehicle parts and non-vehicular products. Brake system parts include hydraulic brake master cylinders, brake shoes, drums, brake cables, hardware and wheel cylinders for drum brake systems, disc pads, rotors and calipers for disc brake systems, hoses and electric brake controllers and antilock brake systems. In addition, wheel oil seals, compressors, air dryers, valves, power boosters, pressure converters, airbrake actuating products, spring brakes, brake block, remanufactured brake shoes, hose assemblies, pneumatic and electrical connectors, slack adjusters, gladhands, hubs and trailer draw bars are manufactured for the heavy-duty brake market. Engine system parts include condensers, contacts, complete distributors, distributor caps, ignition coils, rotors, control modules, sensors, actuators, electron voltage regulators, wire and cable products, carburetor and emission control parts, fuel pumps, lines and rails, water pumps, oil pumps, filters, gaskets, heating and air-conditioning coupled hose assemblies, oil coolers, electronic fuel injection systems, oxygen sensors, EGR and PCV valves. Other vehicle parts include power steering pumps, power steering coupled hose assemblies, new and remanufactured clutches, slave cylinders, bell housings, transmission oil cooler, timing gears and chains, universal joints, drive shafts, engine mounts, airhorns, air suspension system components, heavy duty windshield wiper systems, shifters and linkage, shock absorbers, ball pins, track rod ends, king pins, tie-rods, rubber bushings and mounts, louvers, lug nuts, wheel and chrome accessories, HVAC controls, window lift systems, mirrors, lights, trailer hitches, electrical connectors, body paints and finishes and cleaners for the high performance market. Non-vehicular products include marine and power equipment parts.

     The Company's products are sold primarily as replacement products for use by professional technicians and by car and truck owners. Sales are made to automotive warehouse distributors, heavy-duty distributors, retailers, other parts manufacturers and parts remanufacturers. The Company also sells its products to original equipment manufacturers in both the automotive and heavy-duty markets.

                        DESCRIPTION OF SPX CAPITAL STOCK

     The authorized capital of SPX consists of 3,000,000 shares of SPX Preferred Stock, without par value, issuable in series, of which, as of February 6, 1998, 500,000 shares have been designated as SPX Series A Preferred Stock and none is issued or outstanding, and 50,000,000 shares of SPX Common Stock, par value $10.00 per share, of which, as of April 10, 1998, 12,647,727 shares were issued and outstanding. All of the outstanding shares of capital stock of SPX are fully paid and nonassessable. Holders of SPX's capital stock have no preemptive rights.

     The holders of SPX Common Stock are entitled to have dividends declared in cash, property, or other securities of SPX out of any net profits or net assets of SPX legally available therefor as and when declared by SPX's Board of Directors. In the event of the liquidation or dissolution of SPX's business, the holders of SPX Common Stock will be entitled to receive ratably the balance of SPX's net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of SPX Preferred Stock. Each share of SPX Common Stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any Directors who may be elected by vote of any outstanding shares of SPX Preferred Stock voting as a class.

     The rights and privileges of SPX Common Stock are subordinate to the rights and preferences of any SPX Preferred Stock. The Board of Directors is authorized to fix by resolution the designation of each series of SPX Preferred Stock, and, with respect to each series, the stated value of the shares, the dividend rate and the dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund, the preferences of the shares in the event of the liquidation or dissolution of SPX, the provisions, if any, respecting the redemption of the shares, subject to applicable law, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares would be convertible into or exchangeable for any other shares of SPX, and any other relative, participating, optional or other special rights, qualifications, limitations or restrictions. All shares of any series of SPX Preferred Stock, as between themselves, rank equally and are identical; and all series of SPX Preferred Stock, as between themselves, rank equally and are identical except as set forth in resolutions of the Board of Directors authorizing the issuance of a particular series.

     SPX has designated a series of SPX Preferred Stock, SPX Series A Preferred Stock, which is issuable in certain circumstances, and issued the SPX Rights to purchase SPX Series A Preferred Stock to holders of shares of SPX Common Stock. The SPX Rights are exercisable only in the event of certain events described more fully below under the caption "Comparison of Rights of Holders of Shares and SPX Common Stock -- SPX's Rights Plan."

     SPX's Certificate of Incorporation requires the approval by the holders of 80% of the voting power of SPX's shares as a condition for certain Business Combinations of SPX with any holder of more than 10% of such voting power unless certain minimum price and procedural requirements or certain other conditions are met. The term "Business Combination" is defined to include certain mergers, dispositions of assets, issuances of securities and similar transactions. See "Comparison of Rights of Holders of Shares and SPX Common Stock -- Business Combinations with Substantial Stockholders."

                        COMPARISON OF RIGHTS OF HOLDERS
                         OF SHARES AND SPX COMMON STOCK

     Pursuant to the Offer, shareholders of the Company whose Shares are purchased in the Offer will receive SPX Common Stock in exchange for their Shares and will become stockholders of SPX. Differences between the laws of Delaware, the state of incorporation of SPX, and those of Connecticut, the state of incorporation of the Company, and between SPX's Certificate of Incorporation and By-Laws, on the one hand, and the Company's Certificate of Incorporation and By-Laws, on the other hand, will result in several changes in the rights of shareholders of the Company who elect to exchange their shares for those of SPX. A summary of the more significant changes is set forth below.

     The following summary does not purport to be a complete statement of the rights of stockholders under SPX's Certificate of Incorporation, By-Laws and other governing instruments and applicable law, as compared with the rights of the Company's shareholders under the Company's Certificate of Incorporation, By-Laws and other governing instruments and applicable law, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments of SPX and the Company and to the laws of Delaware and Connecticut, respectively, to which shareholders are referred. For information as to how these corporate instruments may be obtained, see "Available Information."

     SPECIAL MEETINGS OF STOCKHOLDERS. Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. Under SPX's Certificate of Incorporation and By-Laws, special meetings of the stockholders may be called only by the Chairman, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     Under Connecticut law, special meetings of the shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. Under Connecticut law, a corporation that has a class of voting stock registered pursuant to Section 12 of the Exchange Act is required to call a special meeting of shareholders upon the written request of the holders of not less than 35 percent of the voting power of all shares entitled to vote on the matter at the meeting. If notice of the special meeting is not given within 30 days after the date the demand is delivered to the corporation's secretary or if the special meeting is not held in accordance with the notice, the superior court for the judicial district where the corporation's principal office is located may summarily order a meeting to be held. The Company's By-Laws provide that the Chairman of the Board, the President, or the Board of Directors may, and, upon the written request of at least 35 percent of the voting power of all shares entitled to vote at the meeting, the President shall, call a special meeting of shareholders for such purposes as may be designated in the notice thereof.

     NUMBER OF DIRECTORS. Under Delaware law, a board of directors shall consist of one or more directors, with the number fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate of incorporation. SPX's Certificate of Incorporation provides that the number of Directors shall be fixed from time to time by or pursuant to the By-Laws. SPX's By-Laws provide that except as otherwise fixed pursuant to the provisions of SPX's Certificate of Incorporation relating to the rights of the holders of any preferred stock, the number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three. At present, the Board of Directors of SPX has nine members.

     Under Connecticut law, a board of directors shall consist of one or more individuals, with the number specified in or fixed in accordance with the certificate of incorporation or by-laws. The Company's By-Laws provide that the Board shall consist of not less than three nor more than twelve members, the number to be as the Directors shall from time to time direct, provided, however, that if the Directors fail to fix the number of Directors, the number to be elected will be the same aggregate number as elected at the preceding annual meeting of shareholders at which Directors were elected and at any intervening meeting for the election of Directors. Based on currently available information, the Board of Directors of the Company presently has nine members.

     CLASSIFICATION OF DIRECTORS. Under Delaware law, the directors of a corporation may, by the certificate of incorporation or by an initial by-law, or by a by-law adopted by a vote of the stockholders, be divided into one, two or three classes. SPX's Certificate of Incorporation provides that the Directors, other than those who may be elected by the holders of Preferred Stock, will be classified into three classes, as nearly equal in number as possible.

     Under Connecticut law, the certificate of incorporation may provide for staggering the terms of Directors by dividing the total number of Directors into up to five groups, with each group containing approximately the same percentage of the total. The Company's Certificate of Incorporation does not provide for a staggered Board.

     REMOVAL OF DIRECTORS. Under Delaware law, generally any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation with a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. SPX's Certificate of Incorporation and By-Laws provide that, subject to certain rights of holders of SPX Preferred Stock, any Director may be removed from office only for cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the outstanding shares of stock entitled to vote in the election of Directors, voting together as a single class.

     Under Connecticut law, unless the certificate of incorporation provides that directors may be removed only for cause, the shareholders may remove one or more directors with or without cause only at a meeting called for that purpose. Under Connecticut law, assuming a quorum is present, a director can be removed if the number of votes in favor of removal is greater than the number of votes against removal. In addition, the superior court for the judicial district where a corporation's principal office is located may, in certain circumstances, remove a director in a proceeding commenced either by the corporation or by its shareholders holding at least ten percent of the outstanding shares. The Company's Certificate of Incorporation is silent on the issue of removal of Directors.

     FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under Delaware law, the procedure for filling vacancies may be determined by a provision in the certificate of incorporation. If, at any time, a corporation should have no directors, Delaware law provides certain mechanisms to call a special meeting to elect directors. SPX's Certificate of Incorporation and By-Laws provide that any vacancies on the Board, including those resulting from any increase in the number of Directors, shall be filled by the majority of the remaining Directors then in office, even though less than a quorum.

     Under Connecticut law, unless the certificate of incorporation provides otherwise, vacancies may be filled by the shareholders or the board of directors, even though less than a quorum. The Company's By-Laws provide that the shareholders may at any time elect Directors to fill any vacancy not filled by the Directors, and may elect additional Directors at a meeting at which an amendment of the By-Laws is approved authorizing an increase in the number of Directors.

     PREEMPTIVE RIGHTS. Under Delaware law, preemptive rights are not available to stockholders unless specifically authorized by the certificate of incorporation. SPX's Certificate of Incorporation provides that holders of its shares shall not have any preemptive rights.

     Under Connecticut law, the holders of common stock of a corporation which was incorporated under the laws of Connecticut prior to January 1, 1997 have preemptive rights unless the certificate of incorporation expressly provides otherwise. The Company's Certificate of Incorporation provides that holders of its shares shall not have any preemptive rights.

     CORPORATE ACTION WITHOUT A SHAREHOLDERS' MEETING. Under Delaware law, unless prohibited by the certificate of incorporation, corporate actions may be authorized without a meeting by written consent of holders of voting shares sufficient to approve the action at a meeting where all holders of voting shares were present and voted. However, under SPX's Certificate of Incorporation, corporate actions may not be effected by any consent in writing by stockholders.

     Under Connecticut law, actions which would otherwise require shareholder approval at a meeting of shareholders may be taken without a shareholder meeting
(1) by written consent of all persons entitled to vote on the action, or (2) if the certificate of incorporation so provides, and the action to be taken is not an election of directors, by the written consent of persons holding shares sufficient under the certificate of incorporation to approve the action (but in no case less than a majority of all shares entitled to vote). The Company's Certificate of Incorporation does not provide for action by written consent. The Company's By-Laws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting by consent in writing, setting forth the action so taken or to be taken, signed by all the persons who would be entitled to vote upon such action at a meeting.

     DIVIDENDS. Under Delaware law, a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or, if no surplus exists, out of net profits for the current or preceding fiscal year, provided that the amount of the capital following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the assets of the corporation.

     Under Connecticut law, a corporation may make distributions subject to restriction by the certificate of incorporation. Further, under Connecticut law, no distribution may be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     AMENDMENT OF CERTIFICATE OF INCORPORATION. Under Delaware law, a corporation may amend its certificate of incorporation if, among other things, such amendment is approved by a majority of the outstanding stock entitled to vote; however, whenever the certificate of incorporation shall require for action by the board of directors or by the stockholders an affirmative vote greater than that normally provided for by Delaware law, such provision of the certificate of incorporation may not be amended or repealed without such greater vote. SPX's Certificate of Incorporation provides that Articles Eighth (number, classification and power of Directors), Ninth (stockholder meetings), and Fifteenth (business combinations) of the Certificate of Incorporation may only be altered or amended by the affirmative vote of the holders of at least 80% of the voting power of all shares of SPX; however, Article Fifteenth may be amended or altered by a majority of the outstanding stock entitled to vote, if such amendment or alteration has been approved by at least two-thirds of the Continuing Directors (see "-- Business Combinations with Substantial Stockholders" below).

     Under Connecticut law, with limited exceptions, for an amendment to the certificate of incorporation to be adopted, the board must recommend the amendment to the shareholders, and the shareholders must approve the amendment by a majority of the votes entitled to be cast on the amendment.

     AMENDMENT OF BY-LAWS. Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. SPX's Certificate of Incorporation provides that, with limited exceptions, the Board is expressly authorized to adopt, amend and repeal SPX's By-Laws. SPX's By-Laws provide that, subject to the provisions of the Certificate of Incorporation, the By-Laws may be altered by a majority vote of the shares represented and entitled to vote at a meeting, or by the Board of Directors through a majority vote of those Directors present at any meeting at which a quorum is present.

     Under Connecticut law, a board of directors may generally amend or repeal the corporation's by-laws and a corporation's shareholders may amend or repeal the corporation's by-laws even though the by-laws may also be amended or repealed by its board of directors. The Company's By-Laws provide that the By-Laws may be adopted, amended or repealed by the shareholders or Directors.

     STOCKHOLDER PROPOSAL PROCEDURES. Under SPX's By-Laws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of SPX not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice must state as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought, (2) the name and address of the stockholder proposing such action, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such matter.

     Under the Company's By-Laws, for a matter to be properly brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record on the date of the giving of the notice described below and on the record date for the determination of shareholders entitled to vote at such annual meeting. The shareholder must give timely notice thereof in writing to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting is mailed or publicized, whichever first occurs. A shareholder's notice must state as to each matter the shareholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought and the reasons for conducting such business at the annual meeting, (2) the name and record address of the shareholder, (3) the class and number of shares of the corporation which are owned beneficially or of record by the shareholder, (4) any material interest of the shareholder in such business and a description of all arrangements or understandings between such shareholder and any other person in connection with the proposal or in connection with the acquisition, holding, voting or disposing of the Company's shares, and (5) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS. Under SPX's By-Laws, nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the elections of Directors, generally. However, any stockholder entitled to vote in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of SPX not later than (a) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person to be nominated, (b) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,
(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (e) the consent of each nominee to serve as a Director if elected.

     Under the Company's By-Laws, nominations of persons for election to the Board of Directors may be made at any annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or by any shareholder who is a shareholder of record on the date of the giving of the notice described below and on the record date for the determination of shareholders entitled to vote at such annual meeting. Shareholders may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or publicized, whichever first occurs. Each such notice must set forth: (a) the name, age, and business and residence addresses of the person to be nominated, and the name and address of the shareholder making the nomination, (b) the shares of stock of the Company which are owned beneficially or of record by the nominee and the shareholder making the nomination, (c) the principal occupation or employment of the nominee, (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person, (e) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder, (f) such other information regarding each nominee or shareholder making the nomination as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (g) the consent of each nominee to serve as a Director if elected.

     INDEMNIFICATION. Under Delaware law, a corporation has the power to indemnify directors, officers, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Delaware law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. Under Delaware law, no indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     SPX's Certificate of Incorporation provides that Directors and officers of SPX and those serving at the request of SPX as a Director, officer, employee or agent of another corporation or entity will be indemnified by SPX to the fullest extent authorized by Delaware law. The indemnification right includes the right to be paid by SPX the expenses incurred in defending any proceeding in advance of its final disposition. SPX's Certificate of Incorporation provides that the indemnification rights conferred by SPX's Certificate of Incorporation are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested Directors or otherwise. SPX is authorized by SPX's Certificate of Incorporation to purchase and maintain insurance on behalf of its Directors and officers.

     Under Connecticut law, unless the certificate of incorporation provides otherwise, a corporation formed prior to January 1, 1997 shall indemnify its directors, officers, employees and agents for actions taken in good faith and, in the case of conduct in his or her official capacity, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Connecticut law also provides that a corporation may advance reasonable expenses of defense (upon receipt of a written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate and a written affirmation of his good faith belief that he or she has met the relevant standard of conduct or where liability for such conduct has been eliminated in the certificate of incorporation) and must, unless limited by the certificate of incorporation, reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors, officers, employees and agents. Unless the certificate of incorporation provides otherwise, a corporation must also provide indemnification and the advancement of expenses if a court, upon application, determines, among other things, that it is fair and reasonable to indemnify and make such advances to such person.

     The Company's Certificate of Incorporation is silent on these issues. The Company's By-Laws state that the Company will provide for the indemnification and advancement of expenses of Directors and others to the extent properly permitted by law.

     LIMITATION OF LIABILITY. In recent years both Delaware and Connecticut adopted similar though not identical statutes permitting a corporation to limit the personal liability of its directors by including appropriate language in the corporation's certificate of incorporation.

     Delaware law allows a corporation to include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware law concerning unlawful dividends and stock repurchases and redemptions, or (d) for any transaction from which the director derived an improper personal benefit. Such provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     SPX's Certificate of Incorporation has such a provision. SPX's Certificate of Incorporation also provides that any repeal or modification of this provision by the stockholders of SPX will not adversely affect any right or protection of a Director of SPX existing at the time of such repeal or modification.

     Under Connecticut law, a corporation can include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its shareholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) create liability under Section 33-757 of the Connecticut Business Act concerning improper distributions and other improper actions. Such provision does not limit or preclude the liability of a director for any act or omission occurring prior to the effective date of such provision.

     The Company's Certificate of Incorporation contains such a provision.

     BUSINESS COMBINATIONS WITH SUBSTANTIAL STOCKHOLDERS. SPX's Certificate of Incorporation requires the approval of a supermajority of SPX's stockholders for certain business combinations with Substantial Stockholders (as defined below).

     Notwithstanding any lesser percentage permitted by law, except as provided below, 80% of the voting power of SPX's stockholders, voting together as a single class, must approve any of the following Business Combinations:

          (a) Any merger of SPX or any of its subsidiaries with (i) any Substantial Stockholder or (ii) any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of a Substantial Stockholder; or

          (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Substantial Stockholder, its Affiliate or Associate of (i) any assets of SPX or (ii) any of its subsidiaries, in each case having an aggregate Fair Market Value of $10,000,000 or more; or

          (c) The issuance or transfer by SPX or any of its subsidiaries of any securities of SPX or any of its subsidiaries to any Substantial Stockholder or its Affiliate or Associate in exchange for cash, securities or other consideration having an aggregate Fair Market Value of $10,000,000 or more; or

          (d) The adoption of any plan or proposal for the liquidation or dissolution of SPX proposed by or on behalf of any Substantial Stockholder or its Affiliate or Associate; or

          (e) Any reclassification of securities (including any reverse stock split), or recapitalization of SPX, or any merger or consolidation of SPX with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of SPX or any of its subsidiaries which is directly or indirectly owned by any Substantial Stockholder or its Affiliate or Associate.

     The 80% requirement does not apply (i) to Business Combinations where SPX's stockholders do not receive any cash or other consideration, solely in their capacities as stockholders, and the Business Combination has been approved by two-thirds of the Continuing Directors then in office, or (ii) to all other

Business Combinations which have been approved by two-thirds of the Continuing Directors then in office and which satisfy all of the following conditions:

          (a) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of the consideration other than cash to be received per share by holders of SPX Common Stock in such Business Combination is at least equal to the highest of the following:

             (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of SPX Common Stock beneficially owned by the Substantial Stockholder which were acquired (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became a Substantial Stockholder, whichever is higher, plus interest compounded annually from the date on which the Substantial Stockholder became a Substantial Stockholder through the Consummation Date at the prime rate of interest of Harris Trust and Savings Bank from time to time in effect in Chicago, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any non-cash dividends paid, per share of SPX Common Stock from the date on which the Substantial Stockholder became a Substantial Stockholder through the Consummation Date in an amount up to but not exceeding the amount of such interest; or

             (B) the Fair Market Value per share of SPX Common Stock on the Announcement Date or on the date on which the Substantial Stockholder became a Substantial Stockholder, whichever is higher; or

             (C) the higher of the two numbers referred to in clause (B) above, multiplied by a fraction, the numerator of which is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of SPX Common Stock beneficially owned by the Substantial Stockholder which were acquired within the two-year period immediately prior to the Announcement Date, and the denominator of which is the Fair Market Value per share of SPX Common Stock on the first day in such two-year period on which the Substantial Stockholder beneficially owned any shares of SPX Common Stock.

          (b) The consideration to be received by stockholders is to be in cash or in the same form as the Substantial Stockholder has previously paid for shares of the same stock. If multiple forms of consideration have been used by the Substantial Stockholder, then the form of consideration for the Business Combination will be cash or the form used to acquire the largest number of shares previously acquired by the Substantial Stockholder.

          (c) Except as approved by at least two-thirds of the Continuing Directors then in office, between the time that a Substantial Stockholder becomes such and the Business Combination is consummated, there shall have been (i) no failure to declare and pay periodic dividends with respect to any shares of preferred stock outstanding and (ii) no reduction in the annual rate of dividends paid on SPX Common Stock (with certain exceptions).

          (d) After becoming such, the Substantial Stockholder shall not have received any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages from SPX or any of its subsidiaries whether in anticipation of or in connection with such Business Combination or otherwise.

          (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act shall have been mailed to public shareholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

     "Continuing Director" is defined in SPX's Certificate of Incorporation as any member of SPX's Board of Directors who is unaffiliated with and not a representative of the Substantial Stockholder and was a member of the Board prior to the time that the Substantial Stockholder became a Substantial Stockholder, and any successor of a Continuing Director who is unaffiliated with and not a representative of the Substantial Stockholder and is recommended to succeed a Continuing Director by at least two-thirds of the Continuing Directors then on the Board.

     "Fair Market Value" is defined in SPX's Certificate of Incorporation, in the case of stock, as the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange on which such stock is listed, and, in the case of property other than stock or stock for which no quotation is available, the value of the property as determined in good faith by at least two-thirds of the Continuing Directors.

     "Substantial Stockholder" is defined in SPX's Certificate of Incorporation as any person (other than SPX or any of its subsidiaries) who or which:

      (i) is the beneficial owner, directly or indirectly, or more than ten percent of the voting power of the outstanding voting stock of SPX; or

      (ii) is an Affiliate of SPX and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of SPX; or

     (iii) is an assignee of or has otherwise succeeded to any shares of the voting stock of SPX which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Substantial Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     The Company's Certificate of Incorporation does not have a comparable provision.

     BUSINESS COMBINATION STATUTES. Under Delaware law, a corporation is prohibited from engaging in any business combination with any Interested Stockholder (defined as the beneficial owner of 15% or more of the voting power of a company) for a period of three years following the date that such stockholder became an Interested Stockholder, unless:

          (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

          (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation, or

          (c) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is now owned by the Interested Stockholder.

     Under Delaware law, a corporation has the option to opt out of the above business combination statute. Neither SPX's Certificate of Incorporation nor its By-Laws excludes SPX from the restrictions imposed thereunder.

     Under Connecticut law, a corporation may not engage in any business combination with any Interested Shareholder (defined as the beneficial owner of 10% or more of the voting power of a corporation) for a period of five years following the date that such stockholder became an Interested Shareholder (the "Stock Acquisition Date"), unless, prior to the Stock Acquisition Date, the board of directors of the corporation and a majority of the non-employee directors (of which there shall be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder. A corporation may opt out of the above provision through an amendment to the corporation's certificate of incorporation or by-laws approved through the affirmative vote of the holders of two-thirds of the voting power of the outstanding voting stock excluding Interested Shareholders and their affiliates and associates. However, no such amendment shall be effective until 18 months after such shareholder vote and shall not apply to any business combination with an Interested Shareholder whose Stock Acquisition Date is on or prior to the effective date of such amendment.

     Neither Company's Certificate of Incorporation nor its By-Laws exclude the Company from the restrictions imposed thereunder.

     Connecticut law also provides that any business combination with an Interested Shareholder that was not approved by the board of directors prior to the Stock Acquisition Date, must be approved by the board of directors, 80% of the voting power and two-thirds of the voting power not controlled by the Interested Stockholder or meet certain conditions regarding minimum price and type of consideration.

     SPX'S RIGHTS PLAN. SPX entered into the SPX Rights Agreement with The Bank of New York, as rights agent, on June 25, 1996, as amended October 22, 1997. Under the SPX Rights Agreement, SPX's Board declared a dividend of one SPX Right for each outstanding share of SPX Common Stock held of record on June 25, 1996. Each SPX Right entitles its holder to purchase, upon the occurrence of certain specified events, one one-thousandth of a share of SPX Series A Preferred Stock, at an exercise price of $200, subject to adjustment. At no time do the SPX Rights have any voting rights. The SPX Rights will no longer be exercisable after the earlier of (i) June 25, 2006, (ii) the redemption of the SPX Rights or
(iii) the exchange of the SPX Rights for SPX Common Stock. The description and terms of the SPX Rights are set forth in the SPX Rights Agreement.

     In general, pursuant to the SPX Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than SPX or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the outstanding SPX Common Stock without the prior approval of SPX's Board, each holder of a SPX Right will have the right to receive, upon exercise of the SPX Right, that amount of SPX Common Stock having a market value equal to two times the exercise price of the SPX Right. The SPX Rights Agreement further provides that if SPX is acquired in a merger or other business combination or SPX sells more than 50% of its assets and such transaction is not approved by SPX's Board, SPX's stockholders will have the right to receive, with respect to each SPX Right, common stock of the acquiring company having a value equal to two times the exercise price of the SPX Right.

     Under certain circumstances, SPX may redeem the SPX Rights for a redemption price of $.01 per SPX Right.

     THE COMPANY'S RIGHTS PLAN. The Company entered into the Rights Agreement with The Connecticut Bank and Trust Company, N.A., as rights agent, on June 21, 1989. The Company has reserved 600,000 shares of Preferred Stock, without par value, for issuance under the Rights Agreement.

     Under the Rights Agreement, the Company's Board declared a dividend of one Right for each outstanding Share held of record on June 30, 1989. Each Right entitles its holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of the Company's Series A Cumulative Participating Preferred Stock, no par value (the "Series A Preferred Stock"), at an exercise price of $65 per one one-thousandth share, subject to adjustment. At no time do the Rights have any voting rights. The Rights will no longer be exercisable after the earlier of (i) June 25, 1999, (ii) the redemption of the Rights or (iii) the exchange of the Rights for Shares. The description and terms of the Rights are set forth in the Rights Agreement.

     In general, pursuant to the Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than the Company or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the Company's outstanding Common Stock without the prior approval of the Company's Board, each holder of a Right will have the right to receive, upon exercise of the Right, that amount of the Company's Common Stock having a market value equal to two times the exercise price of the Right. The Rights Agreement further provides that if the Company is acquired in a merger or other business combination or the Company sells more than 50% of its assets and such transaction is not approved by the Company's Board, the Company's shareholders will have the right to receive, with respect to each Right, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

     Under certain circumstances, the Company may redeem the Rights for a redemption price of $.01 per Right.

     CONSIDERATION OF NON-STOCKHOLDER CONSTITUENCIES. Under Delaware law, a board of directors may consider the impact of its decisions on constituencies other than stockholders. Such constituencies may include creditors, customers, employees, and perhaps the community generally. However, the interests of other constituencies may be considered only if there are rationally related benefits accruing to the stockholders or there is some reasonable relationship to general stockholder interests.

     SPX's Certificate of Incorporation also provides that in determining whether an Acquisition Proposal is in the best interests of SPX and its stockholders, the Board shall consider all factors it deems relevant, including the consideration being offered in the Proposal, not only in relation to the then current market price, but also in relation to the then current value of SPX in a freely negotiated transaction and in relation to the Board's estimate of the future value of SPX as an independent entity; and the social, legal and economic effects upon employees, suppliers, customers and on the communities in which SPX is located, as well as on the long term business prospects of SPX.

     Under Connecticut law, a director of a corporation must consider, in determining what he or she reasonably believes to be in the best interests of the corporation in connection with, among other things, a plan of merger or share exchange, (1) the long-term as well as the short-term interests of the corporation, (2) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the corporation, (3) the interests of the corporation's employees, customers, creditors and suppliers, and (4) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director may also consider any other factors he or she reasonably considers appropriate in determining what he or she reasonably believes to be in the best interests of the corporation.

                          MARKET PRICES AND DIVIDENDS

     SPX Common Stock is listed and principally traded on the NYSE (under the symbol "SPW") and is also listed on the PE. The Shares are listed and principally traded on the NYSE (under the symbol "ECH"), the PE and the International Stock Exchange in London. The following table sets forth, for the periods indicated, the high and low sale prices per share of SPX Common Stock and per Share as reported on the NYSE Composite Tape.

                                                    SPX COMMON STOCK            COMPANY SHARES
                                                ------------------------   ------------------------
                                                HIGH    LOW    DIVIDENDS   HIGH    LOW    DIVIDENDS
                                                ----    ---    ---------   ----    ---    ---------
1995
  First Quarter...............................  $17 3/8 $14 1/4   $.10     $38 1/2 $29 7/8  $0.190
  Second Quarter..............................   15 1/8  10 3/4    .10      38 3/4  34      0.205
  Third Quarter...............................   16      11 1/8    .10      39 5/8  33 7/8   0.205
  Fourth Quarter..............................   17      14 1/8    .10      39 1/2  33 7/8   0.205
1996
  First Quarter...............................   18 1/8  13 5/8    .10      38 3/4  32 5/8   0.205
  Second Quarter..............................   27 1/8  18       .10       37 7/8  33 3/8   0.220
  Third Quarter...............................   31 5/8  21 5/8    .10      37 5/8  29 3/4   0.220
  Fourth Quarter..............................   40 1/2  26 7/8    .10      34 1/4  30 1/4   0.220
1997
  First Quarter...............................   49 3/4  37 3/8    .10      35 1/4  29 1/2   0.220
  Second Quarter..............................   70 5/8  41 7/8     --      36 1/2  31 1/8   0.225
  Third Quarter...............................   65 3/4  49        --       38 9/16  33 5/8   0.225
  Fourth Quarter..............................   70 3/8  58 7/16     --     36 5/8  29 13/16   0.225
1998
  First Quarter...............................   79 1/4  65 3/16     --     52 3/4  34 1/2   0.225
  Second Quarter
     (through April 28, 1998).................   77 5/16  70 5/8     --     52 5/8  47 1/16   0.225

     On February 13, 1998, the last full trading day prior to the first public announcement by SPX of the Proposed Business Combination, the reported high and low sale prices and closing price per share of SPX Common Stock and per Share on the NYSE Composite Tape and per Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:

                                                      PER SHARE            PER EQUIVALENT SHARE
                                                 --------------------      --------------------
                                                 HIGH    LOW    CLOSE      HIGH    LOW    CLOSE
                                                 ----    ---    -----      ----    ---    -----
SPX............................................   75 5/8 74 3/4  75 1/16    --     --      --
The Company....................................   39 1/4 38 1/2  38 7/8     48 1/4 47 13/16  48

     On April 28, 1998, the date of this Prospectus, the reported high and low sale prices and closing price per share of SPX Common Stock and per Share on the NYSE Composite Tape and per Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:

                                                      PER SHARE            PER EQUIVALENT SHARE
                                                 --------------------      --------------------
                                                 HIGH    LOW    CLOSE      HIGH    LOW    CLOSE
                                                 ----    ---    -----      ----    ---    -----
SPX............................................   72 1/2 71 5/16  72 1/16   --     --      --
The Company....................................   48 1/2 47 1/16  47 3/4    46 3/4 46 3/16  46 9/16

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SPX COMMON STOCK AND FOR THE SHARES.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

     The following table presents historical and pro forma per share data of SPX, historical per share data of Company and pro forma combined per share data as if the Proposed Business Combination had occurred as of September 1, 1996, assuming an Exchange Ratio of 0.4796. The table also presents the Company's pro forma equivalent per share data. See "Selected Historical Financial Data of SPX," "Selected Historical Financial Data of the Company," and "Pro Forma Condensed Combined Financial Data of SPX and the Company" included elsewhere herein for additional information regarding this pro forma information. The pro forma combined per share data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Proposed Business Combination, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Proposed Business Combination is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, SPX's access to information related to the Company has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to the Company's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable SPX to quantify the costs associated with business integration and rationalization actions that may be considered by SPX. Nonetheless, based on assumptions related to head count reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0 million.

     The pro forma condensed combined financial data also do not give effect to any costs savings that could result from the combination of the companies. SPX management estimates that the combined company can achieve approximately $125.0 million of annualized cost savings in the first full year following the acquisition, and $175.0 million of annualized cost savings in the second full year following the acquisition. These costs savings include three categories of estimated annual savings in the second full year: savings associated with head count reductions of $120.0 million, reduction in duplicative corporate costs of $20.0 million, and manufacturing, distribution and sourcing rationalization of $35.0 million. These savings estimates are based upon assumptions made by SPX management using available public information of the Company, certain comparative peer group information of the Company, and SPX's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in the Company's employees, or approximately 3,000 employees, by $40 thousand per employee. The savings per employee were based on SPX's salary data and assumptions related to the Company's salary structure. SPX believes that the head count reductions are possible given its own experience over the past two years and the Company's head count levels compared to various peer companies. The savings to reduce duplicative corporate costs approximate SPX's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon material cost reductions of 2.5% on an estimated $1.4 billion of material purchases by the Company. SPX estimated the Company's material purchases at 50% of the Company's cost of goods sold in the fiscal year ended August 31, 1997. The 2.5% material cost reduction was based upon the savings realized by SPX in its own sourcing program over the past two years.

                                                                                       THE COMPANY
                                                        THE COMPANY     PRO FORMA       PRO FORMA
                                              SPX(A)    HISTORICAL     COMBINED(B)    EQUIVALENT(C)
                                              ------    -----------    -----------    -------------
Income (loss) per common share from
  continuing operations(d)(e):
Basic
  Six months ended February 28, 1998........  $(4.20)     $ 0.94         $(0.72)          $(0.35)
  Year ended August 31, 1997................   (3.65)      (0.75)         (3.99)           (1.91)
Diluted
  Six months ended February 28, 1998........   (4.20)       0.93          (0.72)           (0.35)
  Year ended August 31, 1997................   (3.65)      (0.75)         (3.99)           (1.91)
Dividends per common share(f):
  Six months ended February 28, 1998........      --        0.45             --               --
  Year ended August 31, 1997................    0.30        0.89           0.30             0.14
Book value per common share:
  February 28, 1998.........................   (3.46)      14.90          26.41            12.67
  August 31, 1997...........................    1.89       14.48          25.56            12.26

---------------
(a) The six-month and twelve-month information for SPX represents SPX's historical information as of and for the six months ended December 31, 1997 and SPX's pro forma adjusted historical information as of and for the twelve months ended June 30, 1997, respectively, but is presented as of February 28, 1998 and August 31, 1997, respectively, to conform to the Company's reporting. See "Pro Forma Adjusted Historical Financial Data of SPX."

(b)  See "Pro Forma Condensed Combined Financial Data of SPX and the Company."

(c) The Company's pro forma equivalent per share information represents the pro forma combined per share information multiplied by an Exchange Ratio of 0.4796.

(d) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

     The comparative per share data have been affected by various special charges and gains recorded by SPX and the Company during the periods presented.

     The pro forma condensed combined financial data of SPX and the Company for the six months ended February 28, 1998 include special charges of $110.0 million recorded by SPX primarily to combine two divisions and to recognize the reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of SPX."

     The pro forma condensed combined financial data of SPX and the Company for the year ended August 31, 1997 include special charges and gains of $307.2 million. The special charges and gains included a $4.2 million special charge recorded by SPX related to the combination of five divisions into two divisions, a $7.4 million special charge recorded by SPX of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 million write-off of goodwill recorded by SPX related to the acquisitions of Bear Automotive and Allen Testproducts, $254.1 million of repositioning and other special charges recorded by the Company related to facility realignments and rationalizations and other actions, and $28.6 million of gains from the sale of two divisions by the Company. See "Selected Historical Financial Data of SPX" and "Selected Historical Financial Data of the Company."

(e) For purposes of this presentation, the Company's reported primary loss per share has been assumed to be equivalent to basic and diluted loss per share for the year ended August 31, 1997.

(f) In April 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.

                   SELECTED HISTORICAL FINANCIAL DATA OF SPX
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents the selected historical statement of income and other financial data of SPX. The financial data as of and for the fiscal years ended December 31 have been derived from the audited financial statements of SPX. SPX's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of SPX which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------
                               1997(A)      1996(B)         1995        1994(C)       1993(D,E)
                               -------      --------      --------      --------      ---------
STATEMENT OF INCOME DATA:
Revenues.....................  $922.3       $1,109.4      $1,098.1      $1,079.9      $  747.2
Cost of products sold........   669.0          850.1         853.5         821.5         508.0
Selling, general and
  administrative.............   175.3          186.5         194.5         198.0         204.1
Other operating expenses,
  net(f).....................     3.9            1.9           8.3           2.9          53.4(c)
Special charges(g)...........   116.5(h)        87.9(i)       10.7(i)         --          27.5(j)
                               ------       --------      --------      --------      --------
Operating income (loss)......   (42.4)         (17.0)         31.1          57.5         (45.8)
Other expense (income),
  net........................   (74.2)(a)       (0.7)         (3.0)          0.1        (102.9)(e)
Interest expense, net........    13.9           31.8          35.7          35.2          15.9
                               ------       --------      --------      --------      --------
Income (loss) before income
  taxes......................    17.9          (48.1)         (1.6)         22.2          41.2
Income taxes.................    21.3            7.6          (0.2)          9.1          28.1
                               ------       --------      --------      --------      --------
Income (loss) from continuing
  operations.................    (3.4)         (55.7)         (1.4)         13.1          13.1
Discontinued operation(k)....      --             --          (2.8)          1.0           2.1
Cumulative effect of
  accounting changes(l)......      --             --            --            --         (31.8)
Extraordinary items(m).......   (10.3)          (6.6)         (1.1)           --         (24.0)
                               ------       --------      --------      --------      --------
Net income (loss)............  $(13.7)      $  (62.3)     $   (5.3)     $   14.1      $  (40.6)
                               ======       ========      ========      ========      ========
Income (loss) per share from
  continuing operations:
  Basic......................  $(0.27)      $  (4.04)     $  (0.10)     $   1.02      $   1.04
  Diluted....................   (0.27)         (4.04)        (0.10)         1.02          1.04
Weighted average number of
  common shares outstanding:
  Basic......................  12.754(n)      13.785        13.173        12.805        12.604
  Diluted....................  12.754(n)      13.785        13.173        12.805        12.604
Dividends per share..........  $ 0.10(n)    $   0.40      $   0.40      $   0.40      $   0.40
OTHER FINANCIAL DATA:
Total assets.................  $583.8       $  616.0      $  831.4      $  929.0      $1,024.4
Total debt...................   205.3          229.3         319.8         415.2         430.2
Shareholders' equity
  (deficit)..................   (43.4)         105.9         162.2         158.7         145.4
Capital expenditures.........    22.6           20.2          31.0          48.5          15.1
Depreciation and
  amortization...............    25.0           40.8          43.5          38.5          24.4

 Note:  The accompanying notes are an integral part of the selected historical financial data.

               NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF SPX
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During 1997, SPX sold its Sealed Power division for $223.0 in gross cash proceeds. SPX recorded a pretax gain of $71.9, or $31.2 after-tax. Annual 1996 revenues of this division were approximately $230.0. See "Pro Forma Adjusted Historical Financial Data of SPX."

(b) During 1996, SPX sold its Hy-Lift division for approximately $15.0. Annual 1995 revenues of this division were approximately $45.0. See "Pro Forma Adjusted Historical Financial Data of SPX."

(c) Effective December 31, 1993, SPX acquired the balance of Sealed Power Technologies ("SPT") for $39.0. SPX previously owned 49% of SPT and accounted for its investment using the equity method. SPT's 1993 revenues were $392.0. As a result of this acquisition, SPX was required to recognize its share of SPT's losses, $26.9, in 1993. Also in 1993, SPX initiated consolidation of Sealed Power Europe Limited Partnership which required recognition of cumulative losses of the partnership since its inception, resulting in a charge of $21.5. These charges have been included in other operating expenses, net.

(d) During 1993, SPX acquired Allen Testproducts and its related leasing company for $102.0. Annual 1992 revenues of this acquisition were approximately $83.0.

(e) During 1993, SPX divested its Sealed Power Replacement and Truth divisions for a gain of $105.4 ($64.2 after-tax). Annual 1992 revenues of these divisions were approximately $247.0.

(f) Other operating expenses, net, include goodwill/intangible amortization, minority interest, and earnings from equity interests.

(g) Special charges include certain legal costs, restructuring charges, and write-off of goodwill.

(h) These charges included a $99.0 restructuring charge, a $4.1 charge for five corporate executive staff reductions, and $13.4 of costs associated with various legal matters, including $6.5 of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, legal costs associated with a settled case in California, and certain other matters.

     SPX recorded the $99.0 restructuring charge to combine two divisions within the Service Solution segment and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain manufactured diagnostic equipment product lines. The restructuring of the two Service Solutions businesses was in response to changing market dynamics and changing needs of customers. SPX decided to combine its OE Tool and Equipment business with its Aftermarket Tool and Equipment business to provide a single business focused on the combined market and customer needs. Additionally, SPX decided to exit certain products to focus upon new generation products that will better meet customer needs. The decision results in a reduction of workforce and closing of certain facilities. The components of the charge have been computed based on management's estimate of the realizable value of the affected tangible and intangible assets and estimated exit costs including severance and other employee benefits based on existing severance policies and local laws.

     The $99.0 charge included $63.7 of restructuring costs, $25.8 of reduced inventory value and $9.5 of reduced value of other tangible and intangible assets related to exiting certain product lines. These restructuring costs included $13.7 of severance related costs for approximately 800 people, $20.3 for incremental repossession and distribution exit costs (including the termination of lease financing and distributor agreements), $21.2 for incremental service and software update obligations resulting from SPX's decision to maintain adequate service capabilities and appropriate software updates of the exited products for customers who have previously purchased the exited products, and $8.5 of costs associated with idled facilities. The implementation of this restructuring is expected to be substantially complete by the end of 1998.

     Of the total special charges of $116.5, the components of the charge that will require the future payment of cash are $80.9. Cash payments in 1997 related to the special charges were $1.5. The expected future cash payments include an estimated $49.0 in 1998 with the remainder, principally repossession costs and service and software update obligations, over the following two years. As there is some uncertainty associated with the timing of the cash payments, the remaining accrual at December 31, 1997 of $79.4 has been classified in other current accrued liabilities. Management estimates that savings from the restructuring will increase operating income by $3.0 in 1998 and $10.0 in 1999. The savings result primarily from the reduction in headcount and facilities.

(i) During the fourth quarter of 1995, management authorized and committed SPX to undertake two significant restructuring plans. The first plan consolidated five Service Solutions divisions into two divisions. The second plan closed Sealed Power division's German foundry operation and transferred certain piston ring operations to other facilities. In 1996, three additional restructuring actions were initiated including an early retirement program at the Service Solutions divisions, a cost reduction initiative at several Service Solutions international locations, and an early retirement program at the Sealed Power division. A summary of these restructurings follows:

                                                       1996     1995
                                                       -----    -----
Service Solutions -- Five divisions consolidated into
  two divisions......................................  $11.2    $ 7.0
Service Solutions -- Early retirement................    1.1       --
Service Solutions -- International...................    3.5       --
SPD -- Closing foundry at SP Europe..................     --      3.7
SPD early retirement.................................    4.2       --
                                                       -----    -----
          Total......................................  $20.0    $10.7
                                                       =====    =====

     Service Solutions Restructuring -- In order to improve customer service, reduce costs and improve productivity and asset utilization, SPX decided to consolidate five existing Service Solutions divisions into two. This restructuring plan involved closing two SPX owned manufacturing facilities, an SPX owned distribution facility, several leased service centers and a leased sales facility in France. The plan also included combining sales, engineering and administrative functions, and was completed at the end of 1996. The plan included the termination of approximately 570 employees resulting in a net reduction of approximately 310 employee positions after considering staffing requirements at remaining facilities.

     SPX recorded a $7.0 charge in 1995 and an $11.2 charge in 1996 to complete this restructuring. These charges recognized severance and benefits for employees to be terminated, holding costs of vacated facilities, the adjustment to fair market value of one manufacturing facility to be closed, and other costs to complete the consolidation of the divisions. The distribution facility was sold during the fourth quarter of 1996 and the manufacturing facilities were sold during 1997.

     Service Solutions -- Early Retirement -- Closely associated with the consolidation of five divisions into two, an early retirement program was accepted by approximately 60 people and SPX recorded a $1.1 charge in the first quarter of 1996.

     Service Solutions -- International -- During the second quarter of 1996, SPX recorded a $3.5 restructuring charge principally to recognize severance associated with the termination of 113 international employees and related operating downsizing costs.

     SPD -- Closing Foundry at SP Europe -- SPX closed its unprofitable foundry operations at SP Europe and transferred certain piston ring operations to other facilities. This closing resulted in the elimination of approximately 200 positions and was completed at the end of the third quarter of 1996. In 1995, SPX recorded a $3.7 restructuring charge to accrue severance that was paid to these employees.

     Sealed Power Division Early Retirement -- During the second quarter of 1996, SPX recorded a $4.2 restructuring charge for the early retirement of 94 employees at the Sealed Power division.

     The actual savings associated with the 1995 and 1996 restructuring actions relate primarily to the Service Solutions restructuring actions. The actual savings achieved in 1996 and 1997 have been consistent with the estimated full year savings of $23.0 by the year 1998. The actions increased operating income by an estimated $7.0 in 1996 and an estimated $12.0 in 1997.

     These charges were recorded in the appropriate periods in accordance with the requirements of Emerging Issues Task Force Pronouncement 94-3. Certain costs incurred in connection with management's planned actions not qualifying for accrual in 1995 were recorded in 1996, based on employee acceptance of voluntary termination benefits and the satisfaction of other requirements to recognize these costs. At December 31, 1997, the restructuring actions initiated in 1995 and 1996 were complete and the actual costs to implement the actions did not differ materially from the estimates used to record these accruals.

     At December 31, 1996, SPX recognized a $67.8 goodwill write-off ($83.0 gross and $15.2 of accumulated amortization), with no associated tax benefit. The goodwill was related to the 1988 acquisition of Bear Automotive Company and the 1993 acquisition of Allen Testproducts, collectively referred to as Automotive Diagnostics. This goodwill represented SPX's intangible business investment in PC based engine diagnostic equipment, wheel service equipment and gas emissions testing equipment. At December 31, 1995, management's analysis of this business projected that the cost savings, market synergies and other factors which, in part, would be realized from the Bear Automotive and Allen Testproducts combination in 1995 and various subsequent restructuring actions would result in non-discounted operating income sufficient to exceed goodwill amortization. The decision to write off the goodwill resulted from conclusions drawn from SPX's strategic review process that was completed in December of 1996. The strategic review found accelerating technological changes had significantly reduced the remaining life of PC based diagnostic equipment. The process also found significant uncertainties about the future opportunities related to gas emissions testing equipment, and a decline in SPX's wheel service equipment market share. Management's analysis of this business at December 31, 1996 projected significant differences in business conditions from its December 31, 1995 analysis including declining revenues and margins of diagnostic and wheel service equipment and reduced revenues related to the emissions testing equipment due to the uncertainties about the future status of the state emissions programs. This analysis indicated that the businesses, as originally acquired, would not be able to generate operating income sufficient to offset the annual goodwill amortization. Assessing the impact of these factors on the businesses, as originally acquired, management concluded that Automotive Diagnostics' goodwill was impaired.

(j) During 1993, SPX recognized a $27.5 ($18.5 after-tax) special charge to combine its Bear Automotive operation with Allen Testproducts.

(k) During 1995, SPX sold SPX Credit Corporation and recorded a pretax loss of $4.8 ($3.0 after-tax). The financial results of this operation are included as a discontinued operation through the date of divestiture.

(l) During 1993, SPX adopted a new accounting methodology for its ESOP and reflected its 49% share of SPT's adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions.

(m) During 1997, SPX tendered for substantially all ($126.7) of its outstanding 11 3/4% senior subordinated notes. SPX recorded an extraordinary item, net of taxes, of $10.3 for the costs to purchase the notes. During 1996, SPX purchased $99.9 of these notes and recorded an extraordinary item, net of taxes, of $6.6 for the costs to purchase the notes. During 1995, SPX purchased $31.7 of these notes and recorded an extraordinary item, net of taxes, of $1.1 for the costs to purchase the notes. During 1993, SPX recorded the costs associated with prepayment of certain SPX and SPT indebtedness totaling $24.0, net of taxes, as an extraordinary item.

(n) During 1997, SPX purchased 2.147 shares of SPX Common Stock through a Dutch Auction self-tender offer for $56.00 per share. As of December 31, 1997, SPX had purchased an additional 0.390 shares through open market purchases. Also, concurrent with the Dutch Auction, SPX announced the elimination of quarterly cash dividends and stated that future distributions to shareholders would be in the form of open market purchases of common stock, when deemed appropriate by management.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents selected historical statement of income and other financial data of the Company. The financial data as of and for the six months ended February 28, 1998 and February 28, 1997 have been derived from the unaudited financial statements of the Company contained in the Company's 1998 Second Quarter Form 10-Q. The financial data as of and for the fiscal years ended August 31 have been derived from the audited financial statements of the Company and selected financial data contained in the Company's 1997 Form 10-K. The operating results for the six months ended February 28, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ended August 31, 1998. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company which are incorporated by reference herein (except for the report of the Company's independent accountants contained in the Company's 1997 Form 10-K which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained). See "Available Information" and "Incorporation of Certain Information by Reference."

                                    AS OF AND FOR SIX
                                      MONTHS ENDED
                                      FEBRUARY 28,          AS OF AND FOR THE FISCAL YEAR ENDED AUGUST 31,
                                   -------------------   ----------------------------------------------------
                                     1998       1997       1997       1996       1995       1994       1993
                                   --------   --------   --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Net sales........................  $1,725.2   $1,693.1   $3,568.6   $3,128.7   $2,717.9   $2,229.5   $1,944.5
Cost of goods sold...............   1,303.3    1,280.4    2,707.1    2,309.0    1,932.5    1,571.3    1,378.0
Selling and administrative
  expenses.......................     312.5      301.1      640.1      574.6      531.3      468.5      420.4
Repositioning and other special
  charges(a).....................        --         --      254.1         --         --         --         --
Gain on sales of businesses(b)...        --         --      (28.6)        --         --         --         --
                                   --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations....     109.4      111.6       (4.1)     245.1      254.1      189.7      146.1
Interest expense, net............      19.2       16.7       40.6       32.9       23.6       11.7        8.5
                                   --------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes.......      90.2       94.9      (44.7)     212.2      230.5      178.0      137.6
Provisions for taxes.............      30.7       33.2        2.2       70.0       76.1       56.9       44.0
                                   --------   --------   --------   --------   --------   --------   --------
Income (loss) before cumulative
  effect of accounting change....  $   59.5   $   61.7      (46.9)     142.2      154.4      121.1       93.6
Cumulative effect of accounting
  change(c)......................        --         --         --         --         --        2.6         --
                                   --------   --------   --------   --------   --------   --------   --------
Net income (loss)................  $   59.5   $   61.7   $  (46.9)  $  142.2   $  154.4   $  123.7   $   93.6
                                   ========   ========   ========   ========   ========   ========   ========
Earnings per share:
  Primary(d).....................  $     --   $     --   $  (0.75)  $   2.30   $   2.60   $   2.10   $   1.60
  Basic..........................      0.94       0.99         --         --         --         --         --
  Diluted........................      0.93       0.98         --         --         --         --         --
Average shares outstanding:
  Primary........................        --         --     62.601     61.919     59.476     58.996     58.560
  Basic..........................    63.194     62.377         --         --         --         --         --
  Diluted........................    63.670     63.225         --         --         --         --         --
Dividends per share..............  $   0.45   $   0.44   $   0.89   $   0.85   $   0.79   $   0.73   $   0.70
OTHER FINANCIAL DATA:
Total assets.....................  $2,381.9   $2,466.8   $2,374.2   $2,130.8   $1,961.0   $1,577.4   $1,263.3
Total debt.......................     801.8      847.2      757.9      495.9      507.1      308.3      164.2
Shareholders' equity.............     945.5    1,046.7      913.7    1,008.9      909.3      799.0      713.8
Capital expenditures.............      66.4       68.9      149.2      104.4      103.9       73.8       41.5
Depreciation and amortization....      58.2       56.4      113.9       90.9       76.6       64.2       59.7

 Note:  The accompanying notes are an integral part of the selected historical financial data.

                     NOTES TO SELECTED HISTORICAL FINANCIAL
                              DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During fiscal 1997, the Company recorded repositioning and other special charges of $254.1, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced, and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, the Company sold two divisions for gross proceeds of $75.9. The Company reported a pretax gain of $28.6.

(c) During fiscal 1994, the Company adopted a new accounting methodology for income taxes.

(d) The Company indicates that pro forma diluted loss per share under FAS 128 would have been less than the reported loss per share for the year ended August 31, 1997.

(e) During February 1998, the Company signed a definitive agreement to sell its Midland-Grau heavy duty brake operations to the Haldex Group of Sweden. The transaction was completed on April 3, 1998. The sales price, which is subject to completion of the closing date balance sheet, was approximately $150.0. Any gain from this transaction will be included in the results of operations for the third quarter. The Company will use the proceeds from the sale to pay down existing bank debt.

                          PRO FORMA CONDENSED COMBINED
                     FINANCIAL DATA OF SPX AND THE COMPANY
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following information is presented as if the Offer and the Merger of SPX and the Company occurred on September 1, 1996 for statement of income and related data and on February 28, 1998 for balance sheet data. The pro forma data assume that the Offer and the Merger are effected by the exchange of shares of SPX Common Stock and cash for Shares. The pro forma data assume SPX will exchange 0.4796 share of SPX Common Stock and $12.00 cash for each Share, whereby 30.268 shares of SPX Common Stock and $757.3 of cash are issued in exchange for all outstanding Shares and equivalent Shares, other than those owned by SPX. The Offer and the Merger will be accounted for as a reverse acquisition, as the shareholders of the Company will own a majority of the outstanding shares of SPX Common Stock upon completion of the transaction. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX Common Stock at the date of acquisition. The cash portion of the Consideration will be accounted for as a dividend by the combined company. SPX's financial position and results of operations will not be included in the Company's consolidated financial statements prior to the date the Merger is consummated.

     Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX Common Stock. For purposes of this pro forma information, the fair market value of SPX Common Stock is assumed to be $76 1/16 per share, which reflects the closing price of SPX Common Stock on April 16, 1998. The Consideration includes 0.4796 share of SPX Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of SPX Common Stock. Consequently, changes in the market price of SPX Common Stock will not impact these pro forma financial statements other than to increase or decrease the purchase price of SPX and the related amount of goodwill and amortization thereof. The measurement date for determining the fair market value of SPX Common Stock will be the date that the Minimum Tender Condition is satisfied or waived or the date that SPX has entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or business combination with the Company. If the market value of SPX Common Stock used in these pro forma financial statements were assumed to change by $1.00 per share, the impact would be to increase or decrease annual goodwill amortization and net income by $0.3 million ($0.01 per share).

     The pro forma condensed combined financial data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Offer, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial data and the date on which the Offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, SPX's access to information related to the Company has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to the Company's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable SPX to quantify the costs associated with business integration and rationalization actions that may be considered by SPX. Nonetheless, based on assumptions related to head count reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0.

     The pro forma condensed combined financial data also do not give effect to any costs savings that could result from the combination of the companies. SPX management estimates that the combined company can achieve approximately $125.0 of annualized cost savings in the first full year following the acquisition, and $175.0 of annualized cost savings in the second full year following the acquisition. These costs savings include three categories of estimated annual savings in the second full year: savings associated with head count reductions of $120.0, reduction in duplicative corporate costs of $20.0, and manufacturing, distribution and sourcing rationalization of $35.0. These savings estimates are based upon assumptions made by SPX management using available public information of the Company, certain comparative peer group information of the Company, and SPX's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in the Company's employees, or approximately 3,000 employees, by $40 thousand per employee. SPX's average cost per employee was approximately $47 thousand in 1997. SPX believes that the head count reductions are possible given its own experience over the past two years and the Company's head count levels compared to various peer companies. The savings to reduce duplicative corporate costs approximate SPX's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon sourcing savings of 2.5% of material cost reductions on an estimated $1.4 billion of material purchases by the Company. The Company's estimated material purchases represent 50% of its cost of goods sold in the fiscal year ended August 31, 1997.

     In the pro forma condensed combined financial data, the Company's information was derived from the Company's 1997 Form 10-K and the Company's 1998 Second Quarter Form 10-Q. For SPX's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

     The pro forma condensed combined financial data should be read in conjunction with the financial statements and notes thereto included in SPX's 1997 Form 10-K, SPX's 1997 Third Quarter Form 10-Q, the Company's 1997 Form 10-K and the Company's 1998 Second Quarter Form 10-Q.

                          PRO FORMA CONDENSED COMBINED
                     FINANCIAL DATA OF SPX AND THE COMPANY
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1998
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    THE
                                                   SPX            COMPANY        PRO FORMA
                                              HISTORICAL(A)    HISTORICAL(A)    ADJUSTMENTS    PRO FORMA
                                              -------------    -------------    -----------    ---------
STATEMENT OF INCOME DATA:
Revenues....................................     $455.4          $1,725.2         $   --       $2,180.6
Cost of products sold.......................      328.8           1,303.3            1.7(d)     1,633.8
Selling, general and administrative
  expense...................................       88.2             312.5            1.7(d)       402.4
Other operating expenses, net...............        1.9                --           11.1(d)        13.0
Special charges(l)..........................      110.0                --             --          110.0
                                                 ------          --------         ------       --------
Operating income (loss).....................      (73.5)            109.4          (14.5)          21.4
Other expense (income), net.................       (1.5)               --             --           (1.5)
Interest expense, net.......................        6.6              19.2           42.5(f)        68.3
                                                 ------          --------         ------       --------
Income (loss) before income taxes...........      (78.6)             90.2          (57.0)         (45.4)
Provision (benefit) for income taxes........      (28.5)             30.7          (17.4)(g)      (15.2)
                                                 ------          --------         ------       --------
Income (loss)...............................     $(50.1)         $   59.5         $(39.6)      $  (30.2)
                                                 ======          ========         ======       ========
Income (loss) per share:
  Basic.....................................     $(4.20)                                       $  (0.72)
  Diluted...................................      (4.20)                                          (0.72)
Weighted average number of common shares
  outstanding...............................     11.937                           29.781(h)      41.718
Dividends per share(m)......................     $   --                                        $     --
OTHER FINANCIAL DATA:
Capital expenditures........................     $ 12.0          $   66.4         $   --       $   78.4
Depreciation and amortization...............       11.7              58.2           13.6           83.5

 Note:  The accompanying notes are an integral part of the pro forma condensed combined financial data.

                          PRO FORMA CONDENSED COMBINED
                     FINANCIAL DATA OF SPX AND THE COMPANY
                       FOR THE YEAR ENDED AUGUST 31, 1997
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   SPX
                                                PRO FORMA           THE
                                                ADJUSTED          COMPANY        PRO FORMA
                                              HISTORICAL(B)    HISTORICAL(B)    ADJUSTMENTS    PRO FORMA
                                              -------------    -------------    -----------    ---------
STATEMENT OF INCOME DATA:
Revenues....................................     $825.4          $3,568.6         $    --      $4,394.0
Cost of products sold.......................      595.7           2,707.1             3.3(d)    3,306.1
Selling, general and administrative
  expense...................................      168.7             640.1             3.3(d)      812.1
Other operating expenses, net...............        3.9                --            22.2(d)       26.1
Special charges and gains(k,1)..............       81.7             225.5              --         307.2
                                                 ------          --------         -------      --------
Operating income (loss).....................      (24.6)             (4.1)          (28.8)        (57.5)
Other expense (income), net.................       (2.3)               --              --          (2.3)
Interest expense, net.......................       17.8              40.6            79.6(f)      138.0
                                                 ------          --------         -------      --------
Income (loss) before income taxes...........      (40.1)            (44.7)         (108.4)       (193.2)
Provision (benefit) for income taxes........       10.4               2.2           (32.8)(g)     (20.2)
                                                 ------          --------         -------      --------
Income (loss)(c)............................     $(50.5)         $  (46.9)        $ (75.6)     $ (173.0)
                                                 ======          ========         =======      ========
Income (loss) per share:
  Basic.....................................     $(3.65)                                       $  (3.99)
  Diluted...................................      (3.65)                                          (3.99)
Weighted average number of common shares
  outstanding...............................     13.845                            29.472(h)     43.317
Dividends per share(m)......................     $ 0.30                                        $   0.30
OTHER FINANCIAL DATA:
Capital expenditures........................     $ 17.5          $  149.2         $    --      $  166.7
Depreciation and amortization...............       25.0             113.9            27.2         166.1

 Note:  The accompanying notes are an integral part of the pro forma condensed combined financial data.

                          PRO FORMA CONDENSED COMBINED
                      BALANCE SHEET OF SPX AND THE COMPANY
                            AS OF FEBRUARY 28, 1998
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                      THE
                                                      SPX           COMPANY       PRO FORMA
                                                 HISTORICAL(A)   HISTORICAL(A)   ADJUSTMENTS    PRO FORMA
                                                 -------------   -------------   -----------    ---------
ASSETS:
Current assets.................................     $383.5         $1,207.0       $   10.3(i)   $1,585.9
                                                                                     (14.9)(i)
Property, plant and equipment, net.............      122.1            730.2           40.0(i)      892.3
Marketable securities..........................         --             80.4             --          80.4
Intangible assets..............................         --            318.6             --         318.6
Goodwill.......................................       60.2               --          (60.2)(i)   1,006.7
                                                                                   1,006.7(i)
Other assets...................................       18.0             45.7           37.5(e)      187.7
                                                                                      87.3(i)
                                                                                      (0.8)(i)
                                                    ------         --------       --------      --------
          Total assets.........................     $583.8         $2,381.9       $1,105.9      $4,071.6
                                                    ======         ========       ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable and current maturities of
  long-term debt...............................     $  2.8         $   59.6       $     --      $   62.4
Other current liabilities......................      283.8            557.7             --         841.5
Total long-term liabilities....................      138.1             76.9          (19.4)(i)     250.3
                                                                                      54.7(i)
Long-term debt.................................      202.5            742.2          809.8(e)    1,782.6
                                                                                      28.1(n)
Total shareholders' equity (deficit)...........      (43.4)           945.5          999.6(j)    1,134.8
                                                                                    (757.3)(j)
                                                                                     (14.9)(i)
                                                                                     (28.1)(n)
                                                                                     (43.4)(j)
                                                                                     (10.0)(i)
                                                    ------         --------       --------      --------
          Total liabilities and shareholders'
            equity.............................     $583.8         $2,381.9       $1,105.9      $4,071.6
                                                    ======         ========       ========      ========

 Note:  The accompanying notes are an integral part of the pro forma condensed combined balance sheet.

                     NOTES TO PRO FORMA CONDENSED COMBINED
                     FINANCIAL DATA OF SPX AND THE COMPANY
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) Pro forma information as of and for the six months ended February 28, 1998 includes the actual historical results of SPX as of and for the six months ended December 31, 1997 (the most current fiscal quarter end of SPX within 93 days of February 28, 1998) and the actual historical results of the Company as of and for the six months ended February 28, 1998.

(b) Pro forma information for the year ended August 31, 1997 includes the pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 (the most current fiscal twelve month period of SPX within 93 days of August 31, 1997) and the actual historical results of the Company for the year ended August 31, 1997. The pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 reflect SPX's February 1997 disposition of the Sealed Power division and its November 1996 disposition of the Hy-Lift division, as if such dispositions occurred on July 1, 1996. See "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

(c) The pro forma condensed combined financial data reflect only results from continuing operations. SPX recorded a $16.4 extraordinary item, net of taxes, in the twelve months ended June 30, 1997. The extraordinary item related to SPX's purchase of its 11 3/4% senior subordinated notes.

(d) These pro forma adjustments reflect the impact of the allocation of the purchase price to the assets and liabilities of SPX on the pro forma condensed combined statement of income and other financial data. The ultimate allocation of the purchase price to the net assets acquired, goodwill and other intangible assets, liabilities assumed and incomplete technology of SPX is subject to final determination of their respective fair values, and as a result, these adjustments could change. The following table reflects the pro forma condensed combined statement of income impact of the purchase accounting adjustments:

                                           COST OF       SELLING,        OTHER
                                           PRODUCTS    GENERAL AND     OPERATING
                                             SOLD     ADMINISTRATIVE   EXPENSES    TOTAL
                                           --------   --------------   ---------   -----
Additional depreciation..................    $2.5          $2.5          $  --     $ 5.0
Pension expense adjustment...............     0.3           0.3             --       0.6
Amortization of previously recorded
  goodwill...............................      --            --           (3.0)     (3.0)
Goodwill and intangible amortization on
  transaction............................      --            --           25.2      25.2
Postretirement expense adjustment........     0.5           0.5             --       1.0
                                             ----          ----          -----     -----
Year ended August 31, 1997...............    $3.3          $3.3          $22.2     $28.8
                                             ====          ====          =====     =====
Six months ended February 28, 1998.......    $1.7          $1.7          $11.1     $14.5
                                             ====          ====          =====     =====

     Upon consummation of the transaction, an estimated $10.0 charge for incomplete technology will occur, however, this charge is not reflected in the pro forma data as the charge is non-recurring and has no continuing impact.

(e) This pro forma adjustment reflects the borrowings for the cash portion of the Consideration, debt issuance costs for new financing, and other estimated transaction fees of $15.0. The cash portion of the Consideration is $757.3, which represents $12.00 per Share multiplied by 63.111 Shares and Share equivalents outstanding.

     The outstanding and equivalent Shares include Shares outstanding at February 28, 1998 and Shares issuable (treasury stock method) upon exercise of the Company's options, less 1.150 Shares held by SPX as of February 28, 1998. The debt issuance costs are estimated at $37.5 to obtain a new seven year $2,400 financing to effect the Proposed Business Combination, to refinance existing debt of both SPX and the Company and to provide working capital.

(f) These pro forma adjustments reflect the interest expense associated with the incremental borrowings ($837.9) to effect the Proposed Business Combination including the debt incurred to purchase Shares described in note (n), as if the incremental borrowings had occurred at September 1, 1996. The pro forma interest expense adjustment also reflects the refinancing of existing debt under a new seven year $2,400 financing as of September 1, 1996. The interest expense has been computed on an assumption that borrowings under the new credit facility will bear interest at a rate of LIBOR plus 2 1/4% (8% was used in these pro forma financial statements) and that debt issuance costs are amortized over seven years. If the interest rate used in the pro forma financial data were assumed to increase by 1/8%, the impact would be to increase net loss by $0.7 ($0.02 per share) and by $1.4 ($0.03 per share) for the six months ended February 28, 1998 and for the year ended August 31, 1997, respectively. Average historical outstanding debt of SPX and the Company, as used in this pro forma presentation, was $973.3 and $973.5 for the six months ended February 28, 1998 and for the year ended August 31, 1997, respectively.

(g) These adjustments represent the estimated income tax effect of the pro forma adjustments, excluding goodwill expense which will not be deductible for tax purposes, using an effective income tax rate of 38%.

(h) These pro forma adjustments reflect the additional shares of SPX Common Stock to be issued in the transaction. The additional shares to be issued are calculated assuming that the stock component of the Consideration is
     0.4796 share of SPX Common Stock, which converts weighted average outstanding Shares to weighted average outstanding shares of SPX Common Stock. The Shares used in these calculations include reported weighted average outstanding Shares, less 1.150 Shares held by SPX as of February 28, 1998.

(i) These pro forma adjustments reflect the allocation to the assets and liabilities of SPX of the difference between the market value of SPX and SPX's book value (the "excess purchase price"). The market value of SPX is assumed to be the sum of the fair market value of the outstanding SPX Common Stock (less unallocated SPX Common Stock held by SPX's KSOP and restricted SPX Common Stock) and the fair value of SPX's outstanding options. SPX's book value is assumed to be its shareholders' deficit adjusted by estimated transaction fees of $15.0 which are assumed to have been incurred by SPX prior to the combination.

Market Value of SPX:
  Shares of SPX Common Stock outstanding..............     12.531
  Unallocated SPX Common Stock held in KSOP and
     Restricted SPX Common Stock......................  $  (0.658)
                                                        ---------
  Adjusted SPX Common Stock outstanding...............     11.873
  Market price per share of SPX Common Stock..........    76.0625
                                                        ---------
  Market value of SPX Common Stock outstanding........  $   903.1
  Market value of outstanding options.................       96.5
                                                        ---------
  Market value of SPX.................................               $  999.6
SPX's Book Value:
  December 31, 1997 shareholders' deficit.............  $   (43.4)
  Assumed transaction fees............................      (15.0)
                                                        ---------
  SPX's Book Value....................................               $  (58.4)
                                                                     --------
  Excess Purchase Price...............................               $1,058.0
                                                                     ========

     This excess purchase price has been allocated to the assets and liabilities of SPX as follows:

Inventory...................................................  $   10.3
Property, plant & equipment.................................      40.0
Prepaid pension (other assets)..............................      87.3
Deferred financing fees (other assets)......................      (0.8)
Goodwill -- previously recorded.............................     (60.2)
Goodwill and intangible assets..............................   1,006.7
Incomplete technology.......................................      10.0
Postretirement health and life insurance liability..........      19.4
Deferred tax liability......................................     (54.7)
                                                              --------
                                                              $1,058.0
                                                              ========

     The preliminary allocations of the excess purchase price are based upon current estimates and information available to SPX. Property, plant and equipment reflect the adjustment to estimated fair market values of these assets. Prepaid pension reflects the adjustment to the fair market value of the plan assets less the projected benefit obligation. Goodwill, previously recorded, reflects the elimination of goodwill that is included in SPX's historical balance sheet. Goodwill and intangible assets reflects the amount of excess purchase price remaining after allocations to all other assets and liabilities. Incomplete technology represents the estimated fair market value of in process product development costs. Postretirement health and life insurance liability reflects the adjustment of the liability to the accumulated benefit obligation. The deferred tax liability reflects the deferred tax liabilities related to these allocations.

     The goodwill recorded as a result of these allocations will be amortized over a 40 year life. In determining the estimated useful life, management considered the nature, competitive position, life cycle position, and historical and expected future operating income of SPX, as well as management's commitment to support SPX through continued investment in capital expenditures, operational improvements, and research and development. After the transaction, the combined company will continually review whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If events and circumstances indicate that goodwill related to a particular business should be reviewed for possible impairment, the combined company will use projections to assess whether future operating income on a non-discounted basis (before goodwill amortization) of the unit is likely to exceed the goodwill amortization over the remaining life of the goodwill, to determine whether a write-down of goodwill to recoverable value is appropriate.

     The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. This final allocation will be based upon the results of a professional appraisal that will be performed upon the consummation of the transaction. SPX management believes the above preliminary allocations of the purchase price are reasonable and will not materially change upon completion of the appraisal.

     The pro forma adjustments include the elimination of SPX's $14.9 investment in the 0.416 Shares (included in current assets). As of December 31, 1997, SPX had recorded an investment of $14.9 in the common stock of the Company. This investment represents 0.416 Shares, or approximately 0.7% ownership of the Company. As discussed, for accounting purposes, SPX will not be considered the acquiring company. An objective of acquiring the common stock of the Company is to minimize the costs associated with pursuing the offer to purchase the Company by the expected short-term appreciation in the Company's stock price. Consequently, the Shares are considered to be trading securities and are carried on the consolidated balance sheet in prepaid and other current assets at market value. The unrealized gain related to this investment in the six months ended December 31, 1997 was immaterial. As of February 28, 1998, there were no other intercorporate transactions that required elimination.

(j) These pro forma adjustments reflect the effect of reverse acquisition accounting by adding the market value of SPX ($999.6), subtracting SPX's December 31, 1997 shareholder deficit ($43.4), and subtracting the cash payout ($757.3) which is treated as a dividend by the combined company.

(k) Reflects a reclassification to special charges of $6.5 of legal costs that were previously classified as other expense (income), net in SPX's 1997 Third Quarter Form 10-Q.

(l) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

     The pro forma condensed combined financial data of SPX and the Company for the six months ended February 28, 1998 include special charges of $110.0 recorded by SPX primarily to combine two divisions and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of SPX."

     The pro forma condensed combined financial data of SPX and the Company for the year ended August 31, 1997 include special charges and gains of $307.2. The special charges and gains included a $7.4 special charge recorded by SPX related to the combination of five divisions into two divisions, a $6.5 special charge recorded by SPX of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 write-off of goodwill recorded by SPX related to the acquisitions of Bear Automotive and Allen Test products, $254.1 of repositioning and other special charges recorded by the Company related to facility realignments and rationalizations and other actions, and $28.6 of gains from the sale of two divisions by the Company. See "Selected Historical Financial Data of SPX" and "Selected Historical Financial Data of the Company."

(m) Represents the historical quarterly cash dividend per share of SPX for the periods presented. In April 1997, SPX eliminated its quarterly cash dividend and stated that future share repurchases would be used, when appropriate, for distributions to shareholders.

(n) Represents the debt incurred by SPX to purchase an additional 0.734 Shares in February 1998.

              PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF SPX
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     On February 7, 1997, SPX completed the sale of substantially all of the assets and rights used in the manufacture and distribution of piston rings and cylinder liners, known as the Sealed Power division ("SPD"). The gross cash sales proceeds were $223.0. Additionally, effective November 1, 1996, SPX sold its Hy-Lift division to W.A. Thomas Company. Hy-Lift manufactures and distributes engine valve train components to both the original equipment market and the aftermarket. The gross cash sales proceeds were $15.0.

     The following historical financial data include the results of SPD through February 7, 1997, and the results of Hy-Lift through November 1, 1996, their dates of disposition. The following unaudited pro forma adjusted historical financial data for the twelve months ended June 30, 1997 reflect the disposition of these divisions as if they had occurred as of July 1, 1996. The pro forma adjusted historical financial data do not purport to represent what SPX's results of continuing operations would actually have been had the transactions in fact occurred as of July 1, 1996, or project the results for any future period.

     The pro forma adjusted historical financial data should be read in conjunction with the financial statements and notes thereto included in SPX's 1997 Form 10-K, SPX's Current Report on Form 8-K, dated February 21, 1997, and SPX's 1997 Second Quarter Form 10-Q.

                         PRO FORMA ADJUSTED HISTORICAL
                             FINANCIAL DATA OF SPX
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA ADJUSTMENTS
                                                 -------------------------------------------------
                                                 HISTORICAL    DIVEST(A)    OTHER        PRO FORMA
                                                 ----------    ---------    ------       ---------
STATEMENT OF INCOME DATA:
Revenues.......................................    $973.4       $(148.0)    $   --       $     825.4
Cost of products sold..........................     726.2        (130.5)        --             595.7
Selling, general & administrative..............     176.8          (8.1)        --             168.7
Other operating expenses, net..................       2.7           1.2         --               3.9
Special charges(e).............................      81.7            --         --              81.7
                                                   ------       -------     ------       ---------
Operating income (loss)........................     (14.0)        (10.6)                       (24.6)
Other (income) expense.........................     (74.2)           --       71.9(b)           (2.3)
Interest expense, net..........................      22.1            --       (4.3)(c)          17.8
                                                   ------       -------     ------       ---------
Income (loss) before income taxes..............      38.1         (10.6)     (67.6)            (40.1)
Provision for income taxes.....................      53.4          (3.8)     (39.2)(d)          10.4
                                                   ------       -------     ------       ---------
Income (loss)(f)...............................    $(15.3)      $  (6.8)    $(28.4)      $     (50.5)
                                                   ======       =======     ======       =========
Income (loss) per share:
  Basic........................................    $(1.11)                               $      (3.65)
  Diluted......................................     (1.11)                                      (3.65)
Weighted average number of shares..............    13.845                                       13.845
OTHER FINANCIAL DATA:
Capital expenditures...........................    $ 23.0       $  (5.5)                 $      17.5
Depreciation and amortization..................      32.6          (7.6)                        25.0

---------------
(a) This column reflects the operating results of SPD and Hy-Lift through their dates of disposition, February 7, 1997 and November 1, 1996, respectively.

(b) Adjustment to exclude the gain on the sale of SPD. SPX's gain on the sale of Hy-Lift was immaterial.

(c) Adjustment to interest expense, net, assuming the use of net proceeds to reduce revolving credit and other debt.

(d) Adjustment to income tax expense to reflect the tax effect of the adjustments.

(e) Reflects a reclassification to special charges of $6.5 of legal costs to special charges that were previously classified as other expense (income), net in SPX's 1997 Second Quarter Form 10-Q.

(f) Income excludes extraordinary item of $16.4, net of taxes.

                          VALIDITY OF SPX COMMON STOCK

     The validity of the shares of SPX Common Stock offered hereby has been passed upon for SPX by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York 10004.

                                    EXPERTS

     The audited consolidated financial statements of SPX included in SPX's 1997 Form 10-K incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each holder of Shares or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                               THE EXCHANGE AGENT
                              THE BANK OF NEW YORK

           By Mail:                 Facsimile Transmission:      By Hand or Overnight Courier:
       Tender & Exchange          (For Eligible Institutions           Tender & Exchange
          Department                         Only)                        Department
        P.O. Box 11248                   212-815-6213                 101 Barclay Street
     Church Street Station         For Information Telephone      Receive and Deliver Window
      New York, New York                 800-507-9357                 New York, New York
          10286-1248                                                         10286

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Any requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005

                 Bankers and brokers call collect: 212-269-5550
                           All others call toll free:
                                  800-758-5378

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CIBC OPPENHEIMER CORP.
                                200 WEST MADISON
                                  SUITE #2300
                               CHICAGO, IL 60606
                                 (312) 750-8749